                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement                                             [ ]  Confidential, for Use of
[ ]  Definitive Proxy Statement                                                   the Commission only (as
[ ]  Definitive Additional Materials                                              permitted by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FLEXTRONICS INTERNATIONAL LTD.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          _____________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

          _____________________________________________________________________

     5)   Total fee paid:

          _____________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          _____________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          _____________________________________________________________________

     3)   Filing Party:

          _____________________________________________________________________

     4)   Date Filed:

          _____________________________________________________________________

                               [FLEXTRONICS LOGO]

                         FLEXTRONICS INTERNATIONAL LTD.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 29, 2002

To our shareholders:

You are cordially invited to attend and NOTICE IS HEREBY GIVEN of the Annual General Meeting of FLEXTRONICS INTERNATIONAL LTD. which will be held at our principal offices located at 2090 Fortune Drive, San Jose, California, United States of America, at 9:00 a.m., Pacific Daylight Time (PDT), on August 29, 2002 for the following purposes:

                              AS ORDINARY BUSINESS

1. To re-elect the following Directors, who will retire pursuant to Article 95 of our Articles of Association, to the Board of Directors:

     (a) Michael Marks; and

     (b) Michael Moritz.

2.   To consider and, if thought fit, to pass the following resolution:

     RESOLVED THAT, pursuant to Section 153(6) of the Companies Act, Cap. 50. Mr. Patrick Foley be and hereby is re-appointed as a Director to the Board of Directors, to hold such office from the date of this Annual General Meeting until our next Annual General Meeting.

3. To receive and adopt our Audited Accounts for the fiscal year ended March 31, 2002 together with the Reports of the Directors and Auditors thereon.

4. To consider and vote upon a proposal to appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2003 in place of Arthur Andersen LLP, and to authorize the Board of Directors to fix their remuneration.

                               AS SPECIAL BUSINESS

5.   To pass the following resolution as an Ordinary Resolution:

     RESOLVED THAT approval be and is hereby given for the amendment of our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan, to provide that:

     (a) under the automatic option grant program of the 2001 Plan, individuals who first become non-employee directors will automatically receive options to subscribe for 25,000 ordinary shares, rather than the 20,000 ordinary shares currently provided for under the 2001 Plan, and eligible continuing directors will automatically annually receive options to subscribe for 12,500 ordinary shares on the date of the Annual General Meeting, including the 2002 Annual General Meeting, rather than the 6,000 ordinary shares currently provided for under the 2001 Plan; and

     (b) under the discretionary option grant program of the 2001 Plan, non-employee directors will be eligible to receive options to purchase up to an aggregate of 100,000 ordinary shares per calendar year, rather than the 50,000 ordinary shares currently provided for under the 2001 Plan.

6.   To pass the following resolution as an Ordinary Resolution:

     RESOLVED THAT approval be and is hereby given for our 1997 Employee Share Purchase Plan, which we refer to as the Share Purchase Plan, to be amended to increase the maximum number of ordinary shares authorized for issuance under the Share Purchase Plan from 2,400,000 ordinary shares to 3,400,000 ordinary shares and that an additional 1,000,000 ordinary shares be reserved for issuance under the Share Purchase Plan, and that such ordinary shares, when issued and paid for in accordance with the terms of the Share Purchase Plan, shall be validly issued, fully paid and nonassessable ordinary shares in our capital.

7.   To pass the following resolution as an Ordinary Resolution:

     RESOLVED THAT pursuant to the provisions of Section 161 of the Companies Act, Cap. 50, and notwithstanding the provisions of Article 46 of our Articles of Association but subject otherwise to the provisions of that Act and our Articles of Association, authority be and is hereby given to our Directors to:

     (a) (i)  allot and issue ordinary shares in our capital; and/or

         (ii) make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued whether after the expiration of this authority or otherwise (including but not limited to the creation and issue of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association aforesaid; and

     (b) (notwithstanding the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next Annual General Meeting or the expiration of the period within which our next Annual General Meeting is required by law to be held, whichever is the earlier.

8.   To pass the following resolution as an Ordinary Resolution:

     RESOLVED THAT:

     (a) at the sole discretion of our Directors at any time after the date of this Meeting, but on or before 5:00 p.m., PDT, August 31, 2003, a sum of up to S$___ and, in the event that any new ordinary shares are allotted and issued by us after the close of business on July 2, 2002, which we refer to in this proposal as the Record Date, but on or before 5:00 p.m., PDT, August 31, 2003, an additional amount of S$0.01 for each new ordinary share so allotted and issued, standing to the credit of our Share Premium Account as at March 31, 2002, which we refer to as the Capital Sum, be capitalized and distributed amongst the persons who, on a date specified by our Board of Directors after the date of this Meeting, but no later than 5:00 p.m., PDT, August 31, 2003, are the registered holders, whom we refer to as the Registered Shareholders, of existing ordinary shares of S$0.01 each in our capital, on the footing that the Registered Shareholders become entitled to such sum as capital in terms of Article 133 of our Articles of Association. The whole of the Capital Sum shall be applied in payment in full of the aggregate par value of up to ___ new ordinary shares of S$0.01 each in our capital and, in the event that any new shares are allotted and issued by us after the Record Date but on or before 5:00 p.m., PDT, August 31, 2003, an additional one new ordinary share of S$0.01 each in our capital for each new ordinary share so allotted and issued, which shares together we refer to as the Bonus Shares. The Bonus Shares will rank in all respects pari passu with our existing ordinary shares;

     (b) accordingly, the Directors be and are hereby granted the authority to allot and issue, at their sole discretion after the date of this Meeting, but on or before 5:00 p.m., PDT, August 31, 2003, the Bonus Shares credited as fully paid to the Registered Shareholders, as nearly as practicable, in the proportion of one Bonus Share for every one existing ordinary share then held by the Registered Shareholders, fractions being disregarded;

     (c) the Bonus Shares, if and when allotted and issued, shall be treated for all purposes as an increase in the nominal amount of our issued capital and not as income;

     (d) the aggregate number of Bonus Shares representing fractional interests be disposed of by the Directors in such manner as they may deem fit to be in our interests; and

     (e) the Directors be and are hereby authorized to take such steps and exercise such discretion as they may deem fit in connection with the matters referred to in this resolution.

9.   To pass the following resolution as an Ordinary Resolution:

     RESOLVED THAT:

     (a) for the purposes of Sections 76C and 76E of the Companies Act, Cap. 50, the exercise by our Directors of all our powers to purchase or otherwise acquire issued ordinary shares of S$0.01 each fully paid in our capital, not exceeding in aggregate the number of issued ordinary shares representing 10% of our issued ordinary share capital at the date of the passing of this resolution, at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

          (i) market purchases on the Nasdaq National Market or any other securities exchange on which our ordinary shares may for the time being be listed and quoted; and/or

          (ii) off-market purchases (if effected other than on the Nasdaq National Market or, as the case may be, any other securities exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Companies Act. Cap. 50;

          and otherwise in accordance with all other laws and regulations and rules of the Nasdaq National Market or, as the case may be, any other securities exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

     (b) unless varied or revoked by us in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

          (i)  the date on which our next Annual General Meeting is held; and

          (ii) the date by which our next Annual General Meeting is required by law to be held;

     (c) the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above shall not exceed:

          (i) in the case of a market purchase of an ordinary share, one hundred and five percent (105%) of the Average Closing Price of our ordinary shares; and

          (ii) in the case of an off-market purchase pursuant to an equal access scheme, one hundred and ten percent (110%) of the Average Closing Price of our ordinary shares.

          For the above purposes, the term Average Closing Price means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the Nasdaq National Market or, as the case may be, any other securities exchange on which our ordinary shares may for the time being be listed and quoted , immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

     (d) our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

                              AS ORDINARY BUSINESS

10. To transact any other business as may properly be transacted at any Annual General Meeting.

          The Board of Directors has fixed the close of business on July 2, 2002 as the record date for determining those shareholders who will be entitled to receive copies of this Notice and accompanying proxy statement. However, shareholders of record on August 29, 2002 will be entitled to vote at the Annual General Meeting. A shareholder (member) entitled to attend and vote at the Annual General Meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder (member). Representation of at least 33 1/3% of all outstanding ordinary shares of Flextronics International Ltd. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. An instrument appointing a proxy must be left at EquiServe L.P., P.O. Box 8040, Boston, MA 02266-8040, United States of America, not less than 48 hours before the time appointed for holding the meeting. Your proxy may be revoked at any time prior to the time it is voted.

     Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be utilized for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed share purchase mandate referred to in Proposal No. 9 above. We intend to use our internal sources of funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as at the date of this Notice as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired. Our net tangible assets and the consolidated net tangible assets of us and our subsidiaries will be reduced by the dollar value of the ordinary shares purchased or acquired. The purchase or acquisition of 10% of our issued ordinary shares as at the date of the Annual General Meeting will not have any material impact on our consolidated earnings for the current financial year.


                                        By Order of the Board of Directors,

                                        Bernard Liew Jin Yang
                                        Yap Lune Teng
                                        Joint Secretaries

Singapore
July __, 2002

              SHAREHOLDERS SHOULD READ THIS ENTIRE PROXY STATEMENT
                  CAREFULLY PRIOR TO RETURNING THEIR PROXIES.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
Proxy Statement for Annual General Meeting of Shareholders of Flextronics International Ltd.:

     Voting Rights and Solicitation of Proxies............................................................       1

     Proposals No. 1 and 2 --  Re-Election and Re-Appointment of Directors................................       2

         Executive Compensation...........................................................................       4

              Summary Compensation Table..................................................................       4

              Option Grants in Fiscal 2002................................................................       4

              Aggregated Option Exercises in Fiscal 2002 and Option Values at March 31, 2002..............       5

              Employment Agreements with Executive Officers...............................................

              Compensation Committee Interlocks and Insider Participation.................................       6

         Compensation Committee Report on Executive Compensation..........................................       6

         Stock Price Performance Graph....................................................................       8

         Compliance Under Section 16(a) of the Securities Exchange Act of 1934............................       9

         Security Ownership of Certain Beneficial Owners and Management...................................       9

         Certain Relationships and Related Transactions...................................................      11

     Proposal No. 3 -- Receive and Adopt Audited Accounts.................................................      13

     Proposal No. 4 -- Appointment of Independent Auditors................................................      13

         Audit Committee Report...........................................................................      14

     Proposal No. 5 -- Amendment of 2001 Equity Incentive Plan............................................      15

     Proposal No. 6 -- Amendment of 1997 Employee Share Purchase Plan.....................................      20

         Other Equity Compensation Plans..................................................................      24

     Proposal No. 7 -- Authorization of Board to Allot and Issue Shares and Grant Options.................      25

     Proposal No. 8 -- Authorization of Distribution of Bonus Shares......................................      25

     Proposal No. 9 -- Authorization of Share Purchase Mandate............................................      26

     Shareholder Proposals for the 2003 Annual General Meeting............................................      29

     Other Matters........................................................................................      29

Financial Statements......................................................................................      S-1

                               PROXY STATEMENT FOR
                            ANNUAL GENERAL MEETING OF
                                 SHAREHOLDERS OF
                         FLEXTRONICS INTERNATIONAL LTD.
                          TO BE HELD ON AUGUST 29, 2002

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of Flextronics International Ltd. of proxies to be voted at the Annual General Meeting, which will be held at 9:00 a.m., Pacific Daylight Time (PDT), on August 29, 2002 at our principal offices located at 2090 Fortune Drive, San Jose, California in the United States of America, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting. This proxy statement and the included proxy card were first mailed to shareholders of record on or about July __, 2002. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so. We have retained Georgeson Shareholder, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $10,000 plus reimbursement of reasonable expenses.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

         The close of business on July 2, 2002 was the record date for shareholders entitled to notice of the Annual General Meeting. As of that date, we had ___ ordinary shares, S$0.01 par value per share, issued and outstanding. All of the ordinary shares issued and outstanding on August 29, 2002 are entitled to vote at the Annual General Meeting, and shareholders of record on August 29, 2002 entitled to vote at the meeting will on a poll have one vote for each ordinary share so held on the matters to be voted upon.

         Ordinary shares represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the Annual General Meeting in accordance with the shareholders' instructions contained therein. Representation of at least 33 1/3% of all issued and outstanding ordinary shares is required to constitute a quorum. The affirmative vote by a show of hands of a simple majority of the shareholders present and voting at the Annual General Meeting, or if a poll is demanded by the chair or by any 10% or greater shareholder in accordance with our Articles of Association, a simple majority of the shares voting at the Annual General Meeting, is required to re-elect the Directors nominated pursuant to Proposal No. 1, to approve Proposals No. 3 and 4, and to approve the ordinary resolutions in Proposals No. 7, 8 and 9. The affirmative vote by a show of hands of a majority of not less than 75% of the shareholders entitled to vote at the Annual General Meeting, or if a poll is demanded, a majority of not less than 75% of the shares voting at the Annual General Meeting, is required to approve Proposal No. 2. The affirmative vote of a majority of the shares voting in person or by proxy at the Annual General Meeting is required to approve Proposals No. 5 and 6. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast on proposals presented to shareholders.

         In the absence of contrary instructions, shares represented by proxies will be voted FOR Proposals No. 1 through 9. Management does not know of any matters to be presented at this Annual General Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the Annual General Meeting by submitting a subsequently dated proxy or by attending the meeting and voting in person. To be effective, a proxy must be deposited at EquiServe L.P., P.O. Box 8040, Boston, MA 02266-8040, United States of America, at least 48 hours before the time set for the Annual General Meeting.

         We have prepared, in accordance with Singapore law, Singapore statutory financial statements to be distributed as part of this proxy statement. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

                             PROPOSALS NO. 1 AND 2:
                   RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS

         Under Article 95 of our Articles of Association, at each Annual General Meeting, at least one-third of the Directors, or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the Directors, are required to retire from office. The Directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected Directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring Directors are eligible for re-election. Mr. Marks and Mr. Moritz are the two members of the Board of Directors who will retire by rotation in the manner stated above. They are eligible for re-election and have been nominated to stand for re-election at the 2002 Annual General Meeting.

         Under Section 153(2) of the Companies Act, Cap. 50, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the Annual General Meeting commencing after such director attains the age of 70 years. However, under Section 153(6), a person of or over the age of 70 years may, by resolution be appointed or re-appointed as a director of that company to hold office until the next annual general meeting of the company or be authorized to continue in office as a director until the next annual general meeting of the company. Notice of such resolution must be duly given within the period of time required for notice to be given to the members of the company of an annual general meeting. Such resolution must be passed by a majority of not less than 75% of such shareholders (members) of the company as are entitled to and do vote, in person or, where proxies are allowed, by proxy, at a general meeting of that company. Mr. Foley turned 70 in 2002, and, under Singapore law, his office as a Director will therefore become vacant at the conclusion of the 2002 Annual General Meeting. It is accordingly proposed that a resolution be passed at the 2002 Annual General Meeting, pursuant to Section 153(6) of the Companies Act, Cap. 50, to re-appoint Mr. Foley as a Director to hold office from the date of the 2002 Annual General Meeting until the 2003 Annual General Meeting.

         The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for Directors listed below. In the event any nominee is unable or declines to serve as a Director at the time of the Annual General Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors, in accordance with Article 100 of our Articles of Association, to fill the vacancy. In the event that additional persons are nominated for election as Directors, in accordance with Article 100 of our Articles of Association, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

NOMINEES TO BOARD OF DIRECTORS

         Michael E. Marks (age 51) -- Mr. Marks has served as our Chief Executive Officer since January 1994. He has served as a member of our Board of Directors since December 1991 and as Chairman of our Board since July 1993. He received a B.A. and M.A. from Oberlin College and a M.B.A. from Harvard Business School.

         Michael J. Moritz (age 47) -- Mr. Moritz has served as a member of our Board of Directors since July 1993. Since 1988, he has been a General Partner of Sequoia Capital, a venture capital firm. Mr. Moritz also serves as a director of Yahoo! Inc., PayPal Inc., Saba Software and several privately-held companies.

         Patrick Foley (age 70) -- Mr. Foley has served as a member of our Board of Directors since October 1997. Mr. Foley served in various positions with DHL Corporation, Inc. and its major subsidiary, DHL Airways, Inc., a global document, package and airfreight delivery company from September 1988 to 2001, most recently as its Chairman, President and Chief Executive Officer. He also serves as a director of Continental Airlines, Inc., Del Monte Corporation, Foundation Health Systems, Inc., and Glenborough Realty Trust, Inc.

DIRECTORS NOT STANDING FOR RE-ELECTION

         Goh Thiam Poh Tommie (age 51) -- Mr. Goh has been a member of our Board of Directors since December 2000. He founded JIT Electronics Pte Ltd in 1988, which we acquired in November 2000.

         Richard L. Sharp (age 55) -- Mr. Sharp has served as a member of our Board of Directors since July 1993. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer, from 1982 to 2002. Mr. Sharp joined Circuit City as an Executive Vice President in 1982. He was President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002.

RESIGNING DIRECTOR

         Mr. Chuen Fah Alain Ahkong has tendered his resignation from our Board of Directors, and our Board has accepted his resignation effective as of August 29, 2002, the date of our Annual General Meeting.

                      THE BOARD RECOMMENDS A VOTE "FOR" THE
                     RE-ELECTION OF MR. MARKS AND MR. MORITZ
                       AND THE RE-APPOINTMENT OF MR. FOLEY
                            TO THE BOARD OF DIRECTORS

BOARD AND COMMITTEE MEETINGS

         Our Board of Directors held a total of 48 administrative meetings and one regularly scheduled meeting during fiscal 2002. During the period for which each current director was a director or a committee member, all directors attended at least 75% of the aggregate of the total number of regularly scheduled meetings of the Board together with the total number of meetings held by all committees of the Board on which he served. Only Mr. Marks and Mr. Moritz attended 75% of the aggregate of the total number of administrative meetings of the board.

         The Board of Directors has an Audit Committee, a Compensation Committee and a Finance Committee. The Board does not have a nominating committee or other committee performing similar functions.

         Audit Committee. The Audit Committee is currently composed of Mr. Foley, Mr. Moritz and Mr. Ahkong. Mr. Ahkong will serve on the Audit Committee until his resignation on the date of our Annual General Meeting. At that time, we expect that Mr. Goh will be appointed to serve on the Audit Committee. Our audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of audits and other services provided by our independent auditors. The Audit Committee held four meetings in fiscal 2002.

         Compensation Committee. The Compensation Committee is currently composed of Mr. Sharp and Mr. Moritz. The Compensation Committee recommends to the Board of Directors compensation for our key employees and administers the employee share option plans. The Compensation Committee held two meetings in fiscal 2002.

         Finance Committee. The Finance Committee is currently composed of Mr. Marks and Mr. Moritz. The Finance Committee reviews and approves various financial matters that are not reserved to the Board of Directors. The Finance Committee held 32 meetings in fiscal 2002.

DIRECTOR COMPENSATION

         Each individual who first becomes a non-employee Board member is granted a stock option to purchase 20,000 ordinary shares, pursuant to our 2001 Plan. After this initial grant, pursuant to the terms of the automatic option grant provisions of the 2001 Plan, on the date of each Annual General Meeting, each individual who is at that time serving as a non-employee director receives options to subscribe for 6,000 ordinary shares. Pursuant to this program, Mr. Ahkong, Mr. Goh, Mr. Moritz, Mr. Sharp and Mr. Foley each received option grants for 6,000 ordinary shares in fiscal 2002. If Proposal No. 5 is approved by our shareholders, individuals who first become non-employee directors will automatically receive options to subscribe for 25,000 ordinary shares and eligible continuing directors will automatically annually receive options to subscribe for 12,500 ordinary shares on the date of each Annual General Meeting, including the 2002 Annual General Meeting.

         In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No non-employee director receives any cash compensation for services rendered as a director. No director who is our employee receives compensation for services rendered as a director.

                             EXECUTIVE COMPENSATION

         The following table presents information concerning the compensation paid or accrued by us for services rendered during fiscal 2002, 2001 and 2000 by our Chief Executive Officer and each of our four other most highly compensated executive officers whose total salary and bonus for fiscal 2002 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                               COMPENSATION
                                                      ANNUAL COMPENSATION                         AWARDS
                                                                                                SECURITIES
                                      FISCAL                                 OTHER ANNUAL        UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR        SALARY       BONUS        COMPENSATION          OPTIONS       COMPENSATION
    ---------------------------        ----        ------       -----        ------------          -------       ------------
Michael E. Marks....................   2002       $266,528    $     --        $   5,008(2)          600,000       $5,113(6)
    Chairman and                       2001        600,000     1,285,000          5,082(2)        1,036,456        8,627(7)
    Chief Executive Officer            2000        450,000       363,750        230,385(3)          600,000        8,350(8)


Ronny Nilsson.......................   2002        378,501            --         28,472(4)          158,333       31,027(9)
    President, Flextronics Network     2001        362,545       405,350         10,154(2)          200,000       33,614(9)
    Services                           2000        317,684       129,563         17,436(5)          160,000       34,884(9)


Michael McNamara ...................   2002        243,750            --          3,868(2)          400,000       2,639(10)
    President, Americas Operations     2001        450,000       831,250          3,925(2)          600,000       4,702(11)
                                       2000        375,000       201,250          3,867(2)          600,000       4,750(11)

Robert R.B. Dykes ..................   2002        202,965            --          4,600(2)          316,667       3,541(12)
    President, Systems Group and       2001        425,000       798,125          4,668(2)          400,000       5,329(11)
    Chief Financial Officer            2000        337,500       156,000          4,599(2)          240,000       3,500(11)


Ronald R. Snyder(1).................   2002        167,148            --          4,200(2)          266,667          90(13)
    President, Flextronics Design      2001        358,057       560,613          7,700(2)          284,000          45(13)
    Services                           2000             --            --             --                  --          --

(1) Mr. Snyder joined us in April 2001, following our acquisition of the DII Group Inc.
(2)   Represents a vehicle allowance.
(3) Represents a vehicle allowance of $3,868 and foregiveness of a promissory note due to one of our subsidiaries of $200,000 and foregiveness of interest payment of $26,517 on the promissory note.

(4) Represents a vehicle allowance of $ 8,667 and forgiveness of interest payment of $19,805 on a promissory note due to one of our subsidiaries.
(5) Represents a vehicle allowance of $10,166 and an apartment allowance of $7,270.
(6) Represents our contributions to the 401(k) plan of $2,574 and life insurance premium payments of $2,539.
(7) Represents our contributions to the 401(k) plan of $4,750 and life insurance premium payments of $3,877
(8) Represents our contributions to the 401(k) plan of $4,750 and life insurance premium payments of $3,600.
(9)   Represents our contributions to a pension retirement fund.
(10) Represents our contributions to the 401(k) plan of $2,574 and life insurance premium payments of $65.
(11)  Represents our contributions to the 401(k) plan.
(12) Represents our contributions to the 401(k) plan of $1,109, life insurance premium payments of $138 and spousal health insurance premium payments of $2,294.
(13)  Represents life insurance premium payments.

OPTION GRANTS IN FISCAL 2002

         The following table presents information regarding option grants during fiscal 2002 to our Chief Executive Officer and each of our four other most highly compensated executive officers. All options were granted pursuant to our 1993 Share Option Plan.

         The options shown in the table were granted at fair market value and are incentive stock options (to the extent permitted under the Internal Revenue
Code). Options granted after October 1, 2000 generally expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment. The options granted to Mr. Nilsson will expire four years from the date of grant.

         Options granted in September 2001 were awarded in lieu of the optionee's annual salary and bonus compensation. These options become exercisable over a one-year period, with 1/12th of the shares vesting for each full calendar month that the optionee renders services to us thereafter. Options granted in October 2001 become exercisable over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and 1/36th of the remaining shares vesting for each full calendar month that the optionee renders services to us thereafter. See "Change in Control Arrangements" below for a description of the acceleration provisions of these options. The exercise price of each option may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchase shares. We granted options to purchase an aggregate of 8,979,567 ordinary shares to our employees during fiscal 2002.

         In accordance with the rules of the Securities and Exchange Commission, the table presents the potential realizable values that would exist for the options at the end of their four- or ten-year terms, as the case may be. These values are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. Potential realizable values are based on assumed annual rates of return mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future ordinary share prices. The closing sale price per ordinary share as reported on the Nasdaq National Market on March 28, 2002, the last trading day of fiscal 2002, was $18.25.

                                INDIVIDUAL GRANTS

                                 NUMBER OF       PERCENT OF                                POTENTIAL REALIZABLE VALUE
                                 SECURITIES    TOTAL OPTIONS                               AT ASSUMED ANNUAL RATES OF
                                 UNDERLYING      GRANTED TO      EXERCISE                   STOCK PRICE APPRECIATION
                                   OPTIONS      EMPLOYEES IN     PRICE PER  EXPIRATION          FOR OPTION TERM
           NAME                    GRANTED       FISCAL 2002       SHARE        DATE           5%             10%
           ----                    -------       -----------       -----        ----           --             ---
Michael E. Marks...........        200,000           2.2%         $13.98     09/21/2011    $1,758,389      $4,456,104
                                   400,000           4.5           15.90     10/01/2011     3,999,770      10,136,202
Ronny Nilsson..............         33,333           0.4           13.98     09/21/2005       100,425         216,268
                                   125,000           1.4           15.90     10/01/2005       428,319         922,399
Michael McNamara...........        150,000           1.7           13.98     09/21/2011     1,318,792       3,342,078
                                   250,000           2.8           15.90     10/01/2011     2,499,856       6,335,126
Robert R.B. Dykes..........        141,667           1.6           13.98     09/21/2011     1,245,529       3,156,414
                                   175,000           2.0           15.90     10/01/2011     1,749,899       4,434,588
Ronald R. Snyder...........        116,667           1.3           13.98     09/21/2011     1,025,730       2,599,401
                                   150,000           1.7           15.90     10/01/2011     1,499,914       3,801,076

AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND OPTION VALUES AT MARCH 31, 2002

         The following table presents information concerning the exercise of options during fiscal 2002 by our Chief Executive Officer and each of our four other most highly compensated executive officers. The amounts set forth in the column entitled "Value Realized" represent the fair market value of the ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.

         In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 2002. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $18.25 per share, which was the closing price per ordinary share as reported on the Nasdaq National Market on March 28, 2002, the last day of trading for fiscal 2002. These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized.

                                                                 NUMBER OF SECURITIES
                                 NUMBER OF                      UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                   SHARES                             OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                  ACQUIRED                          MARCH 31, 2002               MARCH 31, 2002
     NAME                       ON EXERCISE   VALUE REALIZED     VESTED       UNVESTED       VESTED         UNVESTED
     ----                       -----------   --------------     ------       --------       ------         --------
Michael E. Marks ..........      3,320,206      $65,654,794     1,058,329     1,891,671    $13,611,379    $21,976,121
Ronny Nilsson .............        510,000       11,653,380       531,666        16,667      6,052,905        304,173
Michael McNamara ..........          2,664           50,779     2,537,927     1,186,503     42,895,293     14,125,555
Robert R.B. Dykes .........        130,000        3,292,432     1,416,832       676,669     23,575,934      7,330,459
Ronald R. Snyder ..........             --               --       553,330       427,085      8,615,460      3,802,114

CHANGE IN CONTROL ARRANGEMENTS

         In August 2001, the Compensation Committee of our Board of Directors approved the amendment of the outstanding options that we have granted to our executive officers to provide that if the executive officer is terminated without cause or leaves for good reason within the first 12 months following a change in control transaction, the vesting of any unvested portion of the option will be accelerated in full, or if the executive officer is still employed upon the first year anniversary of such a change of control, the vesting of any unvested portion of the option will be accelerated in full. We anticipate that in the future, option agreements with our executive officers may contain similar acceleration provisions. Each option includes a limited stock appreciation right pursuant to which the option will automatically be canceled upon the occurrence of certain hostile tender offers, in return for a cash distribution from us based on the tender offer price per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of our Board of Directors during fiscal 2002 were Mr. Sharp and Mr. Moritz. None of our executive officers serve on our Compensation Committee. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate this proxy statement by reference to future filings under those statutes, the following Compensation Committee Report on Executive Compensation will not be incorporated by reference into any of those previous filings; nor will such report be incorporated by reference into any future filings made by us under those statutes.

         The Compensation Committee of the Board of Directors sets the base salaries and approves individual bonus programs for our executive officers and authorizes option grants to our executive officers. The Compensation Committee has complete discretion in establishing the terms of option grants to executive officers.

         Each member of the Compensation Committee is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934 and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Mr. Sharp and Mr. Moritz. The following is a summary of the policies that affect the compensation paid to executive officers, as reflected in the tables and text presented elsewhere in this proxy statement.

         General Compensation Policy. Our overall policy is to offer our executive officers cash-based and equity-based compensation opportunities based upon their personal performance, our financial performance and their contribution to that performance. One of our primary objectives is to have a significant portion of each officer's compensation contingent upon our performance as well as upon his or her own level of performance. The principal factors taken into account in establishing each executive officer's compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual at the discretion of the Compensation Committee. The Compensation Committee may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

         Cash-Based Compensation. We set base salary for executive officers on the basis of personal performance and internal and industry comparability considerations. Bonuses are generally paid at the discretion of the Compensation Committee. In determining the amount of the bonus to be paid to each executive officer, including the Chief Executive Officer, we first establish a percentage of the officer's base salary as a target bonus. The amount of the actual bonus paid to the officer can be greater or less than this percentage, and depends on our net income, the performance of our operations that are under the officer's supervision and other performance factors, each as compared to budgeted performance for the period. We also have a 401(k) retirement savings plan for U.S. employees to which we can contribute a portion of profits and such contribution is allocated to eligible participants in proportion to their total compensation for the year relative to the total aggregate compensation for all eligible participants.

         Long-Term Equity-Based Compensation. The Compensation Committee grants stock options, which are designed to align the interests of our executive officers with those of the shareholders and provide each individual with a significant incentive to manage our company from the perspective of an owner, with an equity stake in the business. Each grant generally allows the officer to acquire our ordinary shares at a fixed price per share (the market price on the grant date) over a period of up to ten years, thus providing a return to the officer only if he or she remains in our employ and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual's current position with us, but there is also taken into account the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual at the sole discretion of the Compensation Committee.

         Chief Executive Officer Compensation. Mr. Marks' base salary is based on our expectation of his personal performance and comparisons to the base salaries of our other executive officers and in the industry.

         With respect to Mr. Marks' base salary, it is our intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by short-term company performance factors. In September 2001, the Compensation Committee granted Mr. Marks options to purchase 200,000 ordinary shares at an exercise price of $13.98 per share in lieu of part of his annual base salary. As a result, Mr. Marks' base salary was reduced from $600,000 in fiscal 2001 to $266,528 in fiscal 2002. In October 2001, the Compensation Committee granted Mr. Marks options to purchase 400,000 ordinary shares at an exercise price of $15.90 per share. The Compensation Committee based its decision regarding the size of the option grants to Mr. Marks on an analysis of option grants to Chief Executive Officers in the industry with similar responsibilities. As with our other executive officers, we also provided for the acceleration of all his unvested options in the event that, following certain mergers or acquisitions by us, Mr. Marks' employment with us is terminated or his duties are substantially reduced or changed.

         Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1.0 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

         We believe that stock options granted to our executive officers qualify for the performance-based exception to the deduction limit and because it is unlikely that other compensation payable to any of our executive officers would exceed the deduction limit in the near future, the Compensation Committee has not yet qualified compensation other than options for the performance-based exception. In approving the amount and form of compensation for our executive officers, the Compensation Committee will continue to consider all elements of cost to us of providing that compensation.


                                       Submitted by the Compensation Committee
                                       of the Board of Directors:

                                Richard L. Sharp
                                Michael J. Moritz

                          STOCK PRICE PERFORMANCE GRAPH

                                 [PLOT POINTS]

FLEXTRONICS INTL LTD

                                                         Cumulative Total Return
                                    ---------------------------------------------------------------------------
                                      3/96          3/97         3/98          3/99         3/00          3/01
FLEXTRONICS INTERNATIONAL LTD.      100.00         65.16       141.60        334.43       923.78        393.44
S & P 500                           100.00        119.82       177.34        210.07       247.77        194.06
NEW PEER GROUP                      100.00        141.00       221.39        425.33       889.99        428.29
OLD PEER GROUP                      100.00        141.00       221.39        425.33       845.85        401.75

         Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate this proxy statement by reference to future filings under those statutes, the following performance graph will not be incorporated by reference into any of those previous filings; nor will such performance graph be incorporated by reference into any future filings made by us under those statutes.

         The graph below compares the cumulative total shareholder return on our ordinary shares, the Standard & Poor's 500 Stock Index and a peer group that includes Benchmark Electronics, Inc., Celestica, Inc., Jabil Circuit, Inc., Sanmina-SCI Corporation and Solectron Corporation. In fiscal 2001, we compared the return with a peer group that consisted of Celestica, Inc., Jabil Circuit, Inc., Sanmina Corporation, SCI Systems, Inc., which was acquired by Sanmina Corporation, and Solectron Corporation.

         The graph assumes that $100 was invested in our ordinary shares, in the Standard & Poor's 500 Stock Index and in the peer group described above on March 31, 1997 and reflects the annual return through March 31, 2002, assuming dividend reinvestment.

         The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performances of our ordinary shares.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG FLEXTRONICS INTERNATIONAL LTD., THE S&P 500 STOCK INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP

* $100 invested on 3/31/97 in stock or index-including reinvestment of dividends. Fiscal year ended March 31.

                                                                 CUMULATIVE TOTAL RETURN
                                                                          MARCH 31,
                                         --------------------------------------------------------------------------
                                            1997          1998         1999         2000         2001          2002
                                            ----          ----         ----         ----         ----          ----
Flextronics International Ltd......      $100.00       $217.30      $513.21     $1417.62      $603.77       $734.59
S&P 500............................       100.00        148.00       175.32       206.78       161.95        162.35
New Peer Group.....................       100.00        162.63       357.02       694.22       350.42        251.17
Old Peer Group.....................       100.00        162.63       362.55       709.40       357.89        253.00

      COMPLIANCE UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the year ended March 31, 2002 were met with the exception of the following: Mr. Goh failed to timely file Form 4 for May 2001; Mr. Goh, Mr. McNamara and Mr. Moritz failed to timely file Forms 4 for August 2001; Mr. Marks failed to timely file a Form 4 for October 2001; Mr. Marks and Mr. Nilsson failed to timely file Forms 4 for November 2001; and Mr. Marks failed to timely file a Form 4 for December 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of June 1, 2002 regarding the beneficial ownership of our ordinary shares, by:

         - each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares;

         -        each director;

         -        each executive officer named in the Summary Compensation
                  Table; and

         -        all directors and executive officers as a group.

         Information in this table as to our directors and executive officers is based upon information supplied by these individuals. Information in this table as to our 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the Securities and Exchange Commission. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of June 1, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

         In the table below, percentage ownership is based on 514,711,882 ordinary shares outstanding as of June 1, 2002.

                                                                                          SHARES BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER                                                 NUMBER OF SHARES           PERCENT
------------------------------------                                                 ----------------           -------
5% SHAREHOLDERS:
Entities associated with AXA Financial, Inc.(1) .......................                  71,873,802             14.0%
     1290 Avenue of the Americas
     New York, NY 10104
Janus Capital Corporation(2)...........................................                  26,091,299               5.1
     100 Fillmore Street
     Denver, Colorado 80206-4923
EXECUTIVE OFFICERS AND DIRECTORS:
Richard L. Sharp(3) ...................................................                   6,067,452               1.2
Goh Thiam Poh Tommie ..................................................                   4,803,114                 *

                                                                                          SHARES BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER                                                 NUMBER OF SHARES           PERCENT
------------------------------------                                                 ----------------           -------
Michael E. Marks(4) ...................................................                   4,464,942              *  %
Michael McNamara(5) ...................................................                   3,437,863                 *
Robert R.B. Dykes(6) ..................................................                   1,772,077                 *
Ronald R. Snyder(7) ...................................................                     994,483                 *
Ronny Nilsson(8) ......................................................                     857,777                 *
Michael J. Moritz(9) ..................................................                     460,932                 *
Patrick Foley(10) .....................................................                     173,500                 *
Chuen Fah Alain Ahkong(11) ............................................                      34,175                 *
All 12 directors and executive officers as a group(12) ................                  23,809,753              4.6%

----------

*   Less than 1%.

(1) Based on information supplied by AXA Financial, Inc. in an amended Schedule 13G filed with the Securities and Exchange Commission on February 12, 2002.

(2) Based on information supplied by Janus Capital Corporation in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002.

(3) Includes 1,480,000 shares beneficially owned by Bethany Limited Partnership. Mr. Sharp, the general partner of Bethany Limited Partnership, has voting and investment power over such shares and may be deemed to beneficially own such shares. Mr. Sharp disclaims beneficial ownership of all such shares except to the extent of his proportionate interest therein. Also includes 612,000 shares held by RLS Charitable Remainder Unitrust of which Mr. Sharp is a co-trustee and 77,500 shares subject to options exercisable within 60 days of June 1, 2002 held by Mr. Sharp.

(4) Includes 48,000 shares held by trusts for Mr. Marks' minor children. Also includes 1,524,998 shares subject to options exercisable within 60 days of June 1, 2002.

(5) Includes 351,728 shares acquired upon exercise of options on June 4, 2002. Includes 2,472,701 additional shares subject to options exercisable within 60 days of June 1, 2002.

(6) Includes 670,000 shares acquired upon exercise of options on June 4, 2002. Includes 883,222 additional shares subject to options exercisable within 60 days of June 1, 2002 held by Mr. Dykes. Includes shares and options held by partnerships owned and controlled by Mr. Dykes.

(7) Includes 650,553 shares subject to options exercisable within 60 days of June 1, 2002.

(8) Includes 522,777 shares subject to options exercisable within 60 days of June 1, 2002.

(9) Includes 383,432 shares held by the Maximus Trust. Also includes 77,500 shares subject to options exercisable within 60 days of June 1, 2002 held by Mr. Moritz.

(10) Represents 173,500 shares subject to options exercisable within 60 days of June 1, 2002.

(11) Represents 34,175 shares subject to options exercisable within 60 days of June 1, 2002.

(12) Includes 7,013,886 shares subject to options exercisable within 60 days of June 1, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Other than compensation agreements and other arrangements, which are described in "Executive Compensation," and the transactions described below, during fiscal 2002, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

         -        in which the amount involved exceeded or will exceed $60,000;
                  and

         - in which any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

LOANS TO EXECUTIVE OFFICERS

         Mr. McNamara.

         On November 25, 1998, one of our subsidiaries, Flextronics International USA, Inc., which we refer to in this section as Flextronics USA, loaned $130,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest at a rate of 7.25% per year and matures on November 25, 2003. The remaining outstanding balance of the loan as of March 31, 2002 was $156,427 (representing $130,000 in principal and $26,427 in accrued interest).

         On October 11, 2000, Flextronics USA loaned $152,236 to Mr. McNamara. This represented the principal and interest then due on a loan previously made to Mr. McNamara on October 22, 1996, which loan was canceled at that time. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest compounded quarterly at a rate of 5.96% per year and matures on November 11, 2003. The remaining outstanding balance of the loan as of March 31, 2002 was $165,745 (representing $152,236 in principal and $13,509 in accrued interest).

         On May 3, 2001, Flextronics USA loaned $1,095,977 to Mr. McNamara. This represented the principal and interest then due on a loan previously made to Mr. McNamara on April 14, 1999, which loan was canceled at that time. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest compounded quarterly at a rate of 4.19% per year and matures on May 3, 2003. The remaining outstanding balance of the loan as of March 31, 2002 was $1,137,800 (representing $1,095,977 in principal and $41,823 in accrued interest).

         On December 12, 2001, Flextronics USA loaned $6,000,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest at a rate of 2.48% per year and matures on December 1, 2004. The remaining outstanding balance of the loan as of March 31, 2002 was $6,044,844 (representing $6,000,000 in principal and $44,844 in accrued interest).

         On February 11, 2002, Flextronics USA loaned $187,550 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest compounded semi-annually at a rate of 3.53% per year and matures on May 11, 2002. The remaining outstanding balance of the loan as of March 31, 2002 was $188,439 (representing $187,550 in principal and $889 in accrued interest).

         On May 31, 2002, Flextronics USA loaned $1,022,227 to Mr. McNamara. Mr. McNamara executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that bears interest at a rate of 3.21% and matures on May 31, 2003.

         Mr. Nilsson.

         On January 24, 2000, Flextronics International Ltd. loaned Swedish Kronor 3,200,000 to Mr. Ronny Nilsson. Mr. Nilsson executed a promissory note in favor of Flextronics International Ltd. that bore interest at a rate of 4.50% per year and matured on March 31, 2002. In fiscal 2002, Mr. Nilsson paid the principal in full and accrued interest on the loan of $19,805 was forgiven.

         On May 4, 2001, one of our subsidiaries, Flextronics International N.V., loaned $973,610 to Mr. Nilsson. Mr. Nilsson executed a promissory note in favor of Flextronics International N.V. that bears interest compounded quarterly at a rate of 4.19% per year and matures on May 4, 2002. The remaining outstanding balance of the loan as of March 31, 2002 was $1,010,716 (representing $973,610 in principal and $37,106 in accrued interest).

         Mr. Dykes.

         On May 29, 2002, Flextronics USA loaned $1,947,221 to Mr. Robert R.B. Dykes. Mr. Dykes executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that bears interest at a rate of 5.85% per year and matures on May 29, 2006.

         Mr. Smach.

         On April 3, 2000, Flextronics USA loaned $1,000,000 to Mr. Thomas J. Smach. Mr. Smach executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that does not bear interest and matures on April 3, 2005. The remaining outstanding balance of the loan as of March 31, 2002 was $1,000,000 in principal.

OTHER LOANS TO EXECUTIVE OFFICERS

         In connection with an investment partnership of our executive officers, Glouple Ventures LLC, one of our subsidiaries, Flextronics International, NV, which we refer to in this section as Flextronics NV, has entered into the following transactions with our executive officers.

         -        in July 2000, Flextronics NV loaned $76,922 to each of Messrs.
                  Dykes, Marks, McNamara, Nilsson, Smach and Snyder, and each executed a promissory note in favor of Flextronics NV that bears interest at a rate of 6.40% and matures on August 15, 2010;

         - in August 2000, Flextronics NV loaned an aggregate of $51,157 to each of Messrs. Dykes, Marks, McNamara, Nilsson, Smach and Snyder, and each executed promissory notes in favor of Flextronics NV that bear interest at a rate of 6.22% and mature on August 15, 2010;

         - in November 2000, Flextronics NV loaned an aggregate of $428,286 to each of Messrs. Dykes, Marks, McNamara, Nilsson, Smach and Snyder, and each executed promissory notes in favor of Flextronics NV that bear interest at a rate of 6.09% and mature on August 15, 2010;

         - in August 2001, Flextronics NV loaned an aggregate of $71,429 to each of Messrs. Dykes, Marks, McNamara, Nilsson, Smach and Snyder, and each executed a promissory note in favor of Flextronics NV that bears interest at a rate of 5.72% and matures on August 15, 2010;

         - in November 2001, Flextronics NV loaned an aggregate of $58,298 to each of Messrs. Dykes, Marks, McNamara, Nilsson, Smach and Snyder, and each executed a promissory note in favor of Flextronics NV that bears interest at a rate of 5.05% and matures on August 15, 2010; and

         - in December 2001, Flextronics NV loaned an aggregate of $7,692 to each of Messrs. Dykes, Marks, McNamara, Nilsson, Smach and Snyder, and each executed a promissory note in favor of Flextronics NV that bears interest at a rate of 5.05% and matures on August 15, 2010

         As of March 31, 2002, the entire principal amount of these loans from Flextronics NV, together with $313,734 of accrued interest, was outstanding. We do not intend for any further loans to be made by Flextronics NV to our executive officers.

INVESTMENT IN SOFTCHAIN

         During fiscal 2002, we and Glouple Ventures, invested a total of $2.5 million in convertible promissory notes of SoftChain, Inc., a private company. These notes are convertible into the capital stock of SoftChain. During fiscal 2002, we also acquired a license from SoftChain to use its supply chain software. Mr. Dykes is a director of SoftChain and holds approximately 16% of the capital stock of SoftChain on a fully-diluted basis. In addition, members of Mr. Dykes' family hold approximately 1% of the capital stock of SoftChain on a fully-diluted basis.

                                 PROPOSAL NO. 3:
                   TO RECEIVE AND ADOPT OUR AUDITED ACCOUNTS,
               INCLUDING THE REPORTS OF THE DIRECTORS AND AUDITORS

         Our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 accompanies this proxy statement. The Annual Report on Form 10-K includes our consolidated financial statements, prepared in conformity with generally accepted accounting principles in the United States, or U.S. GAAP. Our Singapore statutory financial statements, prepared in conformity with the provisions of the Singapore Companies Act, is included in this proxy statement. The U.S. GAAP financial statements and the Singapore statutory financial statements are accompanied by Auditors' Reports of Arthur Andersen LLP, our independent auditors for the fiscal year ended March 31, 2002. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business. Our Singapore statutory financial statements have been prepared and circulated to shareholders as a part of this proxy statement as required by Singapore law.

          THE BOARD RECOMMENDS A VOTE "FOR" THE RECEIPT AND ADOPTION OF
                     OUR U.S. GAAP FINANCIAL STATEMENTS AND
                    SINGAPORE STATUTORY FINANCIAL STATEMENTS,
              INCLUDING THE AUDITORS' REPORTS INCLUDED THEREIN AND
                        THE DIRECTORS' REPORT INCLUDED IN
                  THE SINGAPORE STATUTORY FINANCIAL STATEMENTS.

                                 PROPOSAL NO. 4:
                     APPOINTMENT OF INDEPENDENT AUDITORS AND
                AUTHORIZATION OF BOARD TO FIX THEIR REMUNERATION

         The Board of Directors intends to engage Deloitte & Touche LLP as independent auditors to audit our accounts and records for the fiscal year ending March 31, 2003, and to perform other appropriate services. We expect that a representative from Deloitte & Touche LLP will be present at the 2002 Annual General Meeting. Such representative will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

         On May 3, 2002, the Audit Committee of our Board of Directors determined that it would replace Arthur Andersen LLP as our independent auditors and resolved, subject to shareholder approval, to appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2003. For Singapore statutory law purposes, the appointment of Deloitte & Touche LLP is subject to shareholder approval at the 2002 Annual General Meeting. A notice of nomination of the proposed new auditors, Deloitte & Touche LLP, given by one of our shareholders is enclosed with this proxy statement, as required by Singapore law.

         The report of Arthur Andersen LLP for the fiscal years ended March 31, 2002 and March 31, 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended March 31, 2002 and March 31, 2001 and the interim period from April 1, 2002 through May 3, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused it to make reference to the subject matter of the disagreement in connection with its report. No reportable event, as described in Item 304(a)(1)(v) of Regulation S-K, has occurred during our fiscal years ended March 31, 2002 and March 31, 2001 or the interim period from April 1, 2002 through May 3, 2002.

         During the fiscal years ended March 31, 2002 and March 31, 2001 and the interim period from April 1, 2002 through May 3, 2002, we did not consult with Deloitte & Touche LLP on (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or reportable event.

                      THE BOARD RECOMMENDS A VOTE "FOR" THE
               APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT
            AUDITORS FOR FISCAL 2003 IN PLACE OF ARTHUR ANDERSEN LLP
           AND AUTHORIZATION FOR THE BOARD TO FIX THEIR REMUNERATION.


                             AUDIT COMMITTEE REPORT

         The Audit Committee assists the Board of Directors in overseeing of Flextronics' financial accounting and reporting processes and systems of internal controls. The committee also evaluates the performance and independence of Flextronics' independent auditors. The Audit Committee operates under a written charter. Under the written charter, the Audit Committee consists of at least three directors, a majority of whom are not officers or employees of Flextronics. The current members of the committee are Mr. Ahkong, Mr. Foley and Mr. Moritz. Each is an "independent" director as defined by the rules of the Nasdaq National Market.

         Flextronics' financial and senior management supervise its systems of internal controls and the financial reporting process. Flextronics' independent auditors perform an independent audit of Flextronics' consolidated financial statements in accordance with generally accepted accounting principles in the United States and issue a report on these consolidated financial statements. The Audit Committee monitors these processes.

         The Audit Committee has reviewed Flextronics' audited consolidated financial statements for the fiscal year ended March 31, 2002 and has met with both the management of Flextronics and its independent auditors to discuss the consolidated financial statements. Flextronics' management represented to the Audit Committee that its audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

         The Audit Committee also discussed with Flextronics' independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also received from Flextronics' independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Flextronics' independent auditors the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by Flextronics' independent auditors is compatible with maintaining the independence of the independent auditors.

         Based on the Audit Committee's discussions with the management of Flextronics and Flextronics' independent auditors and based on the Audit Committee's review of Flextronics' audited consolidated financial statements together with the report of Flextronics' independent auditors on the consolidated financial statements and the representations of Flextronics' management with regard to these consolidated financial statements, the Audit Committee recommended to Flextronics' Board of Directors that the audited consolidated financial statements be included in Flextronics' Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed with the Securities and Exchange Commission on May 3, 2002.

         During the fiscal year ended March 31, 2002, the aggregate fees billed by Arthur Andersen LLP, Flextronics' auditors during fiscal 2002, for professional services were as follows:

         - Audit Fees. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of Flextronics' annual consolidated financial statements for the fiscal year ended March 31, 2002 including all statutory audits required for Flextronics' subsidiaries and for the review of the consolidated financial statements included in Flextronics' Forms 10-Q for the fiscal year ended March 31, 2002 were approximately $3,600,000;

         -        Financial Information Systems Design and Implementation Fees.
                  There were no fees billed by Arthur Andersen LLP for professional services rendered for financial information systems design and implementation for the fiscal year ended March 31, 2002; and

         - All Other Fees. The aggregate fees billed by Arthur Andersen LLP for services other than those described above for the fiscal year ended March 31, 2002 totaled approximately $5,900,000, including audit-related fees of $1,600,000 and other fees of $4,300,000. Audit-related fees included benefit plan audits, acquisition-related due diligence, accounting consultation, various attest services under professional standards, assistance with registration statements, comfort letters and consents. Other fees were primarily for tax services performed worldwide.

                                            Submitted by the Audit
                                            Committee of the Board of
                                            Directors:

                                            Chuen Fah Alain Ahkong
                                            Patrick Foley
                                            Michael J. Moritz

                                 PROPOSAL NO. 5:

      ORDINARY RESOLUTION TO APPROVE THE INCREASE IN THE NUMBER OF ORDINARY SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2001 EQUITY INCENTIVE PLAN

         Our shareholders are being asked to approve an amendment to our 2001 Equity Incentive Plan, which was adopted by the Board of Directors and approved by the shareholders in 2001, and which we refer to as the 2001 Plan, to provide that:

         (a) under the automatic option grant program of the 2001 Plan, individuals who first become non-employee directors will automatically receive options to subscribe for 25,000 ordinary shares, rather than the 20,000 ordinary shares currently provided for under the 2001 Plan, and eligible continuing directors will automatically annually receive options to subscribe for 12,500 ordinary shares on the date of each Annual General Meeting, including the 2002 Annual General Meeting, rather than the 6,000 ordinary shares currently provided for under the 2001 Plan; and

         (b) under the discretionary option grant program of the 2001 Plan, non-employee directors will be eligible to receive options to purchase up to an aggregate of 100,000 ordinary shares per calendar year, rather than the 50,000 ordinary shares currently provided for under the 2001 Plan.

         The Board believes these amendments are necessary for us to continue to attract and retain the services of qualified non-employee directors. As of June 1, 2002, there were 6,096,787 ordinary shares available for issuance under the 2001 Plan.

2001 PLAN HISTORY

         The Board of Directors adopted the 2001 Plan in August 2001 and our shareholders approved the adoption in September 2001.

ORDINARY SHARES SUBJECT TO THE 2001 PLAN

         The ordinary shares subject to issuance under the 2001 Plan consist of our authorized but unissued ordinary shares. A total of 7,000,000 ordinary shares have been reserved for issuance by the Board over the ten-year term of the 2001 Plan plus ordinary shares that are subject to issuance upon exercise of options granted under the 2001 Plan but that cease to be subject to such option for any reason other than exercise or surrender of such option. In addition to the ordinary shares reserved by the Board, subject to the terms of the 2001 Plan, the remaining ordinary shares that were available for issuance under our 1993 Share Option Plan and any ordinary shares issuable upon exercise of options granted under our 1993 Share Option Plan that expire or become unexercisable for any reason without having been exercised in full will be available for grant under the 2001 Plan.

         In no event may any one participant in the 2001 Plan be granted options to purchase more than 4,000,000 ordinary shares in the aggregate per calendar year under the 2001 Plan.

         In the event any change is made to our outstanding ordinary shares by reason of any recapitalization, bonus issue, stock split, combination of shares, exchange of shares or other changes affecting the outstanding shares as a class without our receipt of consideration, appropriate adjustments will be made to the maximum number and/or class of securities issuable under the 2001 Plan, the maximum number and/or class of securities for which any participant may be granted options over the term of the 2001 Plan and the number and/or class of securities and price per share in effect under each outstanding option, and the class of securities for which automatic option grants are to be subsequently made to newly elected or continuing non-employee directors.

ADMINISTRATION

         The 2001 Plan contains two separate equity incentive programs, including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to executive officers and directors and by the Chairman of our Board, Mr. Marks, with respect to all other employees. The Compensation Committee and the Chairman of the Board are referred to in this section as the Plan Administrator. The Plan Administrator has complete discretion, subject to the provisions of the 2001 Plan, to authorize option grants under the 2001 Plan. However, all grants under the automatic option grant program must be made in strict compliance with the provisions of that program, and no administrative discretion can be exercised by the Plan Administrator with respect to the grants made under that program.

ELIGIBILITY

         Our executive officers, members of our Board of Directors, and all of our employees and those of our subsidiaries and parents are eligible to participate in the discretionary option grant program. Non-employee directors are also eligible to participate in the automatic option grant program. Non-employee directors may not participate in the automatic option grant program if such participation is prohibited or restricted, either absolutely or subject to various securities requirements, whether legal or administrative, then being complied with in the jurisdiction in which such director is a resident. Non-employee directors are eligible to receive options to purchase an aggregate of 50,000 ordinary shares per calendar year. If this Proposal No. 5 is approved by our shareholders, non-employee directors would be eligible to receive options to purchase an aggregate of 100,000 ordinary shares per calendar year.

         As of June 1, 2002 approximately 6 executive officers, 6 directors and approximately 18,500 employees were eligible to participate in the 2001 Plan, and 5 non-employee directors were eligible to participate in the automatic option grant program.

TRANSFERABILITY

         In general, awards granted under the 2001 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards may be transferred to family members through a gift or domestic relations order. Subject to applicable laws, certain optionees who reside outside of the United States and Singapore may assign their award to a financial institution located outside of the United States and Singapore.

EQUITY INCENTIVE PROGRAMS

        DISCRETIONARY OPTION GRANT PROGRAM

         Options may be granted under the discretionary option grant program at an exercise price per share not less than 100% of the fair market value per ordinary share on the option grant date. Each option granted under this program are generally exercisable as determined by the Compensation Committee. Options will not be exercisable more than ten years after the date of grant, and options granted to non-employees will not be exercisable more than five years after the date of grant.

         Options granted under the 2001 Plan generally may be exercised as to vested shares for a period of time after the termination of the option holder's service to us or a parent or subsidiary. Generally, the Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

        AUTOMATIC OPTION GRANT PROGRAM

         Under the automatic option grant program, each individual who first becomes a non-employee director, will automatically be granted at that time stock options to purchase 20,000 ordinary shares. In addition, on the date of each Annual General Meeting, individuals who first become non-employee directors on that date automatically will be granted options to purchase 20,000 ordinary shares, and continuing non-employee directors automatically will be granted options to purchase 6,000 ordinary shares. If this Proposal No. 5 is approved by our shareholders, following the effective date of the amendment to the 2001 Plan, the individuals who first become non-employee directors will automatically receive options to subscribe for 25,000 ordinary shares and eligible continuing directors will automatically annually receive options to subscribe for 12,500 ordinary shares.

         Each option granted under this program must have an exercise price per share equal to 100% of the fair market value per ordinary share on the grant date and a maximum term of five years. Each option becomes exercisable as to 25% of the total shares one year after the date of grant and as to 1/48 of the total shares each month thereafter.

         Each automatic option grant will automatically accelerate upon an acquisition of us by merger or asset sale or a hostile change in control of us. In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to us for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

VALUATION

         The fair market value per ordinary share on any relevant date under the 2001 Plan is the closing sales price per share on that date on the Nasdaq National Market. As of June 14, 2002, the closing price of our ordinary shares on the Nasdaq National Market was $9.54 per share.

ACCELERATION

         Except for grants made under the automatic option grant program described above, in the event of a dissolution or liquidation or if we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program shall automatically accelerate so that each such option shall, immediately prior to the effective date of such transaction, become fully exercisable with respect to the total number of shares then subject to such option and may be exercised for all or any portion of such shares. However, subject to the specific terms of an optionee's option agreement, an outstanding option under the 2001 Plan shall not so accelerate if and to the extent such option is either to be assumed or replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of such transaction or the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

         The acceleration of vesting in the event of a change in the ownership or control of us may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

PAYMENT FOR OPTIONS

         Option holders may pay the exercise price of vested, outstanding options in cash, by executing a same-day sale, by cancellation of indebtedness , by conversion of a convertible note issued by us or through waiver of compensation.

AMENDMENT AND TERMINATION

         The Board of Directors may at any time amend or modify the 2001 Plan in any or all respects, except that any such amendment or modification cannot adversely affect the rights of options previously granted under the 2001 Plan unless approved by our shareholders. The Board may terminate the 2001 Plan at any time. In addition, the automatic option grant program may not be amended more frequently than once every six months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of our shareholders,

         - amend the Plan to materially increase the maximum number of ordinary shares issuable under the 2001 Plan, the number of ordinary shares for which options may be granted to newly-elected or continuing non-employee directors, or the maximum number of ordinary shares for which any one individual participating in the 2001 Plan may be granted options;

         - materially modify the eligibility requirements for participation in the 2001 Plan; or

         - materially increase the benefits accruing to participants in the 2001 Plan.

TERM OF THE 2001 PLAN

         Unless terminated earlier, the 2001 Plan will continue until August 2011, ten years after the date the 2001 Plan was adopted by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES OF OPTION GRANTS

         THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO US AND EMPLOYEES PARTICIPATING IN THE 2001 PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPATING EMPLOYEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 2001 PLAN. THE FOLLOWING DISCUSSION DOES NOT

PURPORT TO DESCRIBE STATE OR LOCAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES FOR PARTICIPANTS IN COUNTRIES OTHER THAN THE UNITED STATES.

         Options granted under the 2001 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The United Stated federal income tax treatment for the two types of options differs as follows:

         Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised unless the optionee is subject to the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into either qualifying or disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. Upon a qualifying disposition, the optionee will recognize capital gain or loss. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. Upon a disqualifying disposition, any gain up to the difference between the option exercise price and the fair market value of the shares on the later of the date of exercise or the date of vesting, or, if less, the amount realized on the sale of shares, will be treated as ordinary income. Any additional gain will be capital gain.

         If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of the fair market value of such shares on the option exercise date over the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

NEW PLAN BENEFITS

         The amount of future option grants under the discretionary option grant program of the 2001 Plan to:

         -        our Chief Executive Officer;

         - the four other most highly compensated executive officers whose salary for the fiscal year exceeded $100,000;

         -        all current executive officers as a group;

         - all current directors, who are not executive officers, as a group; and

         - all employees, including all officers who are not executive officers, as a group;

are not determinable because, under the terms of the discretionary option grant program of the 2001 Plan, such grants are made in the discretion of the Plan Administrator or its designees. Future option exercise prices under the 2001 Plan are not determinable because they are based upon the fair market value of our ordinary shares on the date of grant.

         The following table shows the option grants that were made during the fiscal year ended March 31, 2002 to these individuals:

                                                            WEIGHTED AVERAGE
                                                             EXERCISED PRICE       NUMBER OF
NAME AND POSITION                                             (PER SHARE) (1)        SHARES
-----------------                                             ---------------        ------
Michael E. Marks.......................................           $15.26             600,000
   Chairman and
   Chief Executive Officer
Michael McNamara ......................................            15.18             400,000
   President, Americas Operations
Robert R.B. Dykes .....................................            15.04             316,667
   President, Systems Group and Chief Financial
   Officer
Ronald R. Snyder.......................................            15.06             266,667
   President, Flextronics Design Services
Ronny Nilsson..........................................            15.50             158,333
   President, Flextronics Network Services
All current executive officers as a group (6 persons)..            15.18            1,966,667
All current directors who are not executive officers
   as a group (5 persons)..............................            14.10             30,000
All employees, including officers who are not
   executive officers, as a group......................            16.51            7,012,900

                 THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL
               OF THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED
              FOR ISSUANCE TO DIRECTORS UNDER THE AUTOMATIC OPTION
                GRANT PROGRAM OF THE 2001 EQUITY INCENTIVE PLAN.

                                 PROPOSAL NO. 6:

      ORDINARY RESOLUTION TO APPROVE THE INCREASE IN THE NUMBER OF ORDINARY SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1997 EMPLOYEE SHARE PURCHASE PLAN

         Our shareholders are being asked to approve an amendment to our 1997 Employee Share Purchase Plan, which was adopted by the Board of Directors and approved by the shareholders in 1997, and which we refer to as the Share Purchase Plan, to increase the number of our ordinary shares authorized for issuance under the Share Purchase Plan by 1,000,000 ordinary shares, from 2,400,000 ordinary shares to 3,400,000 ordinary shares.

         As of June 1, 2002, there were 190,102 ordinary shares available for issuance under the Share Purchase Plan and if this Proposal No. 6 is approved, 1,190,102 ordinary shares will be available for issuance under the Share Purchase Plan. The Board believes the share increase is necessary for us to continue to have a sufficient reserve of ordinary shares available under the Share Purchase Plan to attract and retain the services of key employees and other qualified personnel essential to our long-term success and to effectively compete for qualified personnel in our markets.

SHARE PURCHASE PLAN HISTORY

         The Board of Directors adopted the Share Purchase Plan in September 1997 and our shareholders approved the adoption in October 1997. Our shareholders approved amendments to the Share Purchase Plan in August 1999 and September 2000. The purpose of the Share Purchase Plan is to provide our employees and employees of our subsidiaries and parents as designated by the Board of Directors as eligible to participate in the Share Purchase Plan with a convenient means to acquire an equity interest in us through payroll deductions and to provide an incentive for continued employment. We intend that the Share Purchase Plan will qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

ORDINARY SHARES SUBJECT TO THE SHARE PURCHASE PLAN

         The ordinary shares subject to issuance under the Share Purchase Plan consist of our authorized but unissued ordinary shares. A total of 2,400,000 ordinary shares has been reserved for issuance by the Board under the Share Purchase Plan. This number of ordinary shares is subject to proportional adjustment to reflect stock splits, bonus issues and other similar events.

ADMINISTRATION

         The Share Purchase Plan will be administered by the Board of Directors or a committee of at least two members of the Board, which we refer to in this section as the Committee. The interpretation or construction by the Committee of any provisions of the Share Purchase Plan will be final and binding on all employees.

ELIGIBILITY

         All of our employees and those of any of our subsidiaries and parent are eligible to participate in an Offering Period, as defined below, under the Share Purchase Plan, except (a) employees who are not employed by us or, as the case may be, by a subsidiary or parent, one month before the beginning of such Offering Period; (b) employees who are customarily employed for 20 hours or less per week; (c) employees who are customarily employed for five months or less in a calendar year; (d) employees who own shares or hold options to purchase shares or who, as a result of participation in the Share Purchase Plan, would own shares or hold options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of our shares or any of our subsidiaries and parent; and (e) individuals who provide services to us as independent contractors who are reclassified as common law employees for any purpose other than federal income and employment tax purposes.

         As of June 1, 2002, approximately 2,077 persons were eligible to participate in the Share Purchase Plan and 2,209,898 shares had been issued pursuant to the Share Purchase Plan.

         Employees participate in the Share Purchase Plan through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 10% of the employee's compensation, including base salary, commissions, bonuses and shift premiums before any deductions from the employee's salary pursuant to Sections 125 or 401(k) of the Internal Revenue Code. No employee is permitted to purchase shares under the Share Purchase Plan at a rate which, when aggregated with such employee's rights to purchase stock under all of our similar purchase plans, exceeds $25,000 in fair market value determined as of the Offering Date for each calendar year.

TRANSFERABILITY

         In general, rights under the Share Purchase Plan may not be transferred in any manner other than by will or by the laws of descent and distribution.

OFFERING PERIODS

         Each offering of ordinary shares under the Share Purchase Plan is for a period of six months, which we refer to as an Offering Period. Offering Periods are planned to commence on December 1 and June 1 of each year and end on May 31 and November 30 of each year, respectively. Each Offering Period consists of one six-month Purchase Period during which payroll deductions of the employees are accumulated under the Share Purchase Plan. The Board of Directors has the power to set the beginning of any Offering Period and to change the date or the duration of Offering Periods or Purchase Periods without shareholder approval, including adopting 24-month Offering Periods consisting of four six-month Purchase Periods, if such change is announced at least 15 days before the scheduled beginning of the first Offering Period or Purchase Period to be affected. The first day of each Offering Period is the "Offering Date" for such Offering Period and the last business day of each Purchase Period is the "Purchase Date" for such Purchase Period.

         Employees will participate in the Share Purchase Plan during each Offering Period through regular payroll deductions as described above. Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Share Purchase Plan. Once enrolled, an employee will automatically participate in each succeeding Offering Period unless the employee withdraws from the Offering Period or the Share Purchase Plan is terminated. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate will continue to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period, but may only lower the rate of payroll deductions for an ongoing Offering Period. No more than one change may be made during a single Offering Period.

PURCHASE PRICE

         The purchase price of ordinary shares that may be acquired in any Purchase Period under the Share Purchase Plan is 85% of the lesser of: (a) the fair market value of the ordinary shares on the Offering Date; or (b) the fair market value of the ordinary shares on the Purchase Date. In no event may the purchase price be less than the par value of the ordinary shares. The fair market value of our ordinary shares is deemed to be the closing price of our ordinary shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal. As of May 31, 2002, the closing price of our ordinary shares on the Nasdaq National Market was $13.23 per share.

PURCHASE OF SHARES UNDER THE SHARE PURCHASE PLAN

         The number of whole shares an employee may purchase in any Purchase Period will be determined by dividing the total payroll amount withheld from the employee during the Purchase Period pursuant to the Share Purchase Plan by the purchase price for each share determined as described above, rounded down to the nearest whole number. The purchase will take place automatically on the Purchase Date of such Purchase Period.

WITHDRAWAL

         An employee may withdraw from any Offering Period. Upon withdrawal, the accumulated payroll deductions will be returned to the withdrawn employee, without interest, provided that the withdrawal occurs at least 15 days before the related Purchase Date. If the withdrawal occurs less than 15 days before such Purchase Date, payroll deductions will continue for the remainder of that Purchase Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period at least 15 days before the Offering Date.

AMENDMENT AND TERMINATION OF THE SHARE PURCHASE PLAN

         The Board of Directors may at any time amend, terminate or extend the term of the Share Purchase Plan, except that any such termination cannot affect the terms of subscription rights previously granted under the Share Purchase Plan, nor may any amendment make any change to the terms of subscription rights previously granted which would adversely affect the right of any participant, nor may any amendment be made without shareholder approval if such amendment would:

         - increase the number of shares that may be issued under the Share Purchase Plan; or

         - change the designation of the employees, or class of employees, eligible for participation in the Share Purchase Plan.

TERM OF THE SHARE PURCHASE PLAN

         The Share Purchase Plan will continue until the earlier to occur of:
(a) termination of the Share Purchase Plan by the Board of Directors; (b) the issuance of all the ordinary shares reserved for issuance under the Share Purchase Plan; or (c) September 2007, ten years after the date the Share Purchase Plan was adopted by the Board of Directors.

FEDERAL INCOME TAX INFORMATION

         THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO US AND EMPLOYEES PARTICIPATING IN THE SHARE PURCHASE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPATING EMPLOYEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE SHARE PURCHASE PLAN. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO DESCRIBE STATE OR LOCAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES FOR PARTICIPANTS IN COUNTRIES OTHER THAN THE UNITED STATES.

         The Share Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

         Tax Treatment for Employees. Employees will not recognize income for federal income tax purposes either upon enrollment in the Share Purchase Plan or upon the purchase of shares. All tax consequences are deferred until an employee sells the shares, disposes of the shares by gift or dies. Payroll deductions, however, remain fully taxable as ordinary income at the time the deduction is taken, and there is no deferral of the ordinary income accessed on these amounts.

         If ordinary shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale, or a disposition by way of gift or upon death, to the extent of the lesser of: (a) 15% of the fair market value of ordinary shares at the beginning of the Offering Period; or (b) the actual gain, the amount by which the fair market value of the ordinary shares on the date of sale, gift or death exceeds the purchase price. All additional gain upon the sale of shares is treated as capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the employee has a capital loss for the difference between the sale price and the purchase price.

         If the ordinary shares are sold or are otherwise disposed of including by way of gift, but not death, bequest or inheritance, (in any case, a "disqualifying disposition") within either the one-year or the two-year holding periods described above, the employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the ordinary shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income, not currently subject to withholding, in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the ordinary shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses, and up to $3,000 of capital losses may be used annually against ordinary income.

         Tax Treatment for Flextronics. We will be entitled to a deduction in connection with the disposition of shares acquired under the Share Purchase Plan only to the extent that the employee recognizes ordinary income on a disqualifying disposition of the shares. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. In order to enable us to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, employees will be required to notify us in writing of the date and terms of any disposition of shares purchased under the Share Purchase Plan.

         ERISA. The Share Purchase Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 nor is it qualified under
Section 401(a) of the Internal Revenue Code.

                 THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL
           OF THE INCREASE IN THE NUMBER OF ORDINARY SHARES AUTHORIZED
            FOR ISSUANCE UNDER THE 1997 EMPLOYEE SHARE PURCHASE PLAN.

                         OTHER EQUITY COMPENSATION PLANS

         As of March 31, 2001, we maintained the 2001 Equity Incentive Plan and 1997 Employee Share Purchase Plan, both of which were approved by our shareholders, and the 1997 Interim Option Plan, 1998 Interim Option Plan and 1999 Interim Option Plan. None of these Interim Option Plans is subject to shareholder approval. The terms of the 2001 Equity Incentive Plan and 1997 Employee Share Purchase Plan are described above. The Interim Option Plans are described more fully below.

         The following table gives information about equity awards under these plans as of March 31, 2002.

                                                   (A)                      (B)                     (C)
                                                                                         NUMBER OF ORDINARY SHARES
                                            NUMBER OF ORDINARY       WEIGHTED-AVERAGE     REMAINING AVAILABLE FOR
                                           SHARES TO BE ISSUED        EXERCISE PRICE     EQUITY COMPENSATION PLANS
                                              UPON EXERCISE           OF OUTSTANDING    (EXCLUDING ORDINARY SHARES
             PLAN CATEGORY                OF OUTSTANDING OPTIONS         OPTIONS          REFLECTED IN COLUMN (A))
             -------------                ----------------------         -------          ------------------------
Equity compensation plans approved by
shareholders........................             33,975,652               $17.84                6,691,359(1)
Equity compensation plans not approved
by shareholders(3)..................              3,547,859                 8.08                2,866,999(2)
TOTAL...............................             37,543,511               $16.92                9,558,358

-----------

(1) Of these, 6,060,736 ordinary shares remained available for grant under the 2001 Equity Incentive Plan and 630,623 ordinary shares remain available for purchase under the 1997 Employee Share Purchase Plan. Assuming that Proposal No. 6 is approved, 1,630,623 shares would be available for purchase under the 1997 Employee Share Purchase Plan

(2) Of these, 2,197,165 ordinary shares remained available for grant under the 1999 Interim Option Plan, 177,470 ordinary shares under the 1998 Interim Option Plan and 492,364 shares under the 1997 Interim Option Plan. Does not include 20,000,000 shares reserved for issuance under the 2002 Interim Option Plan, which was adopted after March 31, 2002. See "Interim Option Plans" below for more information regarding these plans.

(3) In connection with acquisitions, we have assumed the option plans, which we refer to as the Assumed Plans, and the underlying options of the acquired companies. Options to purchase a total of 8,097,628 shares under the Assumed Plans have been assumed. These options have a weighted average exercise price of $6.12 per share. These options have been converted into options to purchase our ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. No further awards will be made under the Assumed Plans. Statistics regarding the options under the Assumed Plans are not included in the above table.

INTERIM OPTION PLANS

         Our 1997 Interim Option Plan, our 1998 Interim Option Plan and our 1999 Interim Option Plan were adopted by our Board in June 1997, January 1998 and December 1998, respectively. In May 2002, we adopted the 2002 Interim Option Plan. The adoption of these interim plans was necessitated by our internal growth, our multiple acquisitions and the need to provide equity compensation for employees consistent with competitors and peer companies. These interim plans are not subject to shareholder approval.

         The Board reserved an aggregate of 2,000,000 ordinary shares, 3,144,000 ordinary shares, 5,200,000 ordinary shares and 20,000,000 ordinary shares for issuance under the 1997 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan, respectively. These plans provide for the grant to qualified persons of non-statutory stock options to purchase our ordinary shares. Information regarding outstanding options under the 1997 Plan, the 1998 Plan and the 1999 Plan as of March 31, 2002 is set forth in the table above. Since March 31, 2002, we have granted additional options under the these plans. As of June 1, 2002, we had a total of 22,959,048 shares available for issuance under our 1997 Plan, 1998 Plan, 1999 Plan and 2002 Plan.

         Shares subject to options granted pursuant to these interim plans that expire or terminate for any reason without being exercised will again become available for grant and issuance pursuant to awards under the interim plans. Options granted under these plans have an exercise price of not less than 85% of the fair market value of the underlying ordinary shares on the date of grant. Options issued under these plans generally vest over a four-year period and expire five years from the date of grant in the case of the 1997 Plan, the 1998 Plan and the 1999 Plan, and expire ten years from the date of grant in the case of the 2002 Plan. The other general terms of the these interim plans are similar to our 2001 Equity Incentive Plan.

                                 PROPOSAL NO. 7:

                 ORDINARY RESOLUTION TO APPROVE VARIOUS MATTERS
                      RELATING TO ORDINARY SHARE ISSUANCES

         We are incorporated in the Republic of Singapore. Under Singapore law, new ordinary shares may only be issued with the prior approval of our shareholders at a general meeting. Such approval, if granted, is effective from the date of the meeting at which it was given to the conclusion of the next Annual General Meeting of our shareholders or the expiration of the period within which the next Annual General Meeting is required by law to be held, whichever is the earlier. The Board believes that it is advisable and in our best interest for our shareholders to authorize the Directors to issue new ordinary shares for financing future transactions, acquisitions and other proper corporate opportunities and purposes. Having additional ordinary shares available and authorized for issuance in the future gives us greater flexibility to pursue corporate opportunities and enables the Directors to issue new ordinary shares without the expense and delay of an extraordinary general meeting of shareholders.

         We are seeking shareholder approval to issue new ordinary shares, and to make or grant offers agreements or options that might or would require the issue of new ordinary shares, during the period from the date of the 2002 Annual General Meeting to the date of the 2003 Annual General Meeting. If obtained, shareholder approval of this proposal will lapse on the date of the 2003 Annual General Meeting or the expiration of the period within which the 2003 Annual General Meeting is required by law to be held, whichever is earlier.

                THE BOARD RECOMMENDS A VOTE "FOR" THE RESOLUTION
                      RELATING TO ORDINARY SHARE ISSUANCES

                                 PROPOSAL NO. 8:

     ORDINARY RESOLUTION TO APPROVE A BONUS ISSUE OF ONE ORDINARY SHARE FOR
           EVERY ONE EXISTING ORDINARY SHARE HELD BY OUR SHAREHOLDERS

         Under Singapore law, a company may capitalize its reserves and apply such capitalized sum in payment for additional ordinary shares, which may then be allotted and issued, to its shareholders, credited as fully paid, in a transaction commonly referred to as a "bonus issue." A bonus issue is similar to a stock dividend by a Delaware or California corporation. However, under our Articles of Association, we may allot and issue shares in a bonus issue, which we refer to as bonus shares, only upon recommendation of the Board of Directors and with the prior approval of our shareholders at a general meeting. The Board believes that it is advisable and has recommended that it is in the best interest for our shareholders that the Board be granted the authority to allot and issue, at its sole discretion. after the date of the 2002 Annual General Meeting, but on or before 5:00 p.m., PDT, August 31, 2003, a bonus issue of up to an aggregate of __ bonus shares and, in the event that any new ordinary shares are allotted and issued by us after the close of business on July 2, 2002, which we refer to in this proposal as the Record Date, but on or before 5:00 p.m., PDT, August 31, 2003, an additional one bonus share for each new ordinary share so allotted and issued, to be credited as fully paid, which we refer to as the Bonus Shares.

         The Board believes that such discretionary authority is in the best interest of our shareholders since it provides the Board an opportunity to review economic and financial conditions prior to making the decision as to whether a bonus issue should be effected.

         If the Board exercises its authority to allot and issue the Bonus Shares after the date of the 2002 Annual General Meeting but on or before 5:00 p.m., PDT, August 31, 2003, then the Bonus Shares are to be allotted and issued to the holders of record of the ordinary shares on the date specified by our Board of Directors after the date of the 2002 Annual General Meeting, but no later than 5:00 p.m., PDT, August 31, 2003, on the basis of one bonus share for every one ordinary share then held. Fractional bonus shares will not be issued, but will be disposed of in such a manner as the Board of Directors deems fit. As a result, if the bonus issue is approved at the 2002 Annual General Meeting and the Board exercises its authority to allot and issue the Bonus Shares after the date of the 2002 Annual General Meeting, but on or before 5:00 p.m., PDT, August 31, 2003, then each holder of record of ordinary shares on the date specified by our Board of Directors after the date of the 2002 Annual General Meeting, but no later than 5:00 p.m., PDT, August 31, 2003, would receive an additional one ordinary share, credited as fully paid, for every one ordinary share then held of record by such shareholder. If the bonus issue is approved at the 2002 Annual General Meeting but the Board does not exercise its authority to allot and issue the Bonus Shares after the date of the 2002 Annual General Meeting, but on or before 5:00 p.m., PDT, August 31, 2003, then no bonus issue would be effected and, accordingly, no bonus shares would be allotted and issued to shareholders.

         The Bonus Shares, if and when allotted and issued, would rank pari passu in all respects with the existing ordinary shares, and would have identical rights. A sum of up to S$__ and, in the event that any new ordinary shares are allotted and issued by us after the Record Date, but on or before 5:00 p.m., PDT, August 31, 2003, an additional amount of S$0.01 for each new share so allotted and issued, from our Share Premium Account as at March 31, 2002, which sum we refer to as the Capital Sum, would be capitalized and applied in paying up in full the Bonus Shares to be issued. Accordingly, our issued and paid up capital would increase by up to S$__ after the allotment and issuance of the Bonus Shares and, in the event that any new shares are allotted and issued by us after the Record Date but on or before 5:00 p.m., PDT, August 31, 2003, an additional amount of $0.01 each for each new share so allotted and issued. Deloitte & Touche LLP have advised us that the balance in our Share Premium Account at March 31, 2002 is sufficient for the purpose of the bonus issue.

                      THE BOARD RECOMMENDS A VOTE "FOR" THE
                 RESOLUTION APPROVING THE PROPOSED BONUS ISSUE.

                                PROPOSAL NO. 9:

       ORDINARY RESOLUTION TO APPROVE THE PROPOSED SHARE PURCHASE MANDATE

THE PROPOSED SHARE PURCHASE MANDATE

         Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Companies Act, Cap. 50, the listing rules of the Nasdaq National Market and such other laws and regulations as may for the time being be applicable.

         It is a requirement that a company that wishes to purchase or otherwise acquire its own shares should obtain the approval of its shareholders to do so at a general meeting of its shareholders. Accordingly, approval is being sought from shareholders at the Annual General Meeting for a general and unconditional mandate, which we refer to as the Share Purchase Mandate, to be given for the purchase or acquisition by us of our issued ordinary shares. Accordingly, this resolution will be proposed as an Ordinary Resolution pursuant to which the Share Purchase Mandate will be given to the Directors to exercise all our powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

         If approved by shareholders at the Annual General Meeting, the authority conferred by the Share Purchase Mandate will continue in force until the earlier of the date of our next Annual General Meeting or the date by which our next Annual General Meeting is required by law to be held.

         The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate are summarized below:

         (a)  Maximum number of ordinary shares

              We may purchase or acquire only ordinary shares which are issued and fully paid up. The total number of ordinary shares which we may purchase or acquire is limited to that number of ordinary shares representing not more than 10% of our issued ordinary share capital at the date of the Annual General Meeting at which the Share Purchase Mandate is approved.

              Purely for illustrative purposes, on the basis of ___ issued ordinary shares as at July 2, 2002, and assuming that no further ordinary shares are issued on or prior to the Annual General Meeting, pursuant to the proposed Share Purchase Mandate, we may purchase not more than ___ issued ordinary shares (representing 10% of our issued ordinary share capital at that date).

         (b)  Duration of authority

              Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

              (i) the date on which our next Annual General Meeting is held or required by law to be held; or

              (ii) the date on which the authority conferred by the Share Purchase Mandate is revoked or varied.

         (c)  Manner of purchases or acquisitions of ordinary shares

              Purchases or acquisitions of ordinary shares may be made by way of:

              (i) market purchases on the Nasdaq National Market or any other securities exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for the purpose; and/or

              (ii) off-market purchases (if effected other than on the Nasdaq National Market or, as the case may be, any other securities exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme.

              In connection with or in relation to any equal access scheme or schemes, our Directors may impose such terms and conditions which are not inconsistent with the Share Purchase Mandate, the listing rules of the Nasdaq National Market and the Singapore Companies Act, as they consider fit in our interests in. An equal access scheme must, however, satisfy all the following conditions:

              (1) offers for the purchase or acquisition of ordinary shares shall be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

              (2) all of those persons shall be given a reasonable opportunity to accept the offers made; and

              (3) the terms of all the offers are the same (except that there shall be disregarded (1) differences in consideration attributable to the fact that offers may relate to ordinary shares with different accrued dividend entitlements and (2) differences in the offers introduced solely to ensure that each person is left with a whole number of ordinary shares).

         (d)  Purchase price

              The purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) to be paid for an ordinary share will be determined by our Directors. The maximum purchase price to be paid for the ordinary shares as determined by our Directors must not exceed:

              (i) in the case of a market purchase, 105% of the Average Closing Price of our ordinary shares; and

              (ii) in the case of an off-market purchase pursuant to an equal access scheme, 110% of the Average Closing Price of our ordinary shares,

                    in either case, excluding related expenses of the purchase or acquisition.

              For the above purposes, the term Average Closing Price means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the Nasdaq National Market or, as the case may be, any other securities exchange on which our ordinary shares may for the time being be listed and quoted, immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of ordinary shares from holders of ordinary shares, stating the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

SOURCES OF FUNDS

         Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore, shall be utilized. We intend to use our internal sources of funds to finance our purchase or acquisition of ordinary shares. We do not intend to obtain or incur any borrowings to finance our purchase or acquisition of ordinary shares. The Directors do not propose to exercise the Share Purchase Mandate in a manner and to such extent that our working capital requirements and those of our subsidiaries would be materially affected.

         Any purchases and acquisitions of ordinary shares must be made out of our distributable profits which are available for payment as dividends, excluding any amount in our share premium account and capital redemption reserve fund.

STATUS OF PURCHASED OR ACQUIRED ORDINARY SHARES

         Any ordinary share we purchase or acquire is deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to that ordinary share will expire on cancellation.

         We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

FINANCIAL EFFECTS

         The amount by which our issued share capital is diminished on cancellation of ordinary shares purchased or acquired must be transferred to a reserve called the "capital redemption reserve." In the event we implement a bonus issue of shares in the future, such reserve may be applied by us in paying up any unissued shares to be allotted and issued to our shareholders as fully paid bonus shares.

         Our total issued share capital will be diminished by the total nominal amount (or par value) of the ordinary shares purchased or acquired by us. The consideration paid by us for the purchase or acquisition of ordinary shares

(excluding related brokerage, goods and services tax, stamp duties and clearance fees) will correspondingly reduce the amount available for the distribution of cash dividends by us.

         Our net tangible assets of us and the consolidated net tangible assets of us and our subsidiaries will be reduced by the dollar value of the ordinary shares purchased or acquired. The purchase or acquisition of up to 10% of our issued ordinary share capital as at the date of the Annual General Meeting will not have any material impact on our consolidated earnings for the current financial year.

RATIONALE FOR THE SHARE PURCHASE MANDATE

         We presently maintain listing status on the Nasdaq National Market. Our need to repurchase our ordinary shares reflects in part the practices of our competitors and in part the dominance of the U.S. capital markets for us. Many international companies, including those in the United States, United Kingdom and Hong Kong are permitted by their governing jurisdictions to buy back their own shares. Share repurchases are thus widely available to and utilized by many other companies with which we compete for talent, capital, and investor and analyst interest.

         Share repurchase programs are important because of volatility in the stock market. A share repurchase program tends to buffer short term share price volatility, provide additional liquidity to the market and offset the effects of short-term speculators and investors. Minimizing unnecessary volatility bolsters shareholder confidence and employee morale. The latter can be a critical factor in employee retention, especially in the U.S. Silicon Valley, where we have significant operations. Minimizing extreme volatility can also facilitate use of our ordinary shares for acquisitions of other companies, which can enable us to acquire ongoing technological improvements with minimal cash outlay.

TAKE-OVER IMPLICATIONS

         If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder's proportionate interest in our voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of us, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for us under Rule 14 of The Singapore Code on Take-overs and Mergers.

         Under The Singapore Code on Take-overs and Mergers, persons acting in concert comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal) co-operate, through the acquisition by any of them of shares in a company to obtain or consolidate effective control of that company. Unless the contrary is established, the following persons will be presumed to be acting in concert, namely, (i) a company with any of its directors (together with their close relatives, related trusts as well as companies controlled by any of the directors, their close relatives and related trusts) and (ii) a company, its parent, subsidiaries and fellow subsidiaries, and their associated companies and companies of which such companies are associated companies, all with each other. For this purpose, ownership or control of at least 20% but not more than 50% of the equity share capital of a company will be regarded as the test of associated company status.

         The circumstances under which shareholders (including Directors) and persons acting in concert with them respectively will incur an obligation to make a take-over offer under Rule 14 of The Singapore Code on Take-overs and Mergers after a purchase or acquisition of our issued ordinary shares by us are set out in Appendix 2 of The Singapore Code on Take-overs and Mergers.

         The effect of Appendix 2 is that, unless exempted, Directors and persons acting in concert with them will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such Directors and their concert parties would increase to 30% or more, or if the voting rights of such Directors and their concert parties fall between 30% and 50% of our voting rights, the voting rights of such Directors and their concert parties would increase by more than 1% in any period of six months.

         Under Appendix 2, a shareholder not acting in concert with the Directors will not be required to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholder in us would increase to 30% or more, or if such shareholder holds between 30% and 50% of our voting rights, the voting rights of such shareholder would increase by more than 1% in any period of six months. Such shareholder need not abstain from voting in respect of the resolution authorizing the Share Purchase Mandate.

         Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

                THE BOARD RECOMMENDS A VOTE "FOR" THE RESOLUTION
                RELATING TO THE PROPOSED SHARE PURCHASE MANDATE.

            SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL GENERAL MEETING

         Shareholder proposals intended to be considered at the 2003 Annual General Meeting of Shareholders must be received by us no less than 120 days prior to August 29, 2003. Any proposals must be mailed to our San Jose, California offices, 2090 Fortune Drive, San Jose, California 95131, Attention:
Chief Executive Officer. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

         Management does not know of any matters to be presented at this Annual General Meeting other than those set forth herein and in the notice accompanying this proxy statement.

         It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.


                                        By Order of the Board of Directors,

                                        Bernard Liew Jin Yang
                                        Yap Lune Teng
                                        Joint Secretaries

July __, 2002
Singapore

                 FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
                           (INCORPORATED IN SINGAPORE)
                INDEX TO SINGAPORE STATUTORY FINANCIAL STATEMENTS

                                                                                                  PAGE
Directors' Report...............................................................................    2
Statement by Directors..........................................................................   12
Auditors' Report................................................................................   13
Consolidated Financial Statements of Flextronics International Ltd. and its Subsidiaries........   14
Supplementary Financial Statements of Flextronics International Ltd. (Parent Company)...........   43

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

DIRECTORS' REPORT

MARCH 31, 2002
(Currency - U.S. dollars unless otherwise stated)


DIRECTORS

      The directors of the Company in office at the date of this report are:

Michael E. Marks
Michael J. Moritz
Richard L. Sharp
Patrick Foley
Chuen Fah Alain Ahkong
Goh Thiam Poh, Tommie

PRINCIPAL ACTIVITIES

      The Company, which is listed on the Nasdaq National Market in the United States of America, is principally engaged in investment holding. The principal activities of the subsidiaries include the assembly of printed circuit boards, or PCBs, and complete systems and products, fabrication and assembly of plastic and metal enclosures, fabrication of PCBs and backplanes, and fabrication and assembly of photonics components. Certain subsidiaries are also engaged in design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging, and distribution; automation of key components of the supply chain through advanced information technologies; and other after-market services such as repair and warranty services and network and communications installation and maintenance.

      There were no significant changes in the nature of these activities during the financial year, except for the newly incorporated and acquired subsidiaries.

EMPLOYEES

      The total number of employees in the Company and the Group at the end of the financial year was nil and approximately 78,000, respectively (2000: nil and approximately 75,000).

RESULTS FOR THE FINANCIAL YEAR
(IN THOUSANDS)

      The Company realized net income amounting to $137,537 for the financial year. The Group realized a net loss of $153,748 for the financial year.

TRANSFERS TO OR FROM RESERVES OR PROVISIONS

      Except as shown in the financial statements, there were no material transfers to or from reserves or provisions during the year.

ACQUISITION AND DISPOSAL OF SUBSIDIARIES

During the financial year, the Group acquired the following subsidiaries:

                                                                                  NET TANGIBLE ASSETS/
                                                                                 (LIABILITIES) AT DATE
        NAME OF COMPANY                  INTEREST ACQUIRED     CONSIDERATION         OF ACQUISITION
        ---------------                  -----------------     -------------     ---------------------
                                                  %                $'000                 $'000

Held by the Company

Flextronics Enclosures (HK) Ltd.
(formerly known as Kingdom Advanced
Products)                                        100               12,864              (8,488)



Held by Subsidiaries

Flextronics Semiconductor Design,                100               34,245             (11,412)
Inc. (formerly known as ASIC
International, Inc.)

Remix Technologies, Inc.                         100                9,527                  --

Telcom Global Solutions Holdings,
Inc. and its subsidiaries                        100               46,841             (12,817)

Instrumentation Engineering, Inc.                100               87,810              (8,892)

The Orbiant Group and its                         91               80,594            (116,381)
subsidiaries

(Certain subsidiaries of) Xerox
Corporation                                      100              165,069              59,989

DNA Enterprises                                  100                2,660                (812)

During the financial year, the Group incorporated the following subsidiaries:

                                                                                               THE GROUP'S
                                          COUNTRY OF                                            EFFECTIVE
      NAME OF SUBSIDIARY                INCORPORATION          PRINCIPAL ACTIVITY             SHAREHOLDINGS
      ------------------                -------------    ------------------------------       -------------
                                                                                                     %

Held by Subsidiaries

Flextronics Beteiligungs GmbH              Austria       Investment holding                         100

Flextronics Holding Aktiengsellchaft       Austria       Treasury Services                          100

Flextronics Int. Kft.                      France        Manufacture of electronics and             100
                                                         telecommunication products

Flextronics Manufacturing France SNC       France        Manufacture of electronics and             100
                                                         telecommunication products

Flextronics Logistics (Singapore)         Singapore      Logistic services                          100
Pte. Ltd.

Flextronics Network Services              Thailand       Network and communications                  83
(Thailand) Ltd.                                          installation and maintenance
                                                         services

The following subsidiaries were liquidated during the financial year:

                                                                                    Net tangible
NAME OF SUBSIDIARY                         Interest disposed of    Consideration       assets
------------------                         --------------------    -------------    ------------
                                                    %                    $               $

Flextronics International Packages &
Packing Materials Poland Sp.zo.o                   100                   -               -

      Except as disclosed above, there were no other acquisitions or disposals of subsidiaries during the financial year.

ISSUE OF SHARES AND DEBENTURES

During the financial year,

(i)   the Company issued the following shares:

      (a) 20,000,000 Ordinary Shares of S$0.01 each for cash at $25.96 per share respectively for public offering with proceeds amounting to $503.8 million, net of issuance costs of $15.4 million.

      (b) 7,989,287 Ordinary Shares of S$0.01 each for cash at a premium of $42.2 million, net of expenses, by virtue of the exercise of share options previously granted.

      (c) 767,301 Ordinary Shares of S$0.01 each for cash at a premium of $15.4 million, net of expenses, by virtue of the Employee Share Purchase Plan.

      (d) 1,104,076 Ordinary Shares of S$0.01 each at a premium of $31.5 million for the acquisition of Flextronics Semiconductor Design, Inc. (formerly known as ASIC International, Inc.), which was held by Flextronics International Holding Corp., a wholly owned subsidiary of the Company.

      (e) 1,985,117 Ordinary Shares of S$0.01 each for the acquisition of Telcom Global Solutions Holdings, Inc. and its subsidiaries at a premium of $41.9 million, which were held by Flextronics International PA, Inc., a wholly owned subsidiary of the Company.

      (f) 4,175,191 Ordinary Shares of S$0.01 each at a premium of $90.0 million for the acquisition of Instrumentation Engineering, Inc., which was held by Flextronics International USA, Inc., a wholly owned subsidiary of Flextronics International Holding Corp., which is in turn a wholly owned subsidiary of the Company.

      (g) 442,625 Ordinary Shares of S$0.01 each at a premium of $15.1 million related to contingent purchase price adjustments related to the acquisition of Ojala-Yhtma Oy. and its subsidiary, which is held by a wholly owned subsidiary of the Company, in the prior financial year.

      (h) 177,781 Ordinary Shares of S$0.01 each at a premium of $4.1 million related to contingent purchase price adjustments related to the acquisition of Flextronics Photonics PPT, Inc. (formerly known as Photonics Packaging Technologies, Inc.), which is held by a wholly owned subsidiary of the Company, in the prior financial year.

      In connection with the Group's strategic alliance with Motorola Inc. ("Motorola") in financial year 2001, Motorola paid $100.0 million for an equity instrument that entitled it to acquire 22,000,000 million Flextronics Ordinary Shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to the Group. The issuance of this equity instrument resulted in a one-time charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in financial year 2001.

      In the current financial year, the Group entered into an agreement with Motorola under which it repurchased this equity instrument for $112.0 million. The fair value of the equity instrument on the date it was repurchased exceeded the amount paid to repurchase the equity instrument. Accordingly, the Group accounted for the repurchase of the equity instrument as a reduction to shareholders' equity in the accompanying consolidated statement of shareholders' equity.

During the financial year, its subsidiaries issued the following shares:

       Name of company                      Shares issued                             Purpose
------------------------------    -----------------------------------  -----------------------------------
Flextronics International         $13.6 million par value              For investment of capital
Tecnologia Ltda.

Flextronics Manufacturing Mex,    39,775,000 Ordinary Shares of $1.08  For investment of capital
S.A. de C.V.                      each

Flextronics Manufacturing Mex,    22,789,873 Ordinary Shares of        For investment of capital
S.A. de C.V.                      $5.41 each

Flextronics Manufacturing Mex,    4,950 Ordinary Shares of $1.09 each  For investment of capital
S.A. de C.V.

Flextronics Manufacturing Mex,    229,834,764 Ordinary Shares of       For investment of capital
S.A. de C.V.                      $1.00 each

Flextronics International USA,    800,000 Ordinary Shares, of $0.04    For investment of capital
Inc.                              each, $20.0 million additional
                                  paid-in capital

Flextronics International USA,    1,000 Ordinary Shares. Of $50.00     For investment of capital
Inc.                              each

Flextronics Manufacturing         55,600,000 Ordinary Shares of        For incorporation
Aguascalientes, S.A. de C.V.      $0.11 each

Flextronics Plastics, S.A. de     16,525,085 Ordinary Shares of        For investment of capital
C.V.                              $1.08 each

Flextronics Holding (Singapore)   $71.8 million additional paid-in     For investment of capital
Pte. Ltd.                         capital

Flextronics Manufacturing         $4.6 million additional paid-in      For investment of capital
(Shanghai) Co. Ltd.               capital

Flextronics (Penang) Sdn. Bhd.    $13.6 million additional paid-in     For incorporation and investment of
                                  capital                              capital

Flextronics Plastics              $74.1 million par value              For investment of capital
(Singapore) Pte. Ltd.

Flextronics Technologies          5,876,353 Ordinary Shares of $0.22   For investment of capital
(India) Pvt. Ltd.                 each

Flextronics Industrial (Zhuhai)   $6.0 million par value               For investment of capital
Co., Ltd.

Flextronics Technology            $1.7 million par value               For investment of capital
(Shenzhen) Co. Ltd.

Flextronics International Cork    $11.0 million par value              For investment of capital
B.V.

Flextronics International Cork    $42.5 million additional paid-in     For investment of capital
B.V.                              capital

Flextronics International Kft.    $5.5 million par value, $36.0        For investment of capital
                                  million additional paid-in capital

Flextronics International Kft.    $16.8 million additional paid-in     For acquisition
                                  capital

Flextronics Udine S.p.A           $3.3 million additional paid-in      For investment of capital
                                  capital

Flextronics Beteiligungs GmbH     $30,680 Ordinary Shares              For incorporation

Flextronics Beteiligungs GmbH     $482,118 additional paid-in capital  For investment of capital

Flextronics Holding Finland Oy.   $13.2 million additional paid-in     For investment of capital
                                  capital

Flextronics Design Finland Oy.    26 Ordinary Shares of $80.08 each    For acquisition

Flextronics International PA,     $35.5 million additional paid-in     For incorporation
Inc.                              capital

Flextronics International PA,     $42.3 million additional paid-in     For acquisition
Inc.                              capital

Flextronics International PA,     $11.8 million additional paid-in     For investment of capital
Inc.                              capital

Flextronics Logistics S.A. de     19,531,375 Ordinary Shares, $2.1     For investment of capital
C.V., GDL, Mexico                 million additional paid-in capital

Flextronics Logistics             500,000 Ordinary Shares of $.55      For incorporation
(Singapore) Pte. Ltd.             each

Irish Express Logistics           $11.7 million additional paid-in     For investment of capital
                                  capital

IEC Logistics, Inc.               $13.9 million additional paid-in     For investment of capital
                                  capital

Multilayer Technology GmbH &      $817,789 additional paid-in capital  For investment of capital
Co. KG

Multek Brazil Ltda.               $3.0 million additional paid-in      For investment of capital
                                  capital

Flextronics Network Services      $3.0 million par value               For investment of capital
Sweden AB

Flextronics Network Services      $164,000 par value, $32.8 million    For investment of capital
Sweden AB                         additional paid-in capital

Flextronics Network Services      $59,000 par value, $0.5 million      For investment of capital
Sweden AB                         additional paid-in capital

Flextronics Network Services      $0.2 million par value, $0.7         For investment of capital
Sweden AB                         million additional paid-in capital

Telcom Global Solutions           $41.9 million additional paid-in     For acquisition
Holdings, Inc.                    capital

Flextronics International         $5.6 million par value               For investment of capital
Avellino S.p.A

Flextronics International         1,000 shares at $11.78 each, $23.7   For investment of capital
Denmark A/S                       million additional paid-in capital

Flextronics International         $39.1 million additional paid-in     For investment of capital
Poland Sp.zo.o                    capital

      Except as disclosed above, neither the Company nor its subsidiaries issued any shares or debentures during the financial year.

ARRANGEMENTS TO ENABLE DIRECTORS TO ACQUIRE SHARES OR DEBENTURES

      Neither at the end nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares or debentures of the Company or any other body corporate.

DIRECTORS' INTEREST IN SHARES AND DEBENTURES

      The interests of the directors who held office at the end of the financial year in the shares or debentures of the Company and related corporations were as follows:

                                     Holdings in the name of the director,
                                          by trust or by partnership
                                     -------------------------------------
                                      March 31, 2001       March 31, 2002
                                     ----------------     ----------------
                                         Ordinary shares of $0.01 each
Michael E. Marks                          2,119,738            2,939,944
Michael J. Moritz                           359,432              383,432
Richard L. Sharp                          5,965,952            5,989,952
Patrick Foley                                40,000                   --
Goh Thiam Poh, Tommie                     5,573,114            4,803,114

                                                                            Exercise
                               March 31, 2001       March 31, 2002           price            Exercisable period
                              ----------------     ----------------        ----------     -------------------------
                              Options to acquire Ordinary Shares of $0.01 each
Michael E. Marks                         720                   --          $   2.8907     11.8.1996 to 11.8.2001
                                      40,946                   --              2.8907     11.8.1996 to 11.8.2001
                                     792,084               16,667              4.1875     12.11.1997 to 12.11.2002
                                   3,200,000              733,333              6.0000     10.28.1998 to 10.28.2003
                                      26,004               26,004             14.5000     10.1.1999 to 10.1.2004
                                     573,996              573,996             14.5000     10.1.1999 to 10.1.2004
                                      36,456                   --              4.5742     4.7.2000 to 4.7.2005
                                   1,000,000            1,000,000             23.1875     12.20.2000 to 12.20.2010
                                          --              200,000             13.9800     9.21.2001 to 9.21.2011

                                          --              400,000             15.9000     10.1.2001 to 10.1.2011

Michael J.  Moritz                    24,000                   --              2.1563     8.15.1996 to 8.15.2001
                                      24,000               24,000              5.5625     10.14.1997 to 10.14.2002
                                      24,000               24,000              4.0000     9.18.1998 to 9.18.2003
                                      24,000               24,000             13.8750     8.27.1999 to 8.27.2004
                                       6,000                6,000             42.0313     9.21.2000 to 9.21.2005
                                          --                6,000             14.1000     9.20.2001 to 9.20.2011

Richard L. Sharp                      24,000                   --              2.1563     8.15.1996 to 8.15.2001
                                      24,000               24,000              5.5625     10.14.1997 to 10.14.2002
                                      24,000               24,000              4.0000     9.18.1998 to 9.18.2003
                                      24,000               24,000             13.8750     8.27.1999 to 8.27.2004
                                       6,000                6,000             42.0313     9.21.2000 to 9.21.2005
                                          --                6,000             14.1000     9.20.2001 to 9.20.2011

Patrick Foley                        120,000              120,000              5.5625     10.14.1997 to 10.14.2002
                                      24,000               24,000              4.0000     9.18.1998 to 9.18.2003
                                      24,000               24,000             13.8750     8.27.1999 to 8.27.2004
                                       6,000                6,000             42.0313     9.21.2000 to 9.21.2005
                                          --                6,000             14.1000     9.20.2001 to 9.20.2011

Chuen Fah Alain Ahkong                24,000                4,000              4.0000     9.18.1998 to 9.18.2003
                                      24,000               24,000             13.8750     8.27.1999 to 8.27.2004
                                       6,000                6,000             42.0313     9.21.2000 to 9.21.2005
                                          --                2,700             23.0200     7.6.2001 to 7.6.2011
                                          --                6,000             14.1000     9.20.2001 to 9.20.2011

Goh Thiam Poh, Tommie                     --                6,000             14.1000     9.20.2001 to 9.20.2011

      Other than as disclosed above, no other directors of the Company had an interest in any shares or debentures of the Company or related corporations either at the beginning or end of the financial year.

DIRECTORS' CONTRACTUAL BENEFITS

      Since the end of the previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest except for any professional fees paid to a firm of which the director is a member.

DIVIDENDS

      No dividend has been paid or declared since the end of the previous financial year. The directors of the Company do not recommend payment of a dividend during the financial year.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

      Before the financial statements of the Company were prepared, the directors took reasonable steps to ensure that proper action had been taken in relation to writing off bad debts and providing for doubtful accounts of the Company, and satisfied themselves that all known bad debts had been written off and that adequate provision had been made for doubtful accounts.

      At the date of this report, the directors are not aware of any circumstances which would render the amount of bad debts written off or the amount of allowance for doubtful accounts in the consolidated financial statements inadequate to any substantial extent.

CURRENT ASSETS

      Before the financial statements of the Group and the Company were prepared, the directors took reasonable steps to ensure that any current assets which were unlikely to realize their book values in the ordinary course of the business had been written down to their estimated realizable values or that adequate provision had been made for the diminution in values of such current assets.

      At the date of this report, the directors are not aware of any circumstances, which would render the values attributed to current assets in the accompanying consolidated financial statements of the Group and the accompanying supplementary financial statements of the Company misleading.

CHARGES AND CONTINGENT LIABILITIES

      At the date of this report, no charge on the assets of the Company or any corporation in the Group has arisen which secures the liabilities of any other person and no contingent liability has arisen since the end of the financial year.

ABILITY TO MEET OBLIGATIONS

      No contingent or other liability of the Company or any corporation in the Group has become enforceable, or is likely to become enforceable, within the period of twelve months after the end of the financial year which will or may affect the ability of the Company and the Group to meet their obligations as and when they fall due.

OTHER CIRCUMSTANCES AFFECTING FINANCIAL STATEMENTS

      At the date of this report, the directors are not aware of any circumstances not otherwise dealt with in this report or the financial statements of the Group and the Company, which would render any amount stated in the accompanying consolidated and supplementary financial statements misleading.

MATERIAL AND UNUSUAL TRANSACTIONS

      In the opinion of the directors, except as disclosed in Note 9 of the accompanying consolidated financial statements of the Group and the accompanying supplementary financial statements of the Company, the results of the operations of the Group and of the Company for the financial year ended March 31, 2002 have not been substantially affected by any item, transaction or event of a material and unusual nature.

MATERIAL AND UNUSUAL TRANSACTIONS AFTER THE FINANCIAL YEAR

      In the opinion of the directors, in the interval between the end of the financial year and the date of this report, no item, transaction or event of a material and unusual nature, likely to affect substantially the results of the operations of the Company and of the Group for the financial year in which this report is made, has arisen.

SHARE OPTIONS AND SHARE OPTION PLANS (SCHEMES)

2001 Equity Incentive Plan (the "2001 Plan")

      During the financial year ended March 31, 2002, options for a total of 1,437,835 Ordinary Shares in the Company were granted with an exercise price ranging from $14.34 to $22.99 and a weighted average exercise price of $15.5773 under the 2001 Plan. No Ordinary Shares in the Company were issued during the financial year by virtue of the exercise of options granted under the 2001 Plan. As at March 31, 2002, the number and class of unissued shares under option granted under the 2001 Plan was 6,060,736 Ordinary Shares, net of cancellation of options for 8,886,729 Ordinary Shares. The expiration dates range from October 1, 2006 to February 29, 2012.

1993 Share Option Plan (the "1993 Plan")

      During the financial year ended March 31, 2002, options for a total of 7,510,876 Ordinary Shares in the Company were granted with an exercise price ranging from $13.00 to $23.02 and a weighted average exercise price of $15.61 under the 1993 Plan. A total of 2,222,486

Ordinary Shares in the Company were issued during the financial year by virtue of the exercise of options granted under the 1993 Plan. Pursuant to the adoption of the 2001 Plan in October 2001, remaining unissued shares under the 1993 Plan will be available for issuance under the 2001 Plan. As such, as at March 31, 2002, there were no unissued shares under option granted under the 1993 Plan. Upon adoption of the 2001 Plan, no additional options will be granted under the 1993 Plan. The expiration dates range from June 2, 2002 to February 29, 2012.

1997 Interim Option Plan (the "1997 Plan")

      During the financial year ended March 31, 2002, no options were granted under the 1997 Plan. A total of 154,261 Ordinary Shares in the Company were issued during the financial year by virtue of the exercise of options granted under the 1997 Plan. As at March 31, 2002, the number and class of unissued shares under option granted under the 1997 Plan was 492,364 Ordinary Shares, net of cancellation of options for 664,084 Ordinary Shares. The expiration dates range from June 5, 2002 to June 2, 2003.

1998 Interim Option Plan (the "1998 Plan")

      During the financial year ended March 31, 2002, no options were granted under the 1998 Plan. A total of 442,002 Ordinary Shares in the Company were issued during the financial year by virtue of the exercise of options granted under the 1998 Plan. As at March 31, 2002, the number and class of unissued shares under option granted under the 1998 Plan was 177,470 Ordinary Shares, net of cancellation of options for 232,870 Ordinary Shares. The expiration dates range from December 11, 2002 to October 12, 2003.

1999 Interim Option Plan (the "1999 Plan")

      During the financial year ended March 31, 2002, no options were granted under the 1999 Plan. A total of 349,580 Ordinary Shares in the Company were issued during the financial year by virtue of exercise of options granted under the 1999 Plan. As at March 31, 2002, the number and class of unissued shares under option granted under the 1999 Plan was 2,197,165 Ordinary Shares, net of cancellation of options for 390,077 Ordinary Shares. The expiration dates range from December 15, 2003 to September 7, 2004.

Assumed Option Plans (the "Assumed Plans")

      The Company has certain option plans and the underlying options of companies, which the Company has merged with or acquired. Total options assumed under these plans amounted to 8,097,628. Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. A total of 4,808,291 Ordinary Shares of the Company were issued during the financial year by virtue of exercise of options granted under the Assumed Plans. No further option grants will be awarded under the Assumed Plans.

Employee Share Purchase Plan (the `ESPP')

      The ESPP was approved by the shareholders in October 1997. Under the ESPP, employees may purchase, on a periodic basis, a limited number of Ordinary Shares through payroll deductions over a six-month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the shares at the beginning or end of the offering period, whichever is lower. A total of 767,301 Ordinary Shares were sold under the ESPP during the current financial year. The per-share weighted average fair value of Ordinary Shares sold under the ESPP in financial year 2002 was $20.08.

AUDITORS

      On May 3, 2002, the Audit Committee of the Company's Board of Directors determined that it would replace Arthur Andersen LLP as the Company's independent auditors and resolved, subject to the approval of the Company's shareholders, to appoint Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2003 in place of Arthur Andersen LLP. For Singapore statutory law purposes, the appointment of Deloitte & Touche LLP will be subject to and submitted for the approval of the Company's shareholders at the Company's 2002 Annual General Meeting.

ON BEHALF OF THE BOARD OF DIRECTORS





MICHAEL E. MARKS                                     CHUEN FAH ALAIN AHKONG
Director                                             Director



Singapore
July __,  2002

STATEMENT BY DIRECTORS

      In the opinion of the directors, the accompanying financial statements set out on pages 12 to 55 are drawn up so as to give a true and fair view of the state of affairs of the Group and the Company as at March 31, 2002 and the results and changes in equity of the Group and the Company and the cash flows of the Group and the Company for the year then ended and at the date of this statement there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

ON BEHALF OF THE BOARD OF DIRECTORS





MICHAEL E. MARKS                                     CHUEN FAH ALAIN AHKONG
Director                                             Director

AUDITORS' REPORT TO THE MEMBERS OF
FLEXTRONICS INTERNATIONAL LTD.


We have audited the consolidated financial statements of the Flextronics International Ltd and its subsidiaries ("the Group") set out on pages 14 to 42 and the supplementary financial statements of Flextronics International Ltd ("the Company") set out on pages 43 to 56 as at 31 March 2002 and for the year then ended, collectively the "statutory financial statements". These statutory financial statements are the responsibility of the Company's directors. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion:

(a) the statutory financial statements are properly drawn up in accordance with the provisions of the Companies Act, modified by specific disclosure exemption granted by the Registrar of Companies and Business of Singapore and accounting principles generally accepted in the United States, and so as to give a true and fair view of:

      (i) the state of affairs of the Group and of the Company as at 31 March 2002 and of the results and changes in equity of the Group and of the Company and cash flows of the Group and of the Company for the year then ended; and

      (ii) the other matters required by Section 201 of the Act to be dealt with in the statutory financial statements;

(b) the accounting and other records and the registers required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

We have considered the financial statements and auditors' reports of all subsidiaries, of which we have not acted as auditors, being financial statements included in the consolidated financial statements.

We are satisfied that the financial statements of the subsidiaries that have been consolidated with the financial statements of the Company are in form and content appropriate and proper for the purposes of the preparation of the consolidated financial statements and we have received satisfactory information and explanations as required by us for those purposes.

The auditors' reports relating to the financial statements of the subsidiaries were not subject to any material qualification and, in respect of subsidiaries incorporated in Singapore, did not include any comment made under Section 207
(3) of the Act.

ARTHUR ANDERSEN
Certified Public Accountants
Singapore
June __, 2002
CONSOLIDATED FINANCIAL STATEMENTS OF FLEXTRONICS INTERNATIONAL LTD AND ITS
SUBSIDIARIES:

                         FLEXTRONICS INTERNATIONAL LTD.

                           CONSOLIDATED BALANCE SHEETS

                                                                                                               MARCH 31,
                                                                                                      ---------------------------
                                                                                                         2002            2001
                                                                                                      -----------     -----------
                                                                                                      (IN THOUSANDS, EXCEPT SHARE
                                                                                                        AND PER SHARE AMOUNTS)
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents .......................................................................   $   745,124     $   631,588
  Accounts receivable, less allowance for doubtful accounts of $41,649 and $44,419 as of March 31,
   2002 and 2001, respectively ....................................................................     1,866,576       1,651,252
  Inventories, net ................................................................................     1,292,230       1,787,055
  Deferred income taxes ...........................................................................        51,954          42,595
  Other current assets ............................................................................       597,303         343,557
                                                                                                      -----------     -----------
     Total current assets .........................................................................     4,553,187       4,456,047
Property, plant and equipment, net ................................................................     2,032,495       1,828,441
Deferred income taxes .............................................................................       312,996         139,678
Goodwill and other intangibles, net ...............................................................     1,538,148         983,384
Other assets ......................................................................................       207,873         164,105
                                                                                                      -----------     -----------
     Total assets .................................................................................   $ 8,644,699     $ 7,571,655
                                                                                                      ===========     ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank borrowings and current portion of long-term debt ...........................................   $   282,478     $   298,052
  Current portion of capital lease obligations ....................................................        16,557          27,602
  Accounts payable ................................................................................     1,962,630       1,480,468
  Other current liabilities .......................................................................       896,639         735,184
                                                                                                      -----------     -----------
     Total current liabilities ....................................................................     3,158,304       2,541,306
Long-term debt, net of current portion ............................................................       843,082         879,525
Capital lease obligations, net of current portion .................................................        20,211          37,788
Other liabilities .................................................................................       167,606          82,675
Commitments and contingencies
SHAREHOLDERS' EQUITY:
  Ordinary shares, S$.01 par value; authorized -- 1,500,000,000 shares; issued and outstanding --
   513,011,778 and 476,370,089 as of March 31, 2002 and 2001, respectively ........................         3,043           2,841
  Additional paid-in capital ......................................................................     4,898,807       4,266,938
  Retained deficit ................................................................................      (286,640)       (132,892)
  Accumulated other comprehensive loss ............................................................      (159,714)       (106,526)
                                                                                                      -----------     -----------
     Total shareholders' equity ...................................................................     4,455,496       4,030,361
                                                                                                      -----------     -----------
     Total liabilities and shareholders' equity ...................................................   $ 8,644,699     $ 7,571,655
                                                                                                      ===========     ===========

       The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           YEARS ENDED MARCH 31,
                                               ----------------------------------------------
                                                   2002             2001             2000
                                               ------------     ------------     ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales .................................    $ 13,104,847     $ 12,109,699     $  6,959,122
Cost of sales .............................      12,224,969       11,127,896        6,335,242
Unusual charges ...........................         464,391          510,495            7,519
                                               ------------     ------------     ------------
     Gross profit .........................         415,487          471,308          616,361
Selling, general and administrative .......         443,586          430,109          319,952
Goodwill and other intangibles amortization          12,615           63,541           41,326
Unusual charges ...........................         110,035          462,847            3,523
Interest and other expense, net ...........          91,853           67,115           69,912
                                               ------------     ------------     ------------
     Income (loss) before income taxes ....        (242,602)        (552,304)         181,648
Provision for (benefit from) income taxes .         (88,854)        (106,285)          23,080
                                               ------------     ------------     ------------
     Net income (loss) ....................    $   (153,748)    $   (446,019)    $    158,568
                                               ============     ============     ============
Earnings (loss) per share:
  Basic ...................................    $      (0.31)    $      (1.01)    $       0.44
                                               ============     ============     ============
  Diluted .................................    $      (0.31)    $      (1.01)    $       0.42
                                               ============     ============     ============
Shares used in computing per share amounts:
  Basic ...................................         489,553          441,991          356,338
                                               ============     ============     ============
  Diluted .................................         489,553          441,991          383,119
                                               ============     ============     ============

       The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                                     YEARS ENDED MARCH 31,
                                                                              ------------------------------------
                                                                                 2002         2001         2000
                                                                              ----------   ----------   ----------
                                                                                         (IN THOUSANDS)
Net income (loss).........................................................    $ (153,748)  $ (446,019)  $  158,568
Other comprehensive income (loss):
  Foreign currency translation adjustment, net of tax.....................       (44,450)     (49,844)     (16,783)
  Unrealized gain (loss) on investments and derivatives, net of tax.......        (3,799)     (55,851)      59,704
                                                                              ----------   ----------   ----------
Comprehensive income (loss)...............................................    $ (201,997)  $ (551,714)  $  201,489
                                                                              ==========   ==========   ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED MARCH 31, 2000, 2001 AND 2002

                                                                                                                      ACCUMULATED
                                                    ORDINARY SHARES                ADDITIONAL          RETAINED          OTHER
                                              -----------------------------         PAID-IN            EARNINGS      COMPREHENSIVE
                                                 SHARES            AMOUNT           CAPITAL           (DEFICIT)       INCOME (LOSS)
                                              -----------       -----------       -----------        -----------     --------------
                                                                                 (IN THOUSANDS)
BALANCE AT MARCH 31, 1999 ................        313,222(1)    $     1,898(1)    $   710,420(1)     $   244,619     $   (32,138)
 Adjustment to conform fiscal year of
   pooled entity .........................             --                --                --               (818)             --
 Impact of immaterial pooling of
   interests acquisitions ................          1,847                 6             1,607             (2,062)             --
 Issuance of common stock ................          2,448                14             9,975                 --              --
 Exercise of stock options ...............          4,991                29            18,068                 --              --
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................          2,118                13             8,822                 --              --
 Tax benefit on employee stock plans .....             --                --             4,785                 --              --
 Sale of ordinary shares in public
   offering, net of offering costs .......         67,018               391         1,158,382                 --              --
 Conversion of convertible notes .........         14,792                86            84,988                 --              --
 Dividends paid to former shareholders ...             --                --                --            (26,572)             --
 Deferred stock compensation .............             --                --                (1)                --              --
 Amortization of deferred stock
   compensation ..........................             --                --                --                 --              --
 Net income ..............................             --                --                --            158,568              --
 Change in unrealized gain (loss) on
   available for sale securities .........             --                --                --                 --          59,704
  Foreign currency translation ...........             --                --                --                 --         (19,072)
                                              -----------       -----------       -----------        -----------     -----------
BALANCE AT MARCH 31, 2000 ................        406,436             2,437         1,997,046            373,735           8,494
 Adjustment to conform fiscal year of
   pooled entities .......................          6,882                40             4,056            (58,306)         (3,787)
 Impact of immaterial pooling of
   interests acquisitions ................            728                 4             2,482             (2,112)             --
 Issuance of ordinary shares for
   acquisitions ..........................         10,825                63           365,422                 --              --
 Exercise of stock options ...............         11,405                66            69,504                 --              --
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................            445                 3             8,911                 --              --
 Tax benefit on employee stock plans .....             --                --            11,537                 --              --
 Sale of ordinary shares in public
   offering, net of offering costs .......         39,650               228         1,421,443                 --              --
 Dividends paid to former shareholders ...             --                --                --               (190)             --
 Amortization of deferred stock
   compensation ..........................             --                --                --                 --              --
 Issuance of equity instrument (Note 9) ..             --                --           386,537                 --              --
 Net loss ................................             --                --                --           (446,019)             --
 Change in unrealized gain (loss) on
   available for sale securities .........             --                --                --                 --         (55,851)
 Foreign currency translation ............             --                --                --                 --         (55,382)
                                              -----------       -----------       -----------        -----------     -----------
BALANCE AT MARCH 31, 2001 ................        476,371             2,841         4,266,938           (132,892)       (106,526)
 Issuance of ordinary shares for
   acquisitions ..........................          7,885                45           182,544                 --              --
 Exercise of stock options ...............          7,989                44            42,227                 --              --
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................            767                 4            15,407                 --              --
 Sale of ordinary shares in public
   offering, net of offering costs .......         20,000               109           503,691                 --              --
 Repurchase of equity instrument (Note 9).             --                --          (112,000)                --              --
 Net loss ................................             --                --                --           (153,748)             --
 Change in unrealized gain (loss) on
   available for sale securities .........             --                --                --                 --          (3,853)
 Change in derivative instruments ........             --                --                --                 --              54
 Foreign currency translation ............             --                --                --                 --         (49,389)
                                              -----------       -----------       -----------        -----------     -----------
BALANCE AT MARCH 31, 2002 ................        513,012       $     3,043       $ 4,898,807        $  (286,640)    $  (159,714)
                                              ===========       ===========       ===========        ===========     ===========

                                                                     TOTAL
                                                  DEFERRED       SHAREHOLDERS'
                                                COMPENSATION        EQUITY
                                                ------------     ------------
BALANCE AT MARCH 31, 1999 ................       $    (9,494)    $   915,305
 Adjustment to conform fiscal year of
   pooled entity .........................                --            (818)
 Impact of immaterial pooling of
   interests acquisitions ................                --            (449)
 Issuance of common stock ................                --           9,989
 Exercise of stock options ...............                --          18,097
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................                --           8,835
 Tax benefit on employee stock plans .....                --           4,785
 Sale of ordinary shares in public
   offering, net of offering costs .......                --       1,158,773
 Conversion of convertible notes .........                --          85,074
 Dividends paid to former shareholders ...                --         (26,572)
 Deferred stock compensation .............               361             360
 Amortization of deferred stock
   compensation ..........................             4,049           4,049
 Net income ..............................                --         158,568
 Change in unrealized gain (loss) on
   available for sale securities .........                --          59,704
 Foreign currency translation ............                --         (19,072)
                                                 -----------     -----------
BALANCE AT MARCH 31, 2000 ................            (5,084)      2,376,628
 Adjustment to conform fiscal year of
   pooled entities .......................                --         (57,997)
 Impact of immaterial pooling of
   interests acquisitions ................                --             374
 Issuance of ordinary shares for
   acquisitions ..........................                --         365,485
 Exercise of stock options ...............                --          69,570
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................                --           8,914
  Tax benefit on employee stock plans ....                --          11,537
 Sale of ordinary shares in public
   offering, net of offering costs .......                --       1,421,671
 Dividends paid to former shareholders ...                --            (190)
 Amortization of deferred stock
   compensation ..........................             5,084           5,084
 Issuance of equity instrument (Note 9) ..                --         386,537
 Net loss ................................                --        (446,019)
 Change in unrealized gain (loss) on
   available for sale securities .........                --         (55,851)
 Foreign currency translation ............                --         (55,382)
                                                 -----------     -----------
BALANCE AT MARCH 31, 2001 ................                --       4,030,361
 Issuance of ordinary shares for
   acquisitions ..........................                --         182,589
 Exercise of stock options ...............                --          42,271
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................                --          15,411
 Sale of ordinary shares in public
   offering, net of offering costs .......                --         503,800
 Repurchase of equity instrument (Note 9).               --        (112,000)
 Net loss ................................                --        (153,748)
 Change in unrealized gain (loss) on
   available for sale securities .........                --          (3,853)
 Change in derivative instruments ........                --              54
 Foreign currency translation ............                --         (49,389)
                                                 -----------     -----------
BALANCE AT MARCH 31, 2002 ................       $        --     $ 4,455,496
                                                 ===========     ===========

----------
(1) Restated to properly reflect treasury stock of The DII Group, Inc. (acquired in a pooling of interests transaction in fiscal 2001).

       The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEARS ENDED MARCH 31,
                                                                                -------------------------------------------
                                                                                   2002            2001            2000
                                                                                -----------     -----------     -----------
                                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ..........................................................    $  (153,748)    $  (446,019)    $   158,568
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Depreciation, amortization and non-cash impairment charges ...............        483,631         518,985         187,597
  Loss (gain) on sales of equipment ........................................          2,258          (1,382)          2,818
  Provision for doubtful accounts ..........................................          3,664           9,429          12,534
  Provision for inventory valuation ........................................          4,977          33,634          32,345
  Equity in earnings of associated companies ...............................             --             (79)         (1,591)
  Gain on sales of subsidiaries and long-term investments ..................             --              --            (365)
  Amortization of deferred stock compensation ..............................             --           5,084           4,049
  Non-cash charge from issuance of equity instrument .......................             --         286,537              --
  Minority interest expense and other non-cash unusual charges .............        150,130         139,067          (2,414)
  Changes in operating assets and liabilities, net of acquisitions:
    Accounts receivable ....................................................       (163,712)       (581,225)       (444,306)
    Inventories ............................................................        639,954        (559,842)       (597,698)
    Other current assets ...................................................       (242,242)       (159,902)        (89,464)
    Other current liabilities, including accounts payable ..................        316,673         465,732         719,673
    Deferred income taxes ..................................................       (182,677)       (179,744)        (16,107)
                                                                                -----------     -----------     -----------
     Net cash provided by (used in) operating activities ...................        858,908        (469,725)        (34,361)
                                                                                -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net of dispositions ...................       (330,392)       (711,227)       (462,398)
Purchases of OEM facilities and related assets .............................       (396,346)       (239,042)       (249,755)
Proceeds from sales of subsidiaries and investments ........................         20,558          46,910          35,871
Other investments and notes receivable .....................................        (62,582)        (54,398)       (117,391)
Acquisitions of businesses, net of cash acquired ...........................       (314,498)       (158,882)        (85,743)
                                                                                -----------     -----------     -----------
     Net cash used in investing activities .................................     (1,083,260)     (1,116,639)       (879,416)
                                                                                -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowings and proceeds from long-term debt ...........................      1,268,564       1,420,594         342,691
Repayments of bank borrowings and long-term debt ...........................     (1,314,881)     (1,451,114)       (120,231)
Repayments of capital lease obligations ....................................        (33,822)        (31,788)        (40,930)
Dividends paid to former shareholders ......................................             --            (190)        (26,572)
Proceeds from exercise of stock options and Employee Stock Purchase Plan ...         57,682          78,484          26,932
Net proceeds from issuance of common stock .................................             --              --           9,989
Net proceeds from sale of ordinary shares in public offering ...............        503,800       1,421,671       1,158,773
Proceeds from issuance of equity instrument ................................             --         100,000              --
Repurchase of equity instrument ............................................       (112,000)             --              --
Other ......................................................................             --              --             977
                                                                                -----------     -----------     -----------
     Net cash provided by financing activities .............................        369,343       1,537,657       1,351,629
                                                                                -----------     -----------     -----------
Effect on cash from:
  Exchange rate changes ....................................................        (31,455)        (34,048)         (8,150)
  Adjustment to conform fiscal year of pooled entities .....................             --         (32,706)           (818)
                                                                                -----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents .......................        113,536        (115,461)        428,884
Cash and cash equivalents, beginning of year ...............................        631,588         747,049         318,165
                                                                                -----------     -----------     -----------
Cash and cash equivalents, end of year .....................................    $   745,124     $   631,588     $   747,049
                                                                                ===========     ===========     ===========

       The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002

1.    ORGANIZATION OF THE COMPANY

            Flextronics International Ltd. ("Flextronics" or the "Company") was incorporated in the Republic of Singapore in May 1990. Flextronics provides electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, primarily in the handheld electronics devices, information technologies infrastructure, communications infrastructure, computer and office automation, and consumer devices industries. The Company provides a network of design, engineering and manufacturing operations in 28 countries across four continents. Flextronics provides customers with the opportunity to outsource on a global basis, with end-to-end operational solutions where the Company takes responsibility for engineering, new product introduction and implementation, supply chain management, manufacturing and logistics management, with the goal of delivering a complete packaged product. The Company provides complete product design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging and distribution; and automation of key components of the supply chain through advanced information technologies. The company also offers other after-market services such as repair and warranty services and network and communications installation and maintenance.

2.    SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      All dollar amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (E).

      The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

RECLASSIFICATIONS

      Certain prior years' balances have been reclassified to conform to the current year's presentation.

TRANSLATION OF FOREIGN CURRENCIES

            The financial position and results of operations of the Company's certain Chinese, Danish, certain Italian, Norwegian, Polish, Spanish, Swedish, Swiss and UK subsidiaries are measured using their respective local currencies as the functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of these subsidiaries' financial statements are reported as a separate component of shareholders' equity. The Company's Austrian, Dutch, Finnish, French, German, Hungarian, Irish and certain Italian subsidiaries have adopted the Euro as their functional currency.

CASH, CASH EQUIVALENTS AND INVESTMENTS

      All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts, corporate debt securities and certificates of deposit.

      The Company's short-term investments are comprised of public corporate equity securities and are included within Other Current Assets in the Company's consolidated balance sheets and carried at fair market value. All investments are generally held in the Company's name with major financial institutions acting as custodians. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. During fiscal year 2002, the Company sold all of its marketable equity securities and realized gains of approximately $2.0 million compared to $33.4 million of realized gains in fiscal year 2001. All of the Company's short-term investments were classified as available-for-sale. Unrealized gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect.

      Cash equivalents and short-term investments consist of the following (in thousands):

                                                         MARCH 31, 2002               MARCH 31, 2001
                                                         ---------------  ---------------------------------------
                                                                                         UNREALIZED       FAIR
                                                         COST/FAIR VALUE     COST      GAINS (LOSSES)     VALUE
                                                         ---------------  -----------  --------------  ----------
      Money market funds............................       $   450,236    $   344,499     $    --      $  344,499
      Certificates of deposits......................             8,877            272          --             272
      Corporate debt securities.....................                --          5,264          --           5,264
      Corporate equity securities...................                --          1,622       3,853           5,475
                                                           -----------    -----------     -------      ----------
                                                           $   459,113    $   351,657     $ 3,853      $  355,510
                                                           ===========    ===========     =======      ==========
      Included in cash and cash equivalents.........       $   459,113    $   350,035     $    --      $  350,035
      Included in other current assets..............                --          1,622       3,853           5,475
                                                           -----------    -----------     -------      ----------
                                                           $   459,113    $   351,657     $ 3,853      $  355,510
                                                           ===========    ===========     =======      ==========

            The Company also has certain investments in non-publicly traded technology companies. These investments are included within Other Assets in the Company's consolidated balance sheet and are carried at cost. The Company continuously monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. During fiscal 2002 and 2001, the Company recorded an unusual charge of $38.4 million and $9.5 million, respectively, for other than temporary impairment of its investments in certain of these non-publicly traded companies. See Note 9, "Unusual Charges" for further discussion.

PROPERTY, PLANT AND EQUIPMENT

            Property, plant and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (one to thirty years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property, plant and equipment was comprised of the following as of March 31 (in thousands):

                                                                      2002           2001
                                                                   -----------    -----------
            Machinery and equipment..............................  $ 1,399,601    $ 1,209,422
            Buildings............................................      693,764        596,070
            Leasehold improvements...............................       98,521        168,764
            Computer equipment and software......................      225,706        167,115
            Other, including land................................      447,585       305,719
                                                                   -----------    -----------
                                                                     2,865,177      2,447,090
            Accumulated depreciation and amortization............     (832,682)      (618,649)
                                                                   -----------    -----------
            Property, plant and equipment, net...................  $ 2,032,495    $ 1,828,441
                                                                   ===========    ===========

            The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing its carrying amount to projected discounted cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, exceeds its fair market value. Refer to Note 9, "Unusual Charges," for discussion of the Company's adjustments to the carrying value of property, plant and equipment.

CONCENTRATION OF CREDIT RISK

      Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash equivalents and investments. The Company performs ongoing credit evaluations of its customers' financial condition and makes provisions for doubtful accounts based on the outcome of its credit evaluations. The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world.

      In fiscal 2002 and fiscal 2000, Ericsson Telecom AB ("Ericsson") accounted for approximately 15% and 12% of net sales, respectively. No customer accounted for more than 10% of net sales in fiscal 2001. We have increasingly focused on sales to larger companies and to customers in the telecommunications, networking, consumer electronics and computer industries. In fiscal 2002, 2001 and 2000, our ten largest customers accounted for approximately 64%, 59% and 57% of our net sales, respectively.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

            Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories, net of applicable reserves, were as follows (in thousands):

                                              2002           2001
                                          ------------   ------------
            Raw materials...............  $    939,222   $  1,346,427
            Work-in-process.............       221,846        301,875
            Finished goods..............       131,162        138,753
                                          ------------   ------------
                                          $  1,292,230   $  1,787,055
                                          ============   ============

OTHER CURRENT LIABILITIES

      Other current liabilities were comprised of the following as of March 31 (in thousands):

                                                                              2002         2001
                                                                           ----------   ----------
            Income taxes.................................................  $   17,869   $   33,777
            Accrued payroll..............................................     199,658      182,217
            Sales taxes and other taxes..................................     119,144       20,797
            Accrued expenses for unusual charges (see Note 9)............     161,147      170,384
            Other accrued liabilities....................................     398,821      328,009
                                                                           ----------   ----------
                                                                           $  896,639   $  735,184
                                                                           ==========   ==========

INCOME TAXES

            The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable statutory tax rate to the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

REVENUE RECOGNITION

            In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company adopted SAB 101 as required in the fourth quarter of fiscal 2001 and the adoption of SAB 101 did not have a material impact on the Company's consolidated financial statements.

      The Company's net sales are primarily comprised of manufacturing services. Our manufacturing services include the assembly of printed circuit boards, or PCBs, and complete systems and products, fabrication and assembly of plastic and metal enclosures, fabrication of PCBs and backplanes, and fabrication and assembly of photonics components.

Throughout the production process, the Company offers other services, including design and technology; logistics, such as materials procurement, inventory management, vendor management, packaging, and distribution; and automation of key components of the supply chain through advanced information technologies. The Company offers after-market services such as repair and warranty services and network installation.

      Revenue from manufacturing services is generally recognized upon shipment of the manufactured product. Revenue from other services and after-market services is generally recognized as the services are performed.

INTEREST AND OTHER EXPENSE, NET

      Interest and other expense, net was comprised of the following for the years ended March 31 (in thousands):

                                                                     2002          2001          2000
                                                                  ----------    ----------    ----------
            Interest expense....................................  $  116,436    $  135,243    $   84,198
            Interest income.....................................     (18,342)      (32,219)      (22,681)
            Foreign exchange (gain) loss........................       4,513        (4,028)        2,128
            Other (income) expense, net.........................     (10,754)      (31,881)        6,267
                                                                  ----------    ----------    ----------
                 Total interest and other expense, net..........  $   91,853    $   67,115    $   69,912
                                                                  ==========    ==========    ==========

EARNINGS PER SHARE

      Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

      Diluted earnings per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options and other equity instruments, and are computed using the treasury stock method.

      Earnings per share data were computed as follows for the years ended March 31 (in thousands, except per share amounts):

                                                                                   2002           2001           2000
                                                                               ------------   ------------   ------------
      Basic earnings (loss) per share:
        Net income (loss)....................................................  $   (153,748)  $   (446,019)  $    158,568
                                                                               ------------   ------------   ------------
      Shares used in computation:
        Weighted-average ordinary shares outstanding.........................       489,553        441,991        356,338
                                                                               ============   ============   ============
      Basic earnings (loss) per share........................................  $     (0.31)   $     (1.01)   $       0.44
                                                                               ============   ============   ============
      Diluted earnings (loss) per share:
        Net income (loss)....................................................  $   (153,748)  $   (446,019)  $    158,568
        Plus income impact of assumed conversions:
          Interest expense (net of tax) on convertible subordinated notes....           --             --             400
          Amortization (net of tax) of debt issuance costs on convertible
           subordinated notes................................................           --             --              33
                                                                               ------------   ------------   ------------
          Net income (loss) available to shareholders........................  $   (153,748)  $   (446,019)  $    159,001
      Shares used in computation:
        Weighted-average ordinary shares outstanding.........................       489,553        441,991        356,338
        Shares applicable to exercise of dilutive options(1).................           --             --          25,021
        Shares applicable to deferred stock compensation.....................           --             --             302
        Shares applicable to convertible subordinated notes..................           --             --           1,458
                                                                               ------------   ------------   ------------
          Shares applicable to diluted earnings..............................       489,553        441,991        383,119
                                                                               ============   ============   ============
      Diluted earnings (loss) per share......................................  $     (0.31)   $     (1.01)   $       0.42
                                                                               ============   ============   ============

----------
(1) Stock options of the Company calculated based on the treasury stock method using average market price for the period, if dilutive. Options to purchase 961,436 shares outstanding during the fiscal year March 31, 2000, were excluded from the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the Company's ordinary shares.

      The ordinary share equivalents from stock options and other equity instruments were antidilutive for the fiscal years ended March 31, 2002 and March 31, 2001, and therefore not assumed to be converted for diluted earnings per share computation.

NEW ACCOUNTING PRONOUNCEMENTS

Goodwill and Other Intangibles

      In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 and No. 142, "Business Combinations" and "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. Other intangibles will continue to be valued and amortized over their estimated useful lives; in-process research and development will continue to be written off immediately.

      The Company adopted SFAS No. 142 in the first quarter of fiscal 2002 and no longer amortizes goodwill, thereby eliminating annual goodwill amortization of approximately $124.2 million, based on anticipated amortization that would have been incurred under the prior accounting standard for fiscal 2002. Prior to adoption of SFAS No. 142, the Company amortized any excess of cost over net assets acquired (goodwill) using the straight-line method over estimated lives generally ranging from two to fifteen years.

      The Company evaluates goodwill and other intangibles for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable from its estimated future cash flows. Recoverability of goodwill is measured at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit, based on projected discounted future results of the unit using a discount rate reflecting the Company's average cost of funds. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second test is performed to measure the amount of impairment loss, if any. To date, the Company has not recognized any impairment of its goodwill and other intangible assets in connection with its adoption of SFAS No. 142. However, no assurances can be given that future evaluations of goodwill will not result in charges as a result of future impairment.

      During fiscal year 2002, $532.2 million of goodwill resulted from various business acquisitions as further described in Note 11, "Business Combinations and Purchases of Assets," as well as contingent purchase price adjustments and other adjustments from historical acquisitions.

      Goodwill information for each reportable segment is as follows (in thousands):

                                              AS OF                      AS OF
                                             APRIL 1,     GOODWILL     MARCH 31,
                                               2001       ACQUIRED       2002
                                           -----------  -----------  -------------
            Segments:
              Asia.......................  $   186,515  $    55,181  $     241,696
              Americas...................      300,041      232,858        532,899
              Western Europe.............      346,873      196,785        543,658
              Central Europe.............      123,862       47,334        171,196
                                           -----------  -----------  -------------
                                           $   957,291  $   532,158  $   1,489,449
                                           ===========  ===========  =============

            Net income (loss) for the fiscal years ended March 31, 2001 and 2000 adjusted to exclude goodwill amortization, net of tax are as follows (in thousands):

                                                                   MARCH 31,     MARCH 31,
                                                                     2001          2000
                                                                  -----------   -----------
            Net income (loss):
            As reported.........................................  $  (446,019)  $   158,568
            Add back: goodwill amortization, net of tax.........       50,573        33,909
                                                                  -----------   -----------
            Adjusted............................................  $  (395,446)  $   192,477
                                                                  ===========   ===========

            The proforma effects of the adoption on earnings (loss) per share of the Company for the fiscal years ended March 31, 2001 and 2000 are as follows:

                                                                     MARCH 31,   MARCH 31,
                                                                       2001        2000
                                                                     ---------   ---------
            Basic earnings (loss) per share:
              As reported..........................................  $  (1.01)   $   0.44
              Add back: goodwill amortization, net of tax..........      0.12        0.10
                                                                     --------    --------
              Adjusted.............................................  $  (0.89)   $   0.54
                                                                     ========    ========
            Diluted earnings (loss) per share:
              As reported..........................................  $  (1.01)   $   0.42
              Add back: goodwill amortization, net of tax..........      0.12        0.08
                                                                     --------    --------
              Adjusted.............................................  $  (0.89)   $   0.50
                                                                     ========    ========

            All of the Company's acquired intangible assets are subject to amortization over their estimated useful lives. Intangible assets are comprised of contractual agreements, patents and trademarks, developed technologies and other acquired intangibles. Contractual agreements are being amortized over periods up to 10 years. Patents and trademarks and developed technologies are being amortized on a straight-line basis over periods of up to 10 years. Other acquired intangibles relate to favorable leases and customer lists, and are amortized on a straight-line basis over one to ten years. No significant residual value is estimated for the intangible assets. During fiscal year 2002, there were $33.7 million of additions to intangible assets. Currently, the Company is in the process of determining the value of its intangible assets acquired from Telia (please see Note 11, "Business Combinations and Purchases of Assets"). Intangible assets amortization for the fiscal years ended March 31, 2002, 2001 and 2000 was approximately $12.6 million, $7.3 million, and $3.6 million, respectively. The components of intangible assets are as follows (in thousands):

                                                        MARCH 31, 2002                       MARCH 31, 2001
                                             -----------------------------------   ----------------------------------
                                              GROSS                      NET       GROSS                      NET
                                             CARRYING   ACCUMULATED    CARRYING   CARRYING    ACCUMULATED   CARRYING
                                              AMOUNT    AMORTIZATION    AMOUNT     AMOUNT     AMORTIZATION   AMOUNT
                                             ---------  ------------   ---------  ---------   ------------  ---------
      Intangibles:
        Contractual agreements.............  $  44,168   $   (9,081)   $  35,087  $  17,304    $   (1,714)  $  15,590
        Patents and trademarks.............        206          (93)         113      7,625        (5,514)      2,111
        Developed technologies.............      1,901         (512)       1,389      1,275          (850)        425
        Other acquired intangibles.........     31,276      (19,166)      12,110     17,629        (9,662)      7,967
                                             ---------   ----------    ---------  ---------    ----------   ---------
      Total................................  $  77,551   $  (28,852)   $  48,699  $  43,833    $  (17,740)  $  26,093
                                             =========   ==========    =========  =========    ==========   =========

      Expected future estimated annual amortization expense is as follows (in thousands):

            Fiscal Years:
              2003.........................................  $  16,077
              2004.........................................     13,507
              2005.........................................      7,295
              2006.........................................      6,284
              2007.........................................      4,980
              Thereafter...................................        556
                                                             ---------
            Total amortization expense.....................  $  48,699
                                                             =========

Derivative Instruments and Hedging Activities

      On April 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in Other Comprehensive Income ("OCI") and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period. For derivative instruments not designated as hedging instruments under SFAS 133, changes in fair values are recognized in earnings in the current period. Such instruments are typically forward contracts used to hedge foreign currency balance sheet exposures.

      The Company is exposed to foreign currency exchange rate risk inherent in forecasted sales, cost of sales and assets and liabilities denominated in non-functional currencies. The Company has established currency risk management programs to protect against reductions in value and volatility of future cash flows caused by changes in foreign currency exchange rates. The Company enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities, mainly accounts receivable and accounts payable, and cash flows denominated in non-functional currencies.

      At March 31, 2002, the fair value of these short-term foreign currency forward contracts was recorded as an asset amounting to $54,000. At the same date the Company had in OCI recorded immaterial deferred gains relating to our foreign currency forward contracts. These gains are expected to be recognized in earnings over the next twelve months. The gains and losses recognized in earnings due to hedge ineffectiveness were immaterial.

Trade Receivables Securitization

      In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities -- a replacement of FASB Statement No. 125." The new standard carries forward some provisions of SFAS No. 125, but modifies the methods of accounting for securitizations and other transfers of financial assets and collateral, in addition to requiring additional disclosures. The Company adopted SFAS No. 140 in the first quarter of fiscal 2002. The adoption of SFAS No. 140 did not have a material impact on the financial position or results of operations of the Company.

Asset Retirement Obligations

      In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" to be effective for all fiscal years beginning after June 15, 2002, with early adoption permitted. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The company will adopt SFAS No. 143 in fiscal 2004. The Company does not believe the adoption of SFAS No. 143 will have a material impact on the Company's financial position or results of operations.

Long-Lived Asset Impairment

      In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121 and requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 in the first quarter of fiscal year 2003. The Company does not believe the adoption of SFAS No. 144 will have a material impact on the Company's financial position or results of operations.

3.    SUPPLEMENTAL CASH FLOW DISCLOSURES

      The following information relates to fiscal years ended March 31 (in thousands):

                                                                                   2002         2001         2000
                                                                                ----------   ----------   ----------
         Cash paid for:
           Interest...........................................................  $  120,399   $   68,363   $   78,293
           Income taxes.......................................................      22,157       15,312       12,927
         Non-cash investing and financing activities:
           Equipment acquired under capital lease obligations.................       3,921       10,318       50,897
           Conversion of convertible notes to common stock....................          --           --       85,074
           Issuance of ordinary shares for purchases of OEM assets............          --       26,902           --
           Issuance of ordinary shares for acquisitions of businesses.........     182,589      338,583           --

4.    BANK BORROWINGS AND LONG-TERM DEBT

      In June 2000, the Company issued approximately $645.0 million of senior subordinated notes, consisting of $500.0 million of 9.875% notes and E150.0 million of 9.75% notes. Interest is payable on July 1 and January 1 of each year, commencing January 1, 2001. The notes mature on July 1, 2010. The Company may redeem the notes on or after July 1, 2005. The approximate fair value of the 9.875% senior subordinated notes and the 9.75% euro senior subordinated notes based on broker trading prices was 105.5% and 107.25% of the face value on March 31, 2002, respectively.

      Additionally, the Company has $150.0 million in unsecured senior subordinated notes due in 2007 outstanding with an annual interest rate of 8.75%. Interest is payable on April 15 and October 15 of each year. The notes mature on October 15, 2007. The approximate fair value of the unsecured senior subordinated notes based on broker trading prices was 101.25% of the face value on March 31, 2002.

      The indentures relating to the notes contain certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries,
(iii) engage in asset sales, and (iv) make distributions or pay dividends. The covenants are subject to a number of significant expectations and limitations. As of March 31, 2002, the Company was in compliance with its debt covenants.

      In March 2002, the Company replaced its existing credit facilities, with an $800.0 million Revolving Credit Facility ("Credit Facility") with a syndicate of domestic and foreign banks. The Credit Facility consisted of two separate credit agreements, one providing for up to $400.0 million principal amount of revolving credit loans to the Company and designated subsidiaries ("Tranche A") and one providing for up to $400.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Company ("Tranche B"). Both Tranche A and Tranche B are split one-third to a 364-day and two-thirds to a three-year facility. Borrowings under the Credit Facility bear interest, at the Company's option, at either: (i) the base rate (as defined in the Credit Facility); or
(ii) the LIBOR rate (as defined in the Credit Facility) plus the applicable margin for LIBOR loans ranging between 0.875% and 2.25%, based on the company's credit ratings and facility usage. The Company is required to pay a quarterly commitment fee ranging from 0.125% to 0.50% per annum, based on the Company's credit ratings, of the unutilized portion of the Credit Facility.

      The Credit Facility is unsecured, and contains certain restrictions on the Company's ability to (i) incur certain debt, (ii) make certain investments and
(iii) make certain acquisitions of other entities. The Credit Facility also requires that the Company maintain certain financial covenants, including, among other things, a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation, and amortization), a minimum ratio of fixed charge coverage, and a minimum net worth, as defined, during the term of the Credit Facility. Borrowings under the Credit Facility are guaranteed by the Company and certain of its subsidiaries. As of March 31, 2002, there were no borrowings outstanding under the Credit Facility and the Company was in compliance with its covenants.

      Certain subsidiaries of the Company have various lines of credit available with annual interest rates generally ranging from 2.13% to 9.0%. These lines of credit expire on various dates through 2003. The Company also has term loans with annual interest rates generally below 8.0% with terms of up to 15 years. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

      The Company has financed the purchase of certain facilities with mortgages. The mortgages generally have terms of up to 10 years and annual interest rates ranging from 2.0% to 9.0% and are secured by the underlying properties with a net book value of approximately $31.8 million at March 31, 2002.

      Bank borrowings and long-term debt was comprised of the following at March 31 (in thousands):

                                                                        2002           2001
                                                                    ------------   -------------
                 Senior subordinated notes........................  $    778,269   $     779,596
                 Outstanding under lines of credit................       194,609         219,579
                 Mortgages........................................        15,554          43,340
                 Term loans and other debt........................       137,128         135,062
                                                                    ------------   -------------
                                                                       1,125,560       1,177,577
                   Current portion................................      (282,478)       (298,052)
                                                                    ------------   -------------
                   Non-current portion............................  $    843,082   $     879,525
                                                                    ============   =============

      Maturities for the Company's bank borrowings and other long-term debt are as follows for the years ending March 31 (in thousands):

                2003...................................  $    282,478
                2004...................................        26,193
                2005...................................        15,635
                2006...................................         8,473
                2007...................................         4,592
                Thereafter.............................       788,189
                                                         ------------
                                                         $  1,125,560
                                                         ============

5.    FINANCIAL INSTRUMENTS

      The value of the Company's cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company's long-term debt (see Note 4, "Bank Borrowings and Long-Term Debt") is determined based on current broker trading prices. The Company's cash equivalents are comprised of cash deposited in money market accounts, corporate debt securities and certificates of deposit (see Note 2, "Summary of Accounting Policies"). The Company's investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.

      The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged. The Company's off-balance sheet financial instruments consisted of $200.4 million of aggregate foreign currency forward contracts outstanding at the end of fiscal year 2001. On April 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and No. 138, and as such all foreign currency forward contracts are reported on the balance sheet at fair value. The aggregate outstanding contracts at the end of fiscal year 2002 was $475.4 million. The majority of these foreign exchange contracts expire in less than one month, and almost all expire within three months. They will settle in Euro, British pound, Japanese yen, Norwegian kronor, Singapore dollar, Swedish kronor, Swiss franc and United States dollar.

6.    COMMITMENTS AND CONTINGENCIES

      As of March 31, 2002 and 2001, the Company has financed a total of $81.0 million and $142.8 million, respectively, in machinery and equipment purchases with capital leases. Accumulated depreciation for property and equipment under capital leases totaled $36.8 million and $61.2 million at March 31, 2002 and 2001, respectively. These capital leases have interest rates ranging from 2.09% to 17.9%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2034 and require the following minimum lease payments for the years ended March 31 (in thousands):

                                                                     CAPITAL     OPERATING
                                                                    ---------   -----------
            2003..................................................  $  24,414   $   107,966
            2004..................................................      9,364        73,769
            2005..................................................      2,079        40,955
            2006..................................................      1,468        27,114
            2007..................................................        207        21,057
            Thereafter............................................      1,409       108,366
                                                                    ---------   -----------
            Minimum lease payments................................     38,941   $   379,227
                                                                                ===========
            Amount representing interest..........................     (2,173)
                                                                    ---------
            Present value of minimum lease payments...............     36,768
            Current portion.......................................    (16,557)
                                                                    ---------
            Capital lease obligations, net of current portion.....  $  20,211
                                                                    ---------

      Total rent expense was $93.0 million, $78.7 million, $50.7 million and for the years ended March 31, 2002, 2001 and 2000, respectively.

      Included in the above remaining operating lease payments are payments under two leases on properties located in Mexico and Texas in the amounts of $22.9 million and $39.4 million, respectively. Upon the expiration of these leases in 2006 and 2008, respectively, the Company may renew the leases for an additional five years subject to certain approvals and conditions, or arrange a sale of the buildings to a third party. The Company also has the right to purchase the buildings at fair market value at the end of the lease terms, or to terminate the leases at any time by paying the outstanding termination value. The Company has provided a residual value guarantee, which means that if the building is sold to a third party, the Company is responsible for making up any shortfall between the actual sales price and the amount funded under the leases. The Company believes that the fair market value at March 31, 2002 exceeds the value of the residual guarantee.

      In fiscal 2002, the Company entered into a receivables securitization agreement and sold a designated pool of qualified trade receivables to a third party qualified special purpose entity, which in turn sold an undivided ownership interest to a conduit, administrated by an unaffiliated financial institution. The agreement, which expires in March 2003, is subject to annual renewal and has a current maximum limit of $250.0 million. As of March 31, 2002, we received net cash proceeds of $105.3 million, which reflects the net accounts receivable sold from the start of the securitization agreement. The accounts receivable balances that were sold were removed from the consolidated balance sheet and the proceeds received from the sale are reflected as cash provided by operating activities in the consolidated statement of cash flows. The Company accounts for its sale of receivables to the qualified special purpose entity, as sales under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

      The Company participates in the securitization agreement as an investor conduit. This is to allow the operating subsidiaries to receive full cash payment for sold receivables, less a deferred purchase price receivable, which amounted to $10.0 million on March 31, 2002, representing a reserve for potential credit losses, interest and fees. Depending on the collection performance of sold receivables, the Company's portion of the total investment varies. On March 31, 2002, the Company's investment was approximately $53.5 million, classified as Other Assets in the Company's consolidated balance sheet.

      The Company will continue to service, administer and collect the receivables on the behalf of the limited purpose entity and receives a servicing fee approximately 1% of sold receivables per annum, which management has determined approximates market compensation for these services. The Company pays facility and commitment fees of up to 0.24% for unused amounts under the line and program fees of up to 0.34% of outstanding amounts.

      We are party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on our consolidated financial position, liquidity or results of operations.

7.    INCOME TAXES

      The domestic and foreign components of income (loss) before income taxes were comprised of the following for the years ended March 31 (in thousands):

                                                   2002          2001          2000
                                                ----------    ----------    ----------
           Singapore..........................  $  146,820    $ (269,771)   $   32,377
           Foreign............................    (389,422)     (282,533)      149,271
                                                ----------    ----------    ----------
                Total.........................  $ (242,602)   $ (552,304)   $  181,648
                                                ==========    ==========    ==========

      The provision for (benefit from) income taxes consisted of the following for the years ended March 31 (in thousands):

                                                                2002         2001         2000
                                                             ----------   ----------   ----------
      Current:
        Singapore..........................................  $    2,807   $    6,607   $      839
        Foreign............................................      22,760       27,170       35,406
                                                             ----------   ----------   ----------
                                                                 25,567       33,777       36,245
                                                             ----------   ----------   ----------
      Deferred:
        Singapore..........................................       1,913       (2,206)       2,870
        Foreign............................................    (116,334)    (137,856)     (16,035)
                                                             ----------   ----------   ----------
                                                               (114,421)    (140,062)     (13,165)
                                                             ----------   ----------   ----------
           Provision for (benefit from) income taxes.......  $  (88,854)  $ (106,285)  $   23,080
                                                             ==========   ==========   ==========

            The Singapore statutory income tax rate was approximately 24.5% for each of the years in the two year period ended March 31, 2002 and 26.0% the period ended March 31, 2000. The reconciliation of the income tax expense (benefit) expected based on Singapore statutory income tax rates to the provision for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows (in thousands):

                                                                      2002         2001         2000
                                                                   ----------   ----------   ----------
      Income taxes based on Singapore statutory rates...........   $  (59,438)  $ (135,315)  $   47,133
      Effect of tax rate differential...........................     (131,261)    (138,105)     (41,984)
      Goodwill and other intangibles amortization...............        3,091       15,568        4,334
      Motorola unusual charge...................................           --       70,201           --
      Merger expenses...........................................           --       16,059           --
      Change in valuation allowance.............................      116,226       26,848       15,993
      Other.....................................................      (17,472)      38,459       (2,396)
                                                                   ----------   ----------   ----------
           Provision for (benefit from) income taxes............   $  (88,854)  $ (106,285)  $   23,080
                                                                   ==========   ==========   ==========

      The components of deferred income taxes are as follows as of March 31 (in thousands):

                                                                          2002         2001
                                                                       ----------   ----------
      Deferred tax liabilities:
        Fixed assets.................................................  $  (16,323)  $       --
        Intangible assets............................................          --       (6,665)
        Others.......................................................      (3,555)        (803)
                                                                       ----------   ----------
           Total deferred tax liabilities............................     (19,878)      (7,468)
                                                                       ----------   ----------
      Deferred tax assets:
        Fixed assets.................................................          --       15,855
        Intangible assets............................................       8,944           --
        Deferred compensation........................................      60,939       43,147
        Provision for inventory obsolescence.........................      37,792       35,760
        Provision for doubtful accounts..............................      10,963        8,782
        Net operating loss and other carryforwards...................     508,626      145,274
        Others.......................................................      50,382       43,715
                                                                       ----------   ----------
                                                                          677,646      292,533
      Valuation allowances...........................................    (292,818)    (102,792)
                                                                       ----------   ----------
           Total deferred tax asset..................................  $  384,828   $  189,741
                                                                       ----------   ----------
      Net deferred tax asset.........................................  $  364,950   $  182,273
                                                                       ----------   ----------
      The net deferred tax asset is classified as follows:
        Current......................................................  $   51,954   $   42,595
        Long-term....................................................     312,996      139,678
                                                                       ----------   ----------
           Total.....................................................  $  364,950   $  182,273
                                                                       ==========   ==========

      A deferred tax asset arises from available loss carryforwards and non-deductible accruals. The Company has total tax loss carryforwards of approximately $1.3 billion, a portion of which begin expiring in tax year 2010. The utilization of these tax loss deductions is limited to the future operations of the Company in the tax jurisdictions in which such loss deductions arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. Approximately $20.0 million of the valuation allowance relates to income tax benefits arising from the exercise of stock options which will be credited directly to stockholders' equity and will not be available to benefit the income tax provision in any future period.

      The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management's estimates.

      The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are not intended by management to be repatriated in the foreseeable future. Determination of the amount of the unrecognized deferred tax liability on these undistributed earnings is not practicable.

8.    SHAREHOLDERS' EQUITY

SECONDARY OFFERINGS

      During fiscal 2002, 2001, and 2000, the Company completed various secondary offerings of its ordinary shares. The Company received net proceeds of approximately $503.8 million (20,000,000 ordinary shares sold) $1.4 billion (39,650,000 ordinary shares sold) and $1.2 billion (67,018,000 ordinary shares sold) in fiscal years 2002, 2001 and 2000, respectively.

STOCK SPLITS

      In fiscal 2001, the Company effected a 2:1 stock split. A distribution of 209,001,331 ordinary shares occurred on October 16, 2000. In fiscal 2000, the Company effected a 2:1 stock split, resulting in the distribution of 57,497,204 ordinary shares on December 22, 1999. Each of the stock splits was effected as a bonus issue (the Singapore equivalent of a stock dividend). The Company has accounted for these transactions as a stock split and all share and per share amounts have been retroactively restated to reflect all stock splits.

STRATEGIC ALLIANCE

      In connection with the Company's strategic alliance with Motorola Inc. ("Motorola") in May 2000, Motorola paid $100.0 million for an equity instrument that entitled it to acquire 22,000,000 million Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to the Company. The issuance of this equity instrument resulted in a one-time charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in the first quarter of fiscal 2001.

      In June 2001, the Company entered into an agreement with Motorola under which it repurchased this equity instrument for $112.0 million. The fair value of the equity instrument on the date it was repurchased exceeded the amount paid to repurchase the equity instrument. Accordingly, the Company accounted for the repurchase of the equity instrument as a reduction to shareholders' equity in the accompanying consolidated statement of shareholders' equity.

STOCK-BASED COMPENSATION

      The Company's 2001 Equity Incentive Plan (the "2001 Plan") provides for grants of up to 7,000,000 stock options. Additionally, the remaining shares that are available under the Company's 1993 Share Option Plan (the "1993 Plan") and any shares issuable upon exercise of the options granted under the 1993 Plan that expire or become unexercisable for any reason without having been exercised in full, will be available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan. Any options outstanding under the 1993 Plan will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors and by the Chairman of the Company's Board, with respect to all other employees.

      Options issued under the 2001 Plan and 1993 Plan generally vest over 4 years. Options granted under the 2001 Plan expire 10 years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire 10 years from the date of grant, rather than the five-year term previously provided. The 2001 Plan and 1993 Plan provide for option grants at an exercise price equal to the fair market value per ordinary share on the option grant date.

      The Company's 1997, 1998 and 1999 Interim Option Plans provide for grants of up to 2,000,000, 3,144,000, and 5,200,000 stock options, respectively. These plans provide grants of non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under these plans cannot be granted to executive officers and directors. All Interim Option Plans have an exercise price of not less than 85% of the fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

      The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for issuance of up to 2,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal 2002, 2001 and 2000, amounted to 767,301, 445,476 and 2,117,740, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal 2002, 2001 and 2000 was $20.08, $20.00 and $7.74 per share, respectively.

      The following table gives information about equity awards under the Company's 2001 Plan; 1993 Plan; 1997, 1998 and 1999 Interim Option Plans; and Purchase Plan.

                                                                 (A)                  (B)                     (C)
                                                                                                   NUMBER OF ORDINARY SHARES
                                                                                                    REMAINING AVAILABLE FOR
                                                                                                     FUTURE ISSUANCE UNDER
                                                          NUMBER OF ORDINARY    WEIGHTED-AVERAGE      EQUITY COMPENSATION
                                                          SHARES TO BE ISSUED    EXERCISE PRICE    PLANS (EXCLUDING ORDINARY
                                                           UPON EXERCISE OF      OF OUTSTANDING        SHARES REFLECTED
   PLAN CATEGORY                                          OUTSTANDING OPTIONS        OPTIONS            IN COLUMN (A))
   -------------                                          -------------------   ----------------   -------------------------
   Equity compensation plans approved by shareholders...      33,975,652            $ 17.84                6,691,359(1)
   Equity compensation plans not approved by
     shareholders(3)....................................       3,547,859            $  8.08                2,866,999(2)
                                                              ----------            -------                ---------
   Total................................................      37,523,511            $ 16.92                9,558,358
                                                              ==========            =======                =========

----------

(1) Of these shares, 6,060,736 shares remain available for grant under the 2001 Plan and 630,623 shares remain available for purchase under the Purchase Plan.

(2) Of these shares, 2,197,165 shares remain available for grant under the 1999 Interim Option Plan, 177,470 shares remain available for grant under the 1998 Interim Option Plan and 492,364 shares remain available for grant under the 1997 Interim Option Plan.

(3) The Company has certain option plans and the underlying options of companies, which the Company has merged with or acquired (the "Assumed Plans"). Total stock options assumed under these plans amounted to 8,097,628. These options have a weighted average exercise price of $6.12 per share. Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 10 years from the date of grant. No further awards will be made under the Assumed Plans. Statistics regarding the assumed options are not included in the above table.

      The following table presents the activity for options outstanding under all of the stock option plans as of March 31 ("Price" reflects the weighted average exercise price):

                                                        2002                    2001                    2000
                                                ---------------------   ---------------------   ---------------------
                                                 OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                                ----------  ---------   ----------  ---------   ----------  ---------
Outstanding, beginning of year ...............  47,235,431  $   13.35   44,853,772  $    7.46   39,283,808  $    4.25
Granted ......................................   9,009,567      16.51   14,655,646      23.23   11,668,916      13.49
Exercised ....................................  (7,989,287)      5.43  (11,404,613)      5.54   (4,990,596)      3.57
Forfeited ....................................  (2,614,572)     18.86     (869,374)     23.98   (1,108,356)      6.30
                                                ----------              ----------              ----------
Outstanding, end of year .....................  45,641,139  $   15.00   47,235,431  $   13.35   44,853,772  $    7.46
                                                ==========              ==========              ==========
Exercisable, end of year .....................  24,490,124              21,065,008              13,583,702
                                                ==========              ==========              ==========
Weighted average fair value per option granted  $    12.43              $    12.60              $     7.44
                                                ==========              ==========              ==========

      The following table presents the composition of options outstanding and exercisable as of March 31, 2002 ("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                                     OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
                  RANGE OF          --------------------    ----------------------------
               EXERCISE PRICES        AMOUNT      PRICE     LIFE      AMOUNT      PRICE
               ---------------      ----------   -------    ----    ----------   -------
                $0.39 - $5.61        9,849,974   $  3.73    2.90     9,432,591   $  3.70
                 6.00 - 13.98        9,532,019      9.03    4.26     6,657,655      8.59
                14.03 - 18.19        9,967,710     15.33    6.56     2,493,666     14.79
                18.53 - 23.19        9,534,444     22.72    8.18     2,902,109     22.55
                23.61 - 44.12        6,756,992     28.43    3.42     3,004,103     28.43
                                    ----------                      ----------
            Total, March 31, 2002   45,641,139   $ 15.00    5.16    24,490,124   $ 11.43
                                    ==========                      ==========

      The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and employee stock purchase plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation." Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Company's fiscal 2002, 2001 and 2000 net income
(loss) and earnings (loss) per share would have been adjusted to the proforma amounts indicated below:

                                                             YEARS ENDED MARCH 31,
                                                       -----------------------------------
                                                          2002        2001         2000
                                                       ----------  ----------   ----------
            Net income (loss):
              As reported............................  $ (153,748) $ (446,019)  $  158,568
              Proforma...............................    (220,925)   (596,494)     133,319
            Basic earnings (loss) per share:
              As reported............................  $   (0.31)  $   (1.01)   $     0.44
              Proforma...............................      (0.45)      (1.35)         0.37
            Diluted earnings (loss) per share:
              As reported............................  $   (0.31)  $   (1.01)   $     0.42
              Proforma...............................      (0.45)      (1.35)         0.35

      In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 2002, 2001 and 2000 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                                         YEARS ENDED MARCH 31,
                                                    ------------------------------
                                                      2002       2001       2000
                                                    --------   --------   --------
            Volatility...........................        62%        62%        58%
            Risk-free interest rate range........       6.3%       6.3%       6.2%
            Dividend yield.......................         0%         0%         0%
            Expected lives.......................   9.6 yrs    3.6 yrs    3.5 yrs

      Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the proforma net income (loss) and earnings (loss) per share disclosures may not reflect the associated fair value of the outstanding options.

9.    UNUSUAL CHARGES

FISCAL 2002

    The Company recognized unusual pre-tax charges of approximately $574.4 million during fiscal 2002, of which $530.0 million related to closures of several manufacturing facilities and $44.4 million was primarily for the impairment of investments in certain technology companies. As further discussed below, $464.4 million of the charges relating to facility closures have been classified as a component of Cost of Sales.

    Unusual charges recorded in fiscal 2002 by segments are as follows:
Americas, $265.8 million; Asia, $70.7 million; Western Europe, $185.4 million; and Central Europe, $52.5 million.

    The components of the unusual charges recorded in fiscal 2002 are as follows (in thousands):

    Facility closure costs:

       Severance..........................................    $    153,598  cash
         Long-lived asset impairment......................         163,724  non-cash
         Other exit costs.................................         212,660  cash/non-cash
                                                              ------------
            Total facility closure costs..................         529,982
       Other unusual charges..............................          44,444  cash/non-cash
                                                              ------------
            Total Unusual Charges.........................         574,426
                                                              ------------
       Income tax benefit.................................        (122,948)
                                                              ------------
            Net Unusual Charges...........................    $    451,478
                                                              ============

    In connection with the fiscal 2002 facility closures, the Company developed formal plans to exit certain activities and involuntarily terminate employees. Management's plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities. Management currently anticipates that the facility closures and activities to which all of these charges relate will be substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations.

    Of the total pre-tax facility closure costs recorded in fiscal 2002, $153.6 million related to employee termination costs, of which $118.4 million has been classified as a component of Cost of Sales. As a result of the various exit plans, the Company identified 13,391 employees to be involuntarily terminated related to the various facility closures. As of March 31, 2002, 7,444 employees had been terminated, and another 5,947 employees had been notified that they are to be terminated upon completion of the various facility closures and consolidations. During fiscal 2002, the Company paid employee termination costs of approximately $86.0 million, related to the fiscal 2002 restructuring activities. The remaining $67.6 million of employee termination costs was classified as accrued liabilities as of March 31, 2002 and is expected to be paid out within one year of the commitment dates of the respective exit plans.

    The unusual pre-tax charges recorded in fiscal 2002 included $163.7 million for the write-down of property, plant and equipment associated with various manufacturing and administrative facility closures from their carrying value of $232.6 million. This amount has been classified as a component of Cost of Sales during fiscal 2002. Certain assets will be held for use and remain in service until their anticipated disposal dates pursuant to the exit plans. Since the assets will remain in service from the date of the decision to dispose of these assets to the anticipated disposal date, the assets are being depreciated over this expected period. For assets being held for use, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value. Certain other assets will be held for disposal as these assets are no longer required in operations. Assets held for disposal are no longer being depreciated. For assets being held for disposal, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. The impaired long-lived assets consisted of machinery and equipment of $105.7 million and building and improvements of $58.0 million.

    The unusual pre-tax charges, also included approximately $212.7 million for other exit costs. Approximately $182.3 million of this amount has been classified as a component of Cost of Sales. Other exit costs included contractual obligations totaling $61.6 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $27.2 million, equipment lease terminations amounting to $13.2 million and payments to suppliers and third parties to terminate contractual agreements amounting to $21.2 million. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal 2007 and with respect to the other contractual obligations with suppliers and third parties through fiscal 2003. Other exit costs also included charges of $98.0 million relating to asset impairments resulting from customer contracts that were breached, when they were terminated by the Company, as a result of various facility closures. These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal 2002. Also included in other exit costs were charges amounting to $8.0 million for the incremental costs for warranty work incurred by the Company for products sold prior to the commitment dates of the various exit plans. Other exit costs also included $8.2 million of facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or return the facilities to its landlords. The remaining $36.9 million, primarily included incremental amounts of legal and environmental costs, and various government obligations payable by the Company as a direct result of its facility closures. The Company paid approximately $42.5 million of other exit costs in fiscal 2002, related to the fiscal 2002 facility closures. Additionally, approximately $111.5 million of non-cash charges were utilized during fiscal 2002. The remaining balance includes approximately $46.7 million, classified as accrued liabilities as of March 31, 2002, which will be substantially paid out within one year of the commitment dates of the respective exit plans; and certain long-term contractual obligations of approximately $12.0 million, classified as other long-term liabilities as of March 31, 2002.

FISCAL 2001

    The Company recognized unusual pre-tax charges of approximately $973.3 million during fiscal year 2001. Of this amount, $493.1 million was recorded in the first quarter and was comprised of approximately $286.5 million related to the issuance of an equity instrument to Motorola combined with approximately $206.6 million of expenses resulting from The DII Group, Inc. and Palo Alto Products International Pte. Ltd. mergers and related facility closures. In the second quarter, unusual pre-tax charges amounted to approximately $48.4 million associated with the mergers with Chatham Technologies, Inc. and Lightning Metal Specialties (and related entities) and related facility closures. In the third quarter, the Company recognized unusual pre-tax charges of approximately $46.3 million, primarily related to the merger with JIT Holdings Ltd. and related facility closures. During the fourth quarter, the Company recognized unusual pre-tax charges, amounting to $376.1 million related to closures of several manufacturing facilities and $9.5 million of other unusual charges, specifically for the impairment of investments in certain technology companies.

    On May 30, 2000, the Company entered into a strategic alliance for product manufacturing with Motorola. In connection with this strategic alliance, Motorola paid $100.0 million for an equity instrument that entitled it to acquire 22,000,000 million Flextronics ordinary shares at any time through December 31, 2005, upon meeting targeted purchase levels or making additional payments to the Company. The issuance of this equity instrument resulted in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in the first quarter of fiscal 2001. In June 2001, the Company entered into an agreement with Motorola under which the Company repurchased this equity instrument for $112.0 million.

    Unusual charges excluding the Motorola equity instrument by segments are as follows: Americas, $553.1 million; Asia, $86.5 million; Western Europe, $32.9 million; and Central Europe, $14.3 million. Unusual charges related to the Motorola equity instrument is not specific to a particular segment, and as such, has not been allocated to a particular geographic segment.

    The components of the unusual charges recorded in fiscal 2001 are as follows (in thousands):

                                                     FIRST       SECOND       THIRD        FOURTH     TOTAL FISCAL
                                                    QUARTER      QUARTER     QUARTER       QUARTER        2001        NATURE OF
                                                    CHARGES      CHARGES     CHARGES       CHARGES       CHARGES      CHARGES
                                                 -----------   ---------   ---------    ------------  ------------   -------------
Facility closure costs:
  Severance..................................    $    62,487   $   5,677   $   3,606    $     60,703  $    132,473   cash
  Long-lived asset impairment................         46,646      14,373      16,469         155,046       232,534   non-cash
  Other exit costs...........................         24,201       5,650      19,703         160,368       209,922   cash/non-cash
                                                 -----------   ---------   ---------    ------------  ------------
    Total facility closure costs.............        133,334      25,700      39,778         376,117       574,929
Direct transaction costs:
  Professional fees..........................         50,851       7,247       6,250             --         64,348   cash
  Other costs................................         22,382      15,448         248             --         38,078   cash/non-cash
                                                 -----------   ---------   ---------    ------------  ------------
    Total direct transaction costs...........         73,233      22,695       6,498             --        102,426
                                                 -----------   ---------   ---------    ------------  ------------
Motorola equity instrument...................        286,537         --          --              --        286,537   non-cash
                                                 -----------   ---------   ---------    ------------  ------------
Other unusual charges........................            --          --          --            9,450         9,450   non-cash
                                                 -----------   ---------   ---------    ------------  ------------

    Total Unusual Charges....................        493,104      48,395      46,276         385,567       973,342
                                                 -----------   ---------   ---------    ------------  ------------
Income tax benefit...........................        (30,000)     (6,000)     (6,500)       (110,000)     (152,500)
                                                 -----------   ---------   ---------    ------------  ------------
    Net Unusual Charges......................    $   463,104   $  42,395   $  39,776    $    275,567  $    820,842
                                                 ===========   =========   =========    ============  ============

    In connection with the fiscal 2001 facility closures, the Company developed formal plans to exit certain activities and involuntarily terminate employees. Management's plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities. Management currently anticipates that the facility closures and activities to which all of these charges relate will be substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations. As discussed below, $510.5 million of the charges relating to facility closures have been classified as a component of Cost of Sales during the fiscal year ended March 31, 2001.

    Of the total pre-tax facility closure costs recorded in fiscal 2001, $132.5 million related to employee termination costs, of which $68.1 million has been classified as a component of Cost of Sales. As a result of the various exit plans, we identified 11,269 employees to be involuntarily terminated related to the various mergers and facility closures. As of March 31, 2002, substantially all the employees have been terminated. The remaining headcount are working to finalize our exit plans and will be terminated by the end of the first quarter of fiscal 2003. During fiscal 2002, the Company paid employee termination costs of approximately $47.4 million. The remaining $24.3 million of employee termination costs was classified as accrued liabilities as of March 31, 2002 and is expected to be paid by the end of the first quarter of fiscal 2003, except for certain long-term contractual obligations, which will be completed by the end of fiscal 2005.

    The unusual pre-tax charges recorded in fiscal 2001 included $232.5 million for the write-down of long-lived assets to fair value. This amount has been classified as a component of Cost of Sales during fiscal 2001. Included in the long-lived asset impairment are charges of $229.1 million, which related to property, plant and equipment associated with the various manufacturing and administrative facility closures, which were written down to their fair value of $192.0 million as of March 31, 2001. Certain assets will be held for use and remain in service until their anticipated disposal dates pursuant to the exit plans. Since the assets will remain in service from the date of the decision to dispose of these assets to the anticipated disposal date, the assets are being depreciated over this expected period. For assets being held for use, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value. Certain other assets will be held for disposal, as these assets are no longer required in operations. Assets held for disposal are no longer being depreciated. For assets being held for disposal, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. The impaired long-lived assets consisted primarily of machinery and equipment of $153.0 million and building and improvements of $76.1 million. The long-lived asset impairment also included the write-off of the remaining goodwill and other intangibles related to certain closed facilities of $3.4 million.

    The unusual pre-tax charges recorded in fiscal 2001 also included approximately $209.9 million for other exit costs, which have been classified as a component of Cost of Sales. Other exit costs included contractual obligations totaling $85.4 million, which were incurred directly as a result of the various exit plans. These contractual obligations consisted of facility lease terminations amounting to $26.5 million, equipment lease terminations amounting to $31.4 million and payments to suppliers and other third parties to terminate contractual agreements amounting to $27.5 million. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal 2006. All payments with respect to the other contractual obligations with suppliers and other third parties were paid in fiscal 2002. Other exit costs also included charges of $77.0 million relating to asset impairments resulting from customer contracts that were breached, when they were terminated by the Company, as a result of various facility closures. These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal 2001. Also included in other exit costs were charges amounting to $16.1 million for the incremental costs for warranty work incurred by us for products sold prior to the commitment dates of the various exit plans. Other exit costs also included $11.6 million of facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or return the facilities to its landlords. The remaining $19.8 million of other exit costs recorded were primarily associated with incremental amounts of legal and environmental costs, incurred directly as a result of the various exit plans and facility closures. During fiscal 2002, the Company paid other exit costs of approximately $81.4 million. Additionally, approximately $3.9 million of other exit costs were non-cash charges utilized during fiscal 2002. The remaining $10.0 million of other exit costs was classified as accrued liabilities as of March 31, 2002 and is expected to be paid out within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations, as discussed above.

    The direct transaction costs recorded in fiscal 2001 included approximately $64.3 million of costs primarily related to investment banking and financial advisory fees as well as legal and accounting costs associated with the merger transactions. Other direct transaction costs which totaled approximately $38.1 million were mainly comprised of accelerated debt prepayment expense, accelerated executive stock compensation and benefit-related expenses. Approximately $28.2 million of the direct transaction costs were non-cash charges utilized during fiscal 2001. During fiscal 2002, the Company paid approximately $2.7 million of direct transaction costs. The remaining $0.6 million of direct transaction costs was classified in accrued liabilities as of March 31, 2002 and is expected to be substantially paid out in the first quarter of fiscal 2003.

    The following table summarizes the balance of the facility closure costs as of March 31, 2002 and the type and amount of closure costs provisioned for and utilized during fiscal 2001 and 2002.

                                                                                   LONG-LIVED
                                                                                      ASSET      OTHER EXIT
                                                                     SEVERANCE     IMPAIRMENT       COSTS          TOTAL
                                                                   ------------   ------------  ------------   ------------
      Balance at March 31, 2000................................    $        --    $        --   $        --    $        --
      Activities during the year:
        Provision..............................................         132,473        232,534       219,372        584,379
        Cash charges...........................................         (60,739)           --        (23,116)       (83,855)
        Non-cash charges.......................................             --        (232,534)     (100,913)      (333,447)
                                                                   ------------   ------------  ------------   ------------
      Balance at March 31, 2001................................          71,734            --         95,343        167,077
      Activities during the year:
        Provision..............................................         153,598        163,724       212,660        529,982
        Cash charges...........................................        (133,453)           --       (123,902)      (257,355)
        Non-cash charges.......................................             --        (163,724)     (115,433)      (279,157)
                                                                   ------------   ------------  ------------   ------------
      Balances at March 31, 2002...............................    $     91,879   $        --   $     68,668   $    160,547
                                                                   ============   ============  ============   ============
      Less: current portion....................................          87,896            --         56,707        144,603
                                                                   ------------   ------------  ------------   ------------
      Accrued facility closure costs net of current portion....    $      3,983   $        --   $     11,961   $     15,944
                                                                   ============   ============  ============   ============

FISCAL 2000

    In fiscal 2000, the Company recognized unusual pre-tax charges in the Americas business segment of $7.5 million related to the operations of Chatham, which included severance and related charges of approximately $4.4 million and other facility exit costs of approximately $3.1 million.

    Additionally, unusual pre-tax charges in the Western Europe business segment of $3.5 million were recorded in fiscal 2000, related to the Kyrel EMS Oyj merger. The unusual charges consisted of a transfer tax of $1.7 million, approximately $0.4 million of investment banking fees and approximately $1.4 million of legal and accounting fees.

10.  RELATED PARTY TRANSACTIONS

    The Company has loaned approximately $8.6 million to various executive officers of the Company. Each loan is evidenced by a promissory note in favor of the Company and is generally secured by a deed of trust on property of the officer. Certain notes are non-interest bearing and others have interest rates ranging from 2.48% to 7.25%. The remaining outstanding balance of the loans, including accrued interest, as of March 31, 2002 was approximately $8.7 million.

    Additionally, in connection with an investment partnership, one of the Company's subsidiaries has entered into loans with various officers of the Company. The only members of the partnership are the various officers of the Company. Each loan is evidenced by a full recourse promissory note in favor of the subsidiary. Interest rates on the notes range from 5.72% to 6.09%. The remaining balance of the loans, including accrued interest, as of March 31, 2002 was approximately $10.3 million.

11.  BUSINESS COMBINATIONS AND PURCHASES OF ASSETS

FISCAL 2002

Business Acquisitions and Purchases of Assets

    In April 2001, the Company entered into a definitive agreement with Ericsson to provide a substantial portion of Ericsson's mobile phone production and distribution requirements. The Company assumed responsibility for product assembly, new product prototyping, supply chain management and logistics management in which we process customer orders from Ericsson and configure and ship products to Ericsson's customers. In connection with this relationship, the Company employed the existing workforce for certain operations, and purchased from Ericsson certain inventory, equipment and other assets, and assumed certain accounts payable and accrued expenses at their net book value of approximately $363.9 million. This acquisition was accounted for as a purchase of assets.

    In July 2001, the Company acquired Alcatel SA's ("Alcatel") manufacturing facility and related assets located in Laval, France. The acquisition was accounted for as a purchase of assets. In connection with this acquisition, the Company entered into a long-term supply agreement with Alcatel to provide printed circuit board assembly, final systems assembly and various engineering support services. The Company purchased from Alcatel certain inventory, equipment and other assets, and assumed certain accounts payable and accrued expenses at their net book value of approximately $32.4 million.

    In October 2001, the Company announced a manufacturing agreement with Xerox Corporation ("Xerox"). The Company acquired Xerox's manufacturing business operations in Aguascalientes, Mexico; Penang, Malaysia; Resende, Brazil; Toronto, Canada and Venray; Netherlands. The Company has purchased certain assets totaling $165.1 million in fiscal 2002 and estimates an additional $30.0 million of assets to be purchased in the first quarter of fiscal 2003. Additionally, the Company entered into a five-year agreement for the manufacture of certain Xerox office equipment and components.

    In December 2001, the Company completed its acquisition of 91% of The Orbiant Group ("Orbiant") from Telia, Sweden's largest telecommunications network provider. Orbiant is a provider of services focusing on the design, operation, maintenance and management of telecommunications networks. The cash purchase price, net of cash acquired, amounted to approximately $80.6 million.

    During fiscal 2002, the Company completed certain other business acquisitions that were immaterial to the Company's results from operations and financial position. The aggregate cash purchase price for these acquisition, net of cash acquired, amounted to approximately $68.8 million. Additionally, approximately 7.3 million ordinary shares were issued for the acquisitions, which equated to approximately $163.4 million of purchase price. The fair value of the ordinary shares issued was determined based on the quoted market prices of the Company's ordinary shares for a reasonable period, generally three days, before and after the date the terms of the acquisitions were agreed and announced. The aggregate purchase price paid for these business acquisitions was allocated to the net assets acquired based on their estimated fair values at the dates of the acquisitions.

    The costs of the fiscal 2002 acquisitions, including estimated acquisition closing costs, have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2004. The contingent consideration has not been recorded as purchase price, pending the outcome of the contingency. Goodwill and intangibles resulting from these acquisitions amounted to approximately $548.8 million. The respective intangibles associated with these acquisitions are amortized over various years, none of which exceed ten years. Also, during the current fiscal year, the Company increased goodwill in the amount of approximately $34.2 million for contingent purchase price adjustments and other adjustments for historical acquisitions, which included the issuance of approximately 0.6 million ordinary shares.

    The acquisitions described above have been accounted for by the purchase method of accounting, and accordingly the results of the acquired businesses were included in the Company's consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of the acquired operations were not material to the Company's consolidated financials statements on either an individual or an aggregate basis.

FISCAL 2001

Pooling of Interests Mergers

    In fiscal 2001, Flextronics acquired 100% of the outstanding shares of The DII Group, Inc. ("DII"), Lightning Metal Specialties and related entities ("Lightning"), Chatham Technologies, Inc. ("Chatham"), Palo Alto Products International Pte.

Ltd. ("Palo Alto Products International") and JIT Holdings Ltd. ("JIT"). These acquisitions were accounted for as pooling of interests and the consolidated financial statements have been prepared to give retroactive effect to the mergers.

    DII is a leading provider of electronics manufacturing and design services. As a result of the merger, in April 2000, the Company issued approximately 120.8 million ordinary shares for all of the outstanding shares of DII common stock, based upon the exchange ratio of 3.22 Flextronics ordinary shares for each share of DII common stock.

    Lightning is a provider of fully integrated electronic packaging systems. As a result of the merger, in August 2000, the Company issued approximately 2.6 million ordinary shares for all of the outstanding shares of Lightning common stock and interests.

    Chatham is a leading provider of integrated electronic packaging systems to the communications industry. As a result of the merger, in August 2000, the Company issued approximately 15.2 million ordinary shares for all of the outstanding Chatham capital stock and interests.

    DII and Lightning operated under a calendar year end prior to merging with Flextronics and, accordingly, their respective balance sheets, statements of operations, shareholders' equity and cash flows as of December 31, 1999 and for each of the two years ended December 31, 1999 have been combined with the Company's consolidated financial statements as of March 31, 2000 and for each of the two fiscal years ended March 31, 2000. Chatham operated under a fiscal year which ended on the Saturday closest to September 30 prior to merging with Flextronics and, accordingly, Chatham's balance sheets, statements of operations, shareholders' equity and cash flows as of September 24, 1999 and for each of the two years ended September 24, 1999 have been combined with the Company's consolidated financial statements as of March 31, 2000 and for each of the two fiscal years ended March 31, 2000.

    Starting in fiscal 2001, DII, Lightning and Chatham changed their respective year-ends to conform to the Company's March 31 year-end. Accordingly, DII's and Lightning's operations for the three months ended March 31, 2000, and Chatham's operations for the six months ended March 31, 2000, have been excluded from the consolidated results of operations for fiscal 2001 and reported as an adjustment to retained earnings. Total net sales, gross profit, selling, general and administrative expenses, operating loss and total net loss related to the omitted periods amounted to approximately $898.3 million, $50.0 million, $66.6 million, $33.0 million and $58.3 million, respectively. During the omitted periods, total cash flows used in operating and investing activities amounted to approximately $24.9 million and $28 million, respectively, and financing activities provided approximately $20.2 million.

    The net loss of $58.3 million for the omitted period consisted primarily of the net losses of DII and Chatham, with each company representing about half of the net loss for the omitted period. With respect to Chatham, the net loss for that acquired company was relatively consistent both before and during the omitted period. In the case of DII, the results for that acquired company during the omitted period was adversely effected by the uncertainties created by the merger with the Company, which closed April 3, 2000. DII experienced several customer cancellations during the omitted period due to customer concerns over the merger and resulting supplier concentration issues. DII also experienced lower employee productivity during the omitted period due to the uncertainty over anticipated employee terminations as a result of the merger. The net loss for Chatham and DII in the omitted period prompted the Company to develop formal plans to exit certain activities, close certain facilities and involuntarily terminate employees in the periods following the acquisitions of each company, which resulted in the unusual charges recorded in fiscal 2001. See Note 9, "Unusual Charges" for further discussion.

    Palo Alto Products International is an enclosure design and plastic molding company. The Company merged with Palo Alto Products International in April 2000 by exchanging approximately 7.2 million ordinary shares of Flextronics for all of the outstanding shares of Palo Alto Products International common stock.

    JIT is a global provider of electronics manufacturing and design services. The Company merged with JIT in November 2000, by exchanging approximately 17.3 million ordinary shares of Flextronics for all of the outstanding shares of JIT common stock.

    Palo Alto Products International and JIT operated under the same fiscal year end as Flextronics, and accordingly, their respective balance sheets, statements of operations, shareholders' equity and cash flows have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the three fiscal years ended March 31, 2000.

    The Company also completed several other immaterial pooling of interests transactions. In connection with these mergers, the Company issued approximately
0.7 million ordinary shares. The historical operations of these entities were not material to the Company's consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

Business Acquisitions

    In fiscal 2001, the Company completed several immaterial business acquisitions. These transactions have been accounted for under the purchase method of accounting and accordingly, the results of the acquired businesses were included in the Company's consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of the acquired operations were not material to the Company's consolidated financial statements. In connection with these business acquisitions, the Company paid total cash consideration of approximately $146.4 million, net of cash acquired, and issued approximately 9.8 million ordinary shares, which equated to approximately $338.6 million of purchase price. The fair value of the ordinary shares issued were determined based on the quoted market prices of the Company's ordinary shares for a reasonable period, generally three days, before and after the date the terms of the acquisitions were agreed to and announced.

    The aggregate purchase price paid for these business acquisitions was allocated to the net assets acquired based on their estimated fair values at the dates of the acquisitions. The purchase price for certain acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2003. The contingent consideration has not been recorded as purchase price, pending the outcome of the contingency. The fair value of the net liabilities acquired, amounted to approximately $117.3 million, including estimated acquisition costs. The costs of acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. Goodwill and intangibles resulting from these acquisitions amounted to approximately $602.3 million. The respective intangibles associated with these acquisitions are amortized over various years, none of which exceed ten years. Also, the Company increased goodwill in the amount of approximately $12.5 million for contingent purchase price adjustments for historical acquisitions.

FISCAL 2000

Pooling of Interests Merger

    In fiscal 2000, the Company acquired 100% of the outstanding shares of Kyrel Ems Oyj ("Kyrel") and PCB Assembly, Inc. ("PCB"). These acquisitions were accounted for as pooling of interests and the consolidated financial statements have been prepared to give retroactive effect to the mergers.

    Kyrel is an electronics manufacturing services provider with operations in Finland and France. As a result of the merger, the Company issued approximately
7.3 million ordinary shares in exchange for all the outstanding Kyrel shares. Kyrel operated under a calendar year end, prior to merging with Flextronics, and accordingly, Kyrel's balance sheets, statements of operations, shareholders' equity and cash flows as of December 31, 1997 and 1998 and for each of the three years ended December 31, 1998 have been combined with the Company's consolidated financial statements as of March 31, 1998 and 1999 and for each of the three fiscal years ended March 31, 1999. In fiscal 2000, Kyrel's fiscal year end was changed to conform to the Company's fiscal year end. Accordingly, Kyrel's operations for the three months ended March 31, 1999, have been excluded from the consolidated results of operations for fiscal 2000 and have been reported as an adjustment to retained earnings in the first quarter of fiscal 2000.

    PCB is an electronics manufacturing service provider based in the United States. As a result of the merger, the Company issued approximately 2.2 million ordinary shares in exchange for all the outstanding PCB shares, of which approximately 0.2 million ordinary shares are to be issued upon resolution of certain general and specific contingencies. PCB operated under the same fiscal year end as the Company and, accordingly, their respective balance sheets, statements of operations, shareholders' equity and cash flows have been combined with Flextronics' consolidated financial statements as of March 31, 1999 and 2000 and for each of the three fiscal years ended March 31, 2000.

    The Company also completed several other immaterial pooling of interests transactions in fiscal 2000. In connection with these mergers, the Company issued 1.8 million ordinary shares. The historical operations of these entities were not material to the Company's consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

Business Acquisitions

    In fiscal 2000, the Company acquired several immaterial businesses and made a payment of an earn-out arrangement to the former owners of Great Sino Electronics Technology (a company acquired by DII in August 1998, as further discussed below). These transactions have been accounted for under the purchase method of accounting and accordingly, the results of the acquired businesses were included in the Company's consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of the acquired operations were not material to the Company's consolidated financial statements. In connection with these business acquisitions, the Company paid total cash consideration of approximately $51.6 million, net of cash acquired.

    The aggregate purchase price paid for these business acquisitions was allocated to the net assets acquired based on their estimated fair values at the dates of the acquisitions. The fair value of the net assets acquired amounted to approximately $17.9 million, including estimated acquisition costs. The costs of acquisitions have been allocated on the basis of estimated fair values of assets acquired and liabilities assumed. Goodwill and intangibles resulting from these acquisitions amounted to approximately $33.7 million. The respective intangibles associated with these acquisitions are amortized over ten years. Also, the Company increased goodwill in the amount of approximately $34.1 million for contingent purchase price adjustments for historical acquisitions during fiscal 2000.

12.  SEGMENT REPORTING

    The Company operates and is managed internally by four geographic business segments. The operating segments include Asia, Americas, Western Europe and Central Europe. Each operating segment has a regional president that reports to the Company's Chairman and Chief Executive Officer, who is the chief decision maker. Revenues are generally attributable to the country in which the product is manufactured.

    Information about segments for the years ended March 31 is as follows (in thousands):

                                                                                2002            2001            2000
                                                                          --------------- ---------------  -------------
         Net Sales:
           Asia.......................................................    $    3,374,749  $    2,467,629   $   1,588,665
           Americas...................................................         4,155,750       5,466,547       2,936,441
           Western Europe.............................................         3,271,961       2,356,281       1,391,965
           Central Europe.............................................         3,011,623       2,147,788       1,132,242
           Intercompany eliminations..................................          (709,236)       (328,546)        (90,191)
                                                                          --------------  --------------   -------------
                                                                          $   13,104,847  $   12,109,699   $   6,959,122
                                                                          ==============  ==============   =============
         Income (Loss) before Income Taxes:
           Asia.......................................................    $      103,722  $       13,611   $     102,541
           Americas...................................................          (152,458)       (319,420)         (4,149)
           Western Europe.............................................          (137,457)          7,740          23,833
           Central Europe.............................................            (5,173)         33,333          44,107
           Intercompany eliminations, corporate allocations and
            Motorola one-time non-cash charge (see Note 9)............           (51,236)       (287,568)         15,316
                                                                          --------------  --------------   -------------
                                                                          $     (242,602) $     (552,304)  $     181,648
                                                                          ==============  ==============   =============
         Long-Lived Assets:
           Asia.......................................................    $      584,470  $      503,094   $     449,824
           Americas...................................................           717,898         636,399         712,215
           Western Europe.............................................           397,020         371,064         275,935
           Central Europe.............................................           333,107         317,884         171,165
                                                                          --------------  --------------   -------------
                                                                          $    2,032,495  $    1,828,441   $   1,609,139
                                                                          ==============  ==============   =============
         Depreciation and Amortization:*
           Asia.......................................................    $       71,906  $       54,038   $      39,889
           Americas...................................................           107,515         126,012          86,967
           Western Europe.............................................            84,739          56,667          42,534
           Central Europe.............................................            55,747          49,734          18,207
                                                                          --------------  --------------   -------------
                                                                          $      319,907  $      286,451   $     187,597
                                                                          ==============  ==============   =============

         Capital Expenditures:
           Asia.......................................................    $      109,623  $      178,557   $     155,243
           Americas...................................................           126,761         284,340         214,224
           Western Europe.............................................            63,703         125,072          52,396
           Central Europe.............................................            67,160         193,252          83,570
                                                                          --------------  --------------   -------------
                                                                          $      367,247  $      781,221   $     505,433
                                                                          ==============  ==============   =============

----------

* Excludes unusual charges related to property, plant and equipment and goodwill impairment charges of $163,724 and $232,534 in fiscal 2002 and fiscal 2001, respectively. See Note 9, "Unusual Charges," for additional information regarding unusual charges.

    For purposes of the preceding tables, "Asia" includes China, India, Malaysia, Singapore, Taiwan and Thailand, "Americas" includes Brazil, Canada, Mexico and the U.S., "Western Europe" includes Denmark, Finland, France, Germany, Netherlands, Norway, Poland, Spain, Sweden, Switzerland and the United Kingdom and "Central Europe" includes Austria, the Czech Republic, Hungary, Ireland, Israel, Italy and Scotland.

    Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts.

    During fiscal 2002, Hungary, Malaysia, Mexico and Sweden accounted for approximately 12%, 18%, 16% and 11% of net sales, respectively. No other foreign country accounted for more than 10% of net sales in fiscal 2002. China accounted for approximately 16% of long-lived assets at March 31, 2002. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2002.

    During fiscal 2001, China accounted for over 10% of net sales. No other foreign country accounted for more than 10% of net sales in fiscal 2001. China and Hungary accounted for approximately 17% and 11% of long-lived assets at March 31, 2001, respectively. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2001.

    During fiscal 2000, China, Hungary and Sweden accounted for approximately 11%, 12% and 12% of net sales, respectively. No other foreign country accounted for more than 10% of net sales in fiscal 2000. China accounted for approximately 24% of long-lived assets at March 31, 2000. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2000.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for fiscal years 2002 and 2001:

                                                           FISCAL YEAR ENDED MARCH 31, 2002
                                             --------------------------------------------------
                                                FIRST       SECOND          THIRD      FOURTH
                                             ----------   ----------    ----------   ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................   $3,110,598   $3,244,918    $3,453,039   $3,296,292
Cost of sales.............................    2,878,803    3,036,169     3,226,461    3,083,536
Unusual charges...........................          --       439,448           --        24,943
                                             ----------   ----------    ----------   ----------
  Gross profit (loss).....................      231,795     (230,699)      226,578      187,813
Selling, general and administrative.......      108,816      105,488       109,341      119,941
Goodwill and other intangibles amortization       2,256        3,802         3,053        3,504
Unusual charges...........................          --        76,647           --        33,388
Interest and other expense (income), net..       22,366       22,184        22,746       24,557
                                             ----------   ----------    ----------   ----------
 Income (loss) before income taxes........       98,357     (438,820)       91,438        6,423
Provision for (benefit from) income taxes.       10,029     (109,015)        9,449          683
                                             ----------   ----------    ----------   ----------
  Net income (loss).......................   $   88,328   $ (329,805)   $   81,989   $    5,740
                                             ==========   ==========    ==========   ==========
Diluted earnings (loss) per share.........   $     0.17   $    (0.69)   $     0.16   $     0.01
                                             ==========   ==========    ==========   ==========
Shares used in computing diluted per share
 amounts..................................      511,987      481,381       507,942      526,797
                                             ==========   ==========    ==========   ==========

                                                         FISCAL YEAR ENDED MARCH 31, 2001
                                             --------------------------------------------------
                                               FIRST        SECOND        THIRD     FOURTH
                                             ----------   ----------    ----------   ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................   $2,676,974   $3,078,998   $3,239,293   $3,114,434
Cost of sales.............................    2,470,408    2,829,406    2,964,034    2,864,048
Unusual charges...........................       83,721       24,268       38,550      363,956
                                             ----------   ----------   ----------   ----------
  Gross profit (loss).....................      122,845      225,324      236,709     (113,570)
Selling, general and administrative.......       94,918      107,931      113,736      113,524
Goodwill and other intangibles amortization       9,370       12,505       15,141       26,525
Unusual charges...........................      409,383       24,127        7,726       21,611
Interest and other expense (income), net..       (4,199)      22,359       22,092       26,863
                                             ----------   ----------   ----------   ----------
 Income (loss) before income taxes........     (386,627)      58,402       78,014     (302,093)
Provision for (benefit from) income taxes.      (16,065)       8,475       10,232     (108,927)
                                             ----------   ----------   ----------   ----------
  Net income (loss).......................   $ (370,562)  $   49,927   $   67,782   $ (193,166)
                                             ==========   ==========   ==========   ==========
Diluted earnings (loss) per share.........  $    (0.88)  $     0.10   $     0.14   $    (0.41)
                                            ===========   ==========   ==========   ==========
Shares used in computing diluted per share
 amounts..................................      418,857      480,801      478,657      468,069
                                             ==========   ==========   ==========   ==========

                        VALUATION AND QUALIFYING ACCOUNTS

                                   SCHEDULE II
                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                                    ADDITIONS
                                                                            --------------------------
                                                                BALANCE AT                 CHARGED TO                   BALANCE
                                                                 BEGINNING    EFFECT OF    COSTS AND      DEDUCTIONS/   AT END
                                                                 OF YEAR    ACQUISITIONS   EXPENSES       WRITE-OFFS    OF YEAR
                                                              ------------  ------------   --------       ----------    -------
                                                                                        (IN THOUSANDS)
  Allowance for doubtful accounts:
    Year ended March 31, 2000..............................    $    16,939   $   1,123     $    12,534    $   (5,639)    $ 24,957
    Year ended March 31, 2001..............................         24,957      10,293           9,429          (260)      44,419
    Year ended March 31, 2002..............................         44,419       5,935           3,664       (12,369)      41,649
  Accrual for unusual charges:
    Year ended March 31, 2000..............................          6,554         --              --         (5,623)         931
    Year ended March 31, 2001..............................            931         --          686,805      (517,352)     170,384
    Year ended March 31, 2002..............................        170,384         --          574,426      (583,663)     161,147
  Reserve for inventory obsolescence:
    Year ended March 31, 2000..............................         29,812       3,046          32,345        (3,411)      61,792
    Year ended March 31, 2001..............................         61,792      34,341          33,634       (24,668)     105,099
    Year ended March 31, 2002..............................        105,099       2,561           4,977       (38,331)      74,306

SUPPLEMENTARY FINANCIAL STATEMENTS OF FLEXTRONICS INTERNATIONAL LTD. (PARENT COMPANY):


                         FLEXTRONICS INTERNATIONAL LTD.

                                 BALANCE SHEETS

                                                                                                               MARCH 31,
                                                                                                          2002           2001
                                                                                                       -----------    -----------
                                                                                                       (IN THOUSANDS, EXCEPT SHARE
                                                                                                         AND PER SHARE AMOUNTS)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents .....................................................................      $   490,915    $   348,795
  Short-term investments ........................................................................               --          1,687
  Due from subsidiaries .........................................................................        1,252,807        719,591
  Other current assets ..........................................................................           10,555         10,102
                                                                                                       -----------    -----------
     Total current assets .......................................................................        1,754,277      1,080,175
Goodwill and other intangibles, net .............................................................           61,860             --
Other investments ...............................................................................           29,273         72,107
Investment in subsidiaries ......................................................................        2,773,792      2,348,393
Due from subsidiaries ...........................................................................        1,277,649      1,130,918
Other assets ....................................................................................           91,121         14,782
                                                                                                       -----------    -----------
     Total assets ...............................................................................      $ 5,987,972    $ 4,646,375
                                                                                                       ===========    ===========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Due to subsidiaries ...........................................................................      $   683,716    $   149,871
  Other current liabilities .....................................................................           36,453         25,056
                                                                                                       -----------    -----------
     Total current liabilities ..................................................................          720,169        174,927
Long-term debt ..................................................................................          778,269        779,596
Other liabilities ...............................................................................               --            750
Due to subsidiaries .............................................................................          333,328        300,245
Commitments and contingencies
SHAREHOLDERS' EQUITY:
  Ordinary shares, S$.01 par value; authorized -- 1,500,000,000 shares; issued and outstanding --
   513,011,778 and 476,370,089 as of March 31, 2002 and 2001, respectively ......................            3,043          2,841
  Additional paid-in capital ....................................................................        4,218,027      3,586,158
  Retained deficit ..............................................................................          (61,152)      (198,689)
  Accumulated other comprehensive income (loss) .................................................           (3,712)           547
                                                                                                       -----------    -----------
     Total shareholders' equity .................................................................        4,156,206      3,390,857
                                                                                                       -----------    -----------
     Total liabilities and shareholders' equity .................................................      $ 5,987,972    $ 4,646,375
                                                                                                       ===========    ===========


              The accompanying notes are an integral part of these
                      supplementary financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                            STATEMENTS OF OPERATIONS



                                                          YEARS ENDED MARCH 31,
                                                     --------------------------------
                                                           2002              2001
                                                     ---------------  ---------------
                                                              (IN THOUSANDS)
Selling, general and administrative..............    $       17,292   $       13,995
Unusual charges..................................            37,019          306,620
Interest and other expense (income), net.........          (191,849)         (83,531)
                                                     ---------------  ---------------
     Income (loss) before income taxes...........           137,538         (237,084)
Provision for income taxes.......................                 1              515
                                                     --------------   --------------
     Net income (loss)...........................    $      137,537   $     (237,599)
                                                     ==============   ==============


              The accompanying notes are an integral part of these
                      supplementary financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                    STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                                             YEARS ENDED MARCH 31,
                                                                                        --------------------------------
                                                                                              2002            2001
                                                                                        ---------------  ---------------
                                                                                                 (IN THOUSANDS)
Net income (loss)...................................................................    $      137,537   $     (237,599)

Other comprehensive income (loss):
     Foreign currency translation adjustment, net of tax............................            (3,519)             178
     Unrealized gain (loss) on investments, net of tax..............................              (349)         (50,572)
                                                                                        ---------------  ---------------
Comprehensive income (loss).........................................................    $      133,669   $     (287,993)
                                                                                        ==============   ==============

              The accompanying notes are an integral part of these
                      supplementary financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED MARCH 31, 2001 AND 2002

                                                                                                      ACCUMULATED
                                                                          ADDITIONAL      RETAINED        OTHER        TOTAL
                                                  ORDINARY SHARES          PAID-IN        EARNINGS    COMPREHENSIVE  SHAREHOLDERS'
                                                SHARES      AMOUNT          CAPITAL       (DEFICIT)   INCOME (LOSS)    EQUITY
                                                ------      ------          -------       ---------   -------------    ------
                                                                                            (IN THOUSANDS)
BALANCE AT MARCH 31, 2000 ................    406,436(1)    $2,437(1)    $ 1,350,809(1)  $  38,910     $  50,921     $ 1,443,077
 Adjustment to conform fiscal year of
   pooled entities .......................      6,882           40                --            --            --              40
 Impact of immaterial pooling of
   interests acquisitions ................        728            4                --            --            --               4
  Issuance of ordinary shares for
   acquisitions...........................     10,825           63           365,422            --            --         365,485

  Exercise of stock options ..............     11,405           66            53,036            --            --          53,102
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................        445            3             8,911            --            --           8,914
 Sale of ordinary shares in public
   offering, net of offering costs .......     39,650          228         1,421,443            --            --       1,421,671
  Issuance of equity instrument ..........         --           --           386,537            --            --         386,537
  Net loss ...............................         --           --                --      (237,599)           --        (237,599)
 Change in unrealized gain (loss) on
   available for sale securities .........         --           --                --            --       (50,572)        (50,572)
  Foreign currency translation ...........         --           --                --            --           198             198
                                              -------       ------       -----------     ---------     ---------     -----------
BALANCE AT MARCH 31, 2001 ................    476,371        2,841         3,586,158      (198,689)          547       3,390,857
 Issuance of ordinary shares for
   acquisitions ..........................      7,885           45           182,544            --            --         182,589
  Exercise of stock options ..............      7,989           44            42,227            --            --          42,271
 Ordinary shares issued under Employee
   Stock Purchase Plan ...................        767            4            15,407            --            --          15,411
 Sale of ordinary shares in public
   offering, net of offering costs .......     20,000          109           503,691            --            --         503,800
  Repurchase of equity instrument (Note 9)         --           --          (112,000)           --            --        (112,000)
  Net loss ...............................         --           --                --       137,537            --         137,537
 Change in unrealized gain (loss) on
   available for sale securities .........         --           --                --            --          (349)           (349)
  Foreign currency translation ...........         --           --                --            --        (3,910)         (3,910)
                                              -------       ------       -----------     ---------     ---------     -----------
BALANCE AT MARCH 31, 2002 ................    513,012       $3,043       $ 4,218,027     $ (61,152)    $  (3,712)    $ 4,156,206
                                              =======       ======       ===========     =========     =========     ===========


(1) Restated to properly reflect treasury stock of The DII Group, Inc. (acquired in a pooling of interests transaction in fiscal 2001).


              The accompanying notes are an integral part of these
                      supplementary financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                            STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED MARCH 31,
                                                                                  ----------------------------
                                                                                     2002             2001
                                                                                  ----------      ------------
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ..........................................................      $ 137,537       $  (237,599)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Non-cash unusual charge from issuance of equity instrument ...............             --           286,537
  Other non-cash unusual charges ...........................................         37,019             7,500
  Gain on investment in subsidiaries .......................................       (125,807)          (17,249)
  Changes in operating assets and liabilities:
    Other current assets ...................................................         (9,895)          (44,194)

    Other current liabilities ..............................................          8,876            15,846
    Short-term receivables and payables with intercompanies ................         84,835          (140,949)
                                                                                  ---------       -----------
     Net cash provided by (used in) operating activities ...................        132,565          (130,108)
                                                                                  ---------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investments .........................................          8,419            44,501
Other investments and notes receivable .....................................        (62,534)          (65,659)
Acquisition of business, net of cash acquired ..............................        (51,700)               --
Loans with intercompanies ..................................................       (118,833)         (392,736)
Investment in subsidiaries .................................................       (211,369)       (1,738,437)
                                                                                  ---------       -----------
     Net cash used in investing activities .................................       (436,017)       (2,152,331)
                                                                                  ---------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowings and proceeds from long-term debt ...........................             --           629,596
Repayments of bank borrowings and long-term debt ...........................             --            (2,000)
Proceeds from exercise of stock options and Employee Stock Purchase Plan ...         57,682            62,016
Net proceeds from sale of ordinary shares in public offering ...............        503,800         1,421,671
Proceeds from issuance of equity instrument ................................             --           100,000
Repurchase of equity instrument ............................................       (112,000)               --
                                                                                  ---------       -----------
     Net cash provided by financing activities .............................        449,482         2,211,283
                                                                                  ---------       -----------
Effect on cash from:
  Exchange rate changes ....................................................         (3,910)              198
  Adjustment to conform fiscal year of pooled entities .....................             --                40
                                                                                  ---------       -----------
Net increase (decrease) in cash and cash equivalents .......................        142,120           (70,918)
Cash and cash equivalents, beginning of year ...............................        348,795           419,713
                                                                                  ---------       -----------
Cash and cash equivalents, end of year .....................................      $ 490,915       $   348,795
                                                                                  =========       ===========


              The accompanying notes are an integral part of these
                      supplementary financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
                   NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS

                                 MARCH 31, 2002

1. ORGANIZATION OF THE COMPANY

    Flextronics International Ltd. (the "Company") was incorporated in the Republic of Singapore. It is principally engaged in investment holding. The address of the Company's registered office is 36 Robinson Road, #18-01, City House, Singapore 068877.

2. SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    All dollar amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (E).

    The accompanying supplementary financial statements solely include the standalone accounts of Flextronics International Ltd., the parent company. Except for the fact that these financial statements are prepared on a non-consolidated basis, these financial statements are prepared in accordance with accounting principles generally accepted in the United States.

RECLASSIFICATIONS

    Certain prior years' balances have been reclassified to conform to the current year's presentation.

TRANSLATION OF FOREIGN CURRENCIES

    The functional currency of the Company is the U.S. dollar, with the exception of its Cayman branch which is measured in Euros. Accordingly, the financial position and results of operations of the Cayman branch are measured using the Euro as the functional currency. Accordingly, all assets and liabilities of the Cayman branch are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date. Income and expense items are translated at the average exchange rate prevailing during the period. Cumulative translation gains and losses from the translation of the branch's financial statements are reported as a separate component of shareholders' equity.

CASH, CASH EQUIVALENTS AND INVESTMENTS

    All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts.

    The Company's short-term investments are comprised of public corporate equity securities and are carried at fair market value. All investments are generally held in the Company's name with major financial institutions acting as custodians. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. During fiscal year 2002, the Company sold all of its marketable equity securities and realized gains of approximately $0.3 million compared to $30.4 million of realized gains in fiscal year 2001. All of the Company's short-term investments were classified as available-for-sale. Unrealized gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect.

    Cash equivalents and short-term investments consist of the following (in thousands):

                                            MARCH 31, 2002                    MARCH 31, 2001
                                          -----------------     ---------------------------------------------
                                                                                    UNREALIZED        FAIR
                                           COST/FAIR VALUE         COST           GAINS (LOSSES)      VALUE
                                          ---------------        --------         -------------     ----------
Money market funds ..................          $450,236          $323,682          $     --          $323,682

Corporate equity securities .........                --             1,338               349             1,687
                                               --------          --------          --------          --------
                                               $450,236          $325,020          $    349          $325,369
                                               ========          ========          ========          ========
Included in cash and cash equivalents          $450,236          $323,682          $     --          $323,682
Included in short-term investments ..                --             1,338               349             1,687
                                               --------          --------          --------          --------
                                               $450,236          $325,020          $    349          $325,369
                                               ========          ========          ========          ========

                  The Company also has certain investments in non-publicly traded technology companies. These investments are classified as Other Investments in the Company's balance sheet and are carried at cost. The Company continuously monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. During fiscal 2002 and 2001, the Company recorded an unusual charge of $37.0 million and $7.5 million, respectively, for other than temporary impairment of its investments in certain of these companies. See Note 9, "Unusual Charges" for further discussion.

DUE FROM/DUE TO SUBSIDIARIES

    Balances due from and to subsidiaries are unsecured. Certain obligations are non-interest bearing and others have rates ranging from 3.75% to 10.0% (2001:
5.85% to 10.0%) per annum.

INVESTMENT IN SUBSIDIARIES

    Investment in subsidiaries are stated at cost. Provision is made where there is a decline in the value that is other than temporary.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily cash equivalents and investments. The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OTHER CURRENT LIABILITIES

    Other current liabilities were comprised of the following as of March 31 (in thousands):


                                                                                      2002          2001
                                                                                  -----------  -----------
              Accrued interest expense........................................    $    21,274  $    21,260
              Accrued professional fees.......................................          2,051        1,118
              Accrued expenses for unusual charges (Note 9)...................            --         1,356
              Other accrued liabilities.......................................         13,128        1,322
                                                                                  -----------  -----------
                                                                                  $    36,453  $    25,056
                                                                                  ===========  ===========

INTEREST AND OTHER EXPENSE (INCOME), NET

    Interest and other expense (income), net was comprised of the following for the years ended March 31 (in thousands):


                                                                                      2002           2001
                                                                                  ------------   ------------
              Interest expense................................................    $    76,561    $    60,084

              Interest income.................................................        (10,035)       (16,390)
              Intercompany interest income....................................        (51,187)       (56,320)
              Intercompany royalty income.....................................        (28,422)       (21,650)
              Gain on sales of marketable securities..........................           (293)       (30,416)
              Gain on investment in subsidiaries..............................       (145,851)       (17,249)
              Other expense (income), net.....................................        (32,622)        (1,590)
                                                                                  ------------   ------------
                        Total interest and other expense (income), net........    $  (191,849)   $   (83,531)
                                                                                  ============   ============

NEW ACCOUNTING PRONOUNCEMENTS

Goodwill and Other Intangibles

    In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 and No. 142, "Business Combinations" and "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. Other intangibles will continue to be valued and amortized over their estimated useful lives; in-process research and development will continue to be written off immediately. The Company adopted SFAS No. 142 in the first quarter of fiscal 2002 and no longer amortizes goodwill.

    The Company evaluates goodwill and other intangibles for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable from its estimated future cash flows. To date, the Company has not recognized any impairment of its goodwill and other intangible assets in connection with its adoption of SFAS No.
142. However, no assurances can be given that future evaluations of goodwill will not result in charges as a result of future impairment.

    During fiscal year 2002, $29.7 million of goodwill resulted from payment by the Company for the acquisition of certain manufacturing operations from Xerox Corporation.

     All of the Company's acquired intangible assets are subject to amortization over their estimated useful lives. Intangible assets are comprised of contractual agreements and developed technologies. Contractual agreements will be amortized on a straight-line basis over 5 years. Developed technologies will be amortized on a straight-line basis over 5 years. The Company recorded $32.2 million of additions to intangible assets during fiscal year 2002. No intangible assets amortization was recorded in fiscal 2002, as all acquired intangibles were purchased at the end of the fiscal year.

    Expected future estimated annual amortization expense is as follows for the years ending March 31 (in thousands):

                   2003.............................................................................   $   6,432
                   2004.............................................................................       6,432
                   2005.............................................................................       6,432
                   2006.............................................................................       6,432
                   2007.............................................................................       6,432
                   Thereafter.......................................................................         --
                                                                                                       --------
                 Total amortization expense.........................................................   $  32,160
                                                                                                       =========

Derivative Instruments and Hedging Activities

    On April 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in Other Comprehensive Income ("OCI") and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period. For derivative instruments not designated as hedging instruments under SFAS 133, changes in fair values are recognized in earnings in the current period. Such instruments are typically forward contracts used to hedge foreign currency balance sheet exposures.

Trade Receivables Securitization

    In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities -- a replacement of FASB Statement No. 125." The new standard carries forward some provisions of SFAS No. 125, but modifies the methods of accounting for securitizations and other transfers of financial assets and collateral, in addition to requiring additional disclosures. The Company adopted SFAS No. 140 in the first quarter of fiscal 2002. The adoption of SFAS No. 140 did not have a material impact on the financial position or results of operations of the Company.

3.  SUPPLEMENTAL CASH FLOW DISCLOSURES

    The following information relates to fiscal years ended March 31 (in thousands):

                                                                                          2002         2001
                                                                                      -----------  -----------
         Cash paid for:
           Interest................................................................   $    76,174  $    44,840
           Income taxes............................................................           --             1
         Non-cash investing and financing activities:
           Issuance of ordinary shares for purchases of OEM assets.................           --        26,902
           Issuance of ordinary shares for acquisitions of businesses..............       182,589      338,583

4. BANK BORROWINGS AND LONG-TERM DEBT

    In June 2000, the Company issued approximately $645.0 million of senior subordinated notes, consisting of $500.0 million of 9.875% notes and E150.0 million of 9.75% notes. Interest is payable on July 1 and January 1 of each year, commencing January 1, 2001. The notes mature on July 1, 2010. The Company may redeem the notes on or after July 1, 2005. The approximate fair value of the 9.875% senior subordinated notes and the 9.75% euro senior subordinated notes based on broker trading prices was 105.5% and 107.25% of the face value on March 31, 2002, respectively.

    Additionally, the Company has $150.0 million in unsecured senior subordinated notes due in 2007 outstanding with an annual interest rate of 8.75%. Interest is payable on April 15 and October 15 of each year. The notes mature on October 15, 2007. The approximate fair value of the unsecured senior subordinated notes based on broker trading prices was 101.25% of the face value on March 31, 2002.

    The indentures relating to the notes contain certain covenants that, among other things, limit the ability of the Group (the Company and its subsidiaries) to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries,
(iii) engage in asset sales, and (iv) make distributions or pay dividends. The covenants are subject to a number of significant expectations and limitations. As of March 31, 2002, the Group was in compliance with its debt covenants.

    In March 2002, the Group replaced its existing credit facilities, with an $800.0 million Revolving Credit Facility ("Credit Facility") with a syndicate of domestic and foreign banks. The Credit Facility consisted of two separate credit agreements, one providing for up to $400.0 million principal amount of revolving credit loans to the Company and designated subsidiaries ("Tranche A") and one providing for up to $400.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Company ("Tranche B"). Both Tranche A and Tranche B are split one-third to a 364-day and two-thirds to a three-year facility. Borrowings under the Credit Facility bear interest, at the Group's option, at either: (i) the base rate (as defined in the Credit Facility); or (ii) the LIBOR rate (as defined in the Credit Facility) plus the applicable margin for LIBOR loans ranging between 0.875% and 2.25%, based on the Group's credit ratings and facility usage. The Group is required to pay a quarterly commitment fee ranging from 0.125% to 0.50% per annum, based on the Group's credit ratings, of the unutilized portion of the Credit Facility.

    The Credit Facility is unsecured, and contains certain restrictions on the Group's ability to (i) incur certain debt, (ii) make certain investments and
(iii) make certain acquisitions of other entities. The Credit Facility also requires that the Group maintain certain financial covenants, including, among other things, a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation, and amortization), a minimum ratio of fixed charge coverage, and a minimum net worth, as defined, during the term of the Credit Facility. Borrowings under the Credit Facility are guaranteed by the Company and certain of its subsidiaries. As of March 31, 2002, there were no borrowings outstanding under the Credit Facility and the Group was in compliance with its covenants.

    Long-term debt, of which none was current, was comprised of the following at March 31 (in thousands):

                                                                                         2002           2001
                                                                                    -------------  ---------
                 Senior subordinated notes......................................    $     778,269  $ 779,596

    Maturities for the Company's long-term debt are as follows for the years ending March 31 (in thousands):

                    2003......................................................................    $        --
                    2004......................................................................             --
                    2005......................................................................             --
                    2006......................................................................             --
                    2007......................................................................             --
                    Thereafter................................................................         778,269
                                                                                                  ------------
                                                                                                  $    778,269


5. FINANCIAL INSTRUMENTS

     The value of the Company's cash and cash equivalents and investments carrying amount approximates fair value. The fair value of the Company's long-term debt (see Note 4, "Bank Borrowings and Long-Term Debt") is determined based on current broker trading prices. The Company's cash equivalents are comprised of cash deposited in money market funds (see Note 2, "Summary of Accounting Policies"). The Company's investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.

    The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged. The majority of these foreign exchange contracts expire in less than one month, and almost all expire within three months.

6. COMMITMENTS AND CONTINGENCIES

    In fiscal 2002, the Group entered into a receivables securitization agreement and sold a designated pool of qualified trade receivables to a third party qualified special purpose entity, which in turn sold an undivided ownership interest to a conduit, administrated by an unaffiliated financial institution. The agreement, which expires in March 2003, is subject to annual renewal and has a current maximum limit of $250.0 million. The accounts receivable balances that were sold were removed from the Group's consolidated balance sheet and the proceeds received from the sale are reflected as cash provided by operating activities in the Group's consolidated statement of cash flows. The Group accounts for its sale of receivables to the qualified special purpose entity, as sales under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

    The Company participates in the securitization agreement as an investor conduit. This is to allow the operating subsidiaries to receive full cash payment for sold receivables, less a deferred purchase price receivable, representing a reserve for potential credit losses, interest and fees. Depending on the collection performance of sold receivables, the Company's portion of the total investment varies. On March 31, 2002, the Company's investment was approximately $53.5 million, classified as Other Assets in the Company's balance sheet.

    The Group will continue to service, administer and collect the receivables on the behalf of the limited purpose entity and receives a servicing fee approximately 1% of sold receivables per annum, which management has determined approximates market compensation for these services. The Group pays facility and commitment fees of up to 0.24% for unused amounts under the line and program fees of up to 0.34% of outstanding amounts.

    We are party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on the financial position, liquidity or results of operations of the Company.


7. INCOME TAXES

      The Company is a Singapore corporation and is a non-resident for Singapore tax purposes. Non-Singapore resident taxpayers, subject to certain exceptions, are subject to income tax on 1) income that is accrued in or derived from Singapore and 2) foreign income received in Singapore.

      Since the Company did not derive income from or receive foreign income in Singapore, it is not subject to Singapore income tax. To the extent that the Company continues to meet the above-mentioned requirements as determined by current law, no Singapore income tax will be imposed on the Company. Accordingly, the Company records minimal current income tax expense and does not record any deferred income taxes.

8. SHAREHOLDERS' EQUITY

SECONDARY OFFERINGS

    During fiscal 2002 and 2001, the Company completed various secondary offerings of its ordinary shares. The Company received net proceeds of approximately $503.8 million (20,000,000 ordinary shares sold) and $1.4 billion (39,650,000 ordinary shares sold) in fiscal years 2002 and 2001, respectively.

STOCK SPLITS

    In fiscal 2001, the Company effected a 2:1 stock split. A distribution of 209,001,331 ordinary shares occurred on October 16, 2000. In fiscal 2000, the Company effected a 2:1 stock split, resulting in the distribution of 57,497,204 ordinary shares on December 22, 1999. Each of the stock splits was effected as a bonus issue (the Singapore equivalent of a stock dividend). The Company has accounted for these transactions as a stock split and all share and per share amounts have been retroactively restated to reflect all stock splits.

STRATEGIC ALLIANCE

    In connection with the Group's strategic alliance with Motorola Inc. ("Motorola") in May 2000, Motorola paid $100.0 million for an equity instrument that entitled it to acquire 22,000,000 million Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to the Group. The issuance of this equity instrument resulted in a one-time charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in fiscal 2001.

    In June 2001, the Group entered into an agreement with Motorola under which it repurchased this equity instrument for $112.0 million. The fair value of the equity instrument on the date it was repurchased exceeded the amount paid to repurchase the equity instrument. Accordingly, the Group accounted for the repurchase of the equity instrument as a reduction to shareholders' equity in the consolidated statement of shareholders' equity.

Shares Issued for Acquisitions

    During fiscal 2002, the Company issued approximately 7.3 million ordinary shares for acquisitions of certain businesses (by the Group), which equated to approximately $163.4 million of purchase price. The fair value of the ordinary shares was determined based on the quoted market prices of the Company's ordinary shares for a reasonable period, generally three days, before and after the date the terms of the acquisitions were agreed and announced. The acquired companies include ASIC International, Inc. in May 2001, Telcom Global Solutions Holdings, Inc. in August 2001 and Instrumentation Engineering, Inc. in October 2001. Also, during fiscal 2002, the Company issued 0.6 million ordinary shares or approximately $19.2 million of purchase price for contingent price adjustments and other adjustments for historical acquisitions.

    During fiscal 2001, the Company issued approximately 10.8 million ordinary shares for acquisitions of certain businesses and manufacturing operations (by the Group), which equated to approximately $365.5 million of purchase price. The fair value of the ordinary shares was determined based on the quoted market prices of the Company's ordinary shares for a reasonable period, generally three days, before and after the date the terms of the acquisitions were agreed and announced. The acquired companies include Irish Express Logistics, Inc. in August 2001, Photonics Packaging Technologies, Inc. in August 2001, Ojala-Yhtma Oy. in January 2001, Li Xin Industries Ltd. in January 2001, Wave Optics, Inc. in February 2001 and Ericsson Radio AB in March 2001. Also, during fiscal 2001, the Company issued approximately 0.7 million ordinary shares in connection with several immaterial pooling of interests transactions.

STOCK-BASED COMPENSATION

    The Company's 2001 Equity Incentive Plan (the "2001 Plan") provides for grants of up to 7,000,000 stock options. Additionally, the remaining shares that are available under the Company's 1993 Share Option Plan (the "1993 Plan") and any shares issuable upon exercise of the options granted under the 1993 Plan that expire or become unexercisable for any reason without having been exercised in full, will be available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan. Any options outstanding under the 1993 Plan will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors and by the Chairman of the Company's Board, with respect to all other employees.

    Options issued under the 2001 Plan and 1993 Plan generally vest over 4 years. Options granted under the 2001 Plan expire 10 years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire 10 years from the date of grant, rather than the five-year term previously provided. The 2001 Plan and 1993 Plan provide for option grants at an exercise price equal to the fair market value per ordinary share on the option grant date.

    The Company's 1997, 1998 and 1999 Interim Option Plans provide for grants of up to 2,000,000, 3,144,000, and 5,200,000 stock options, respectively. These plans provide grants of non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under these plans cannot be granted to executive officers and directors. All Interim Option Plans have an exercise price of not less than 85% of the fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for issuance of up to 2,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the

Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal 2002 and 2001, amounted to 767,301 and 445,476, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal 2002 and 2001 was $20.08 and $20.00 per share, respectively.

    The following table gives information about equity awards under the Company's 2001 Plan; 1993 Plan; 1997, 1998 and 1999 Interim Option Plans; and Purchase Plan.

                                                                     (A)                  (B)                    (C)
                                                                                                      NUMBER OF ORDINARY SHARES
                                                                                                       REMAINING AVAILABLE FOR
                                                                                                        FUTURE ISSUANCE UNDER
                                                             NUMBER OF ORDINARY    WEIGHTED-AVERAGE      EQUITY COMPENSATION
                                                             SHARES TO BE ISSUED    EXERCISE PRICE    PLANS (EXCLUDING ORDINARY
                                                              UPON EXERCISE OF      OF OUTSTANDING        SHARES REFLECTED
   PLAN CATEGORY                                             OUTSTANDING OPTIONS        OPTIONS            IN COLUMN (A))
   -------------                                            ---------------------  ----------------   -------------------------
   Equity compensation plans approved by shareholders...         33,975,652            $ 17.84                6,691,359(1)
   Equity compensation plans not approved by
     shareholders(3)....................................          3,547,859            $  8.08                2,866,999(2)
                                                                -----------            -------               ----------
   Total................................................         37,523,511            $ 16.92                9,558,358
                                                                ===========            =======               ==========

----------

(1) Of these shares, 6,060,736 shares remain available for grant under the 2001 Plan and 630,623 shares remain available for purchase under the Purchase Plan.

(2) Of these shares, 2,197,165 shares remain available for grant under the 1999 Interim Option Plan, 177,470 shares remain available for grant under the 1998 Interim Option Plan and 492,364 shares remain available for grant under the 1997 Interim Option Plan.

(3) The Company has certain option plans and the underlying options of companies, which the Company has merged with or acquired (the "Assumed Plans"). Total stock options assumed under these plans amounted to 8,097,628. These options have a weighted average exercise price of $6.12 per share. Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 10 years from the date of grant. No further awards will be made under the Assumed Plans. Statistics regarding the assumed options are not included in the above table.

    The following table presents the activity for options outstanding under all of the stock option plans as of March 31 ("Price" reflects the weighted average exercise price):

                                                                     2002                       2001
                                                          -------------------------  --------------------------
                                                               OPTIONS       PRICE        OPTIONS        PRICE
                                                          --------------   --------  ---------------   --------
     Outstanding, beginning of year....................       47,235,431   $  13.35       44,853,772   $   7.46
     Granted...........................................        9,009,567      16.51       14,655,646      23.23
     Exercised.........................................       (7,989,287)      5.43      (11,404,613)      5.54
     Forfeited.........................................       (2,614,572)     18.86         (869,374)     23.98
                                                          --------------             ---------------
     Outstanding, end of year..........................       45,641,139   $  15.00       47,235,431   $  13.35
                                                          ==============             ===============
     Exercisable, end of year..........................       24,490,124                  21,065,008
                                                          ==============             ===============
     Weighted average fair value per option granted....   $        12.43             $         12.60
                                                          ==============             ===============

    The following table presents the composition of options outstanding and exercisable as of March 31, 2002 ("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                  RANGE OF               OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                      ----------------------      ------------------------------
               EXERCISE PRICES           AMOUNT        PRICE      LIFE       AMOUNT        PRICE
             -----------------        ------------   --------     ----     -----------   -------
             $ 0.39 - $ 5.61             9,849,974   $  3.73      2.90       9,432,591   $  3.70
               6.00 -  13.98             9,532,019      9.03      4.26       6,657,655      8.59
              14.03 -  18.19             9,967,710     15.33      6.56       2,493,666     14.79
              18.53 -  23.19             9,534,444     22.72      8.18       2,902,109     22.55
              23.61 -  44.12             6,756,992     28.43      3.42       3,004,103     28.43
                                      ------------                        ------------
         Total, March 31, 2002          45,641,139   $ 15.00      5.16      24,490,124   $ 11.43
                                      ============                        ============

    The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and employee stock purchase plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation." Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Group's fiscal 2002 and 2001 net income (loss) and earnings (loss) per share would have been adjusted to the proforma amounts indicated below:

                                                            YEARS ENDED MARCH 31,
                                                     ------------------------------------
                                                          2002                  2001
                                                     -------------         -------------
         Net income (loss):
           As reported ....................          $   (153,748)         $   (446,019)
           Proforma .......................              (220,925)             (596,494)
         Basic earnings (loss) per share:
           As reported ....................          $     (0.31)          $     (1.01)
           Proforma .......................                (0.45)                (1.35)
         Diluted earnings (loss) per share:
           As reported ....................          $     (0.31)          $     (1.01)
           Proforma .......................                (0.45)                (1.35)

    In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 2002 and 2001 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                               YEARS ENDED MARCH 31,
                                              -----------------------
                                                2002          2001
                                              ---------     ---------
         Volatility ..................          62%          62%
         Risk-free interest rate range          6.3%         6.3%
         Dividend yield ..............           0%           0%
         Expected lives ..............          9.6 yrs      3.6 yrs

    Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the proforma net income (loss) and earnings (loss) per share disclosures may not reflect the associated fair value of the outstanding options.

9. UNUSUAL CHARGES

    The Company recognized unusual pre-tax charges of approximately $37.0 million and $306.6 million during fiscal years 2002 and 2001, respectively. Unusual charges recorded in fiscal 2002, related to the impairment of investments in certain technology companies. Unusual charges recorded in fiscal 2001, included approximately $286.5 million related to the issuance of an equity instrument to Motorola, $12.6 million related to direct transactions costs in connection with the various mergers consummated during fiscal 2001 and $7.5 million for impairment of investments in certain technology companies.

    On May 30, 2000, the Group entered into a strategic alliance for product manufacturing with Motorola. See Note 8, "Shareholders' Equity," for further information concerning the strategic alliance. In connection with this strategic alliance, Motorola paid $100.0 million for an equity instrument that entitles it to acquire 22,000,000 Flextronics ordinary shares at any time through December 31, 2005, upon meeting targeted purchase levels or making additional payments to the Group. The issuance of this equity instrument resulted in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in fiscal 2001. In June 2001, the Group entered into an agreement with Motorola under which it repurchased this equity instrument for $112.0 million.

    The direct transaction costs of approximately $12.6 million of costs primarily related to investment banking and financial advisory fees as well as legal and accounting costs associated with the various merger transactions by the Group during fiscal 2001, including The DII Group, Inc., Lightning Metal Specialties and related entities, Chatham Technologies, Inc., Palo Alto Products International Pte. Ltd. and JIT Holdings, Ltd. As of March 31, 2002 and March 31, 2001, the remaining balance classified as Other Current Liabilities was nil and $1.4 million, respectively.

10.  AUDITORS' REMUNERATION

    During the fiscal years ended March 31, 2002 and 2001, the aggregate fees billed by the Company's independent auditors, Arthur Andersen LLP, for audit services were $0.5 million and $0.9 million, respectively.

July __, 2002



Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore 068877
Attn:  Ms Yap Lune Teng
       Joint Secretary

Dear Sirs:

         RE:      NOMINATION OF AUDITORS

         I/We, the undersigned, being a member of your Company, hereby nominate (pursuant to Section 205(11) of the Companies Act, Cap. 50 of Singapore) M/s Deloitte & Touche for appointment as Auditors of your Company at your Company's forthcoming Annual General Meeting in place of M/s Arthur Andersen.

         Accordingly, I/we intend to propose the following resolution at your Company's forthcoming Annual General Meeting:-

         "THAT M/s Deloitte & Touche be and are hereby appointed as Auditors, in place of M/s Arthur Andersen, to hold office until the conclusion of the next Annual General Meeting at a fee to be determined by the Directors."



Yours faithfully
For and on behalf of


------------


Name:

Designation:

                               PARKING FACILITIES

Flextronics has reserved parking spaces for shareholders attending the meeting. These spaces will be designated as "Reserved for Flextronics Shareholders' Meeting."

                               DRIVING DIRECTIONS

The Annual General Meeting of Shareholders will be held at Flextronics principal corporate offices located at 2090 Fortune Drive, San Jose, California, United States of America.

                                     [MAP]

            Directions from Highway 101 (Northbound and Southbound)

                  -        Montague Expressway Exit (head EAST)

                  -        Take Montague Expressway to Trade Zone

                  -        Right onto Trade Zone

                  -        Right onto Lundy Avenue

                  -        Right onto Fortune Drive (1st traffic light)

                  -        Left into the third driveway

                    Directions from Highway 280 (Southbound)

                  -        Take Highway 280 to Highway 680 (South)

                  -        Capital Avenue Exit

                  -        Left onto Trade Zone

                  -        Left onto Lundy Avenue

                  -        Right onto Fortune Drive (1st traffic light)

                  -        Left into the third driveway

                         FLEXTRONICS INTERNATIONAL LTD.

                           2001 EQUITY INCENTIVE PLAN

                           As Adopted August 13, 2001

      1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options. Capitalized terms not defined in the text are defined in Section 20.

      2.    SHARES SUBJECT TO THE PLAN.

            2.1 Number of Shares Available. Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 7,000,000 Shares plus shares that are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option. In addition, any authorized shares not issued or subject to outstanding grants under the Company's 1993 Share Option Plan (the "PRIOR PLAN") that are forfeited or that are issuable upon exercise of options granted pursuant to the Prior Plan that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plan, but will be available for grant and issuance under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan.

            2.2 Adjustment of Shares. Should any change be made to the Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any Participant may be granted Options over the term of the Plan, (iii) the number and/or class of securities and price per Share in effect under each Option outstanding under Section 5 and 7, and (iv) the class of securities for which automatic Option grants are to be subsequently made to newly elected or continuing Outside Directors under Section
7. Such adjustments to the outstanding Options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options, provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee, and (ii) no such adjustment shall be made if as a result, the Exercise Price would fall below the par value of a Share and if such adjustment would but for this paragraph (ii) result in the Exercise Price being less than the par value of a Share, the Exercise Price payable shall be the par value of a Share. The adjustments determined by the Committee shall be final, binding and conclusive. The repricing, replacement or regranting of any previously granted Option, through cancellation or by lowering the Exercise Price of such Option, shall be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting.

      3. ELIGIBILITY. All Awards may be granted to employees, officers and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive more than 4,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder; provided, however, that no Outside Director will be eligible to receive more than 100,000* Shares, in the aggregate, in any calendar year under this Plan pursuant to the grant of Awards hereunder. A person may be granted more than one Award under this Plan.

      4.    ADMINISTRATION.

            4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have


----------
* The initial number of shares was 50,000. An amendment to increase this number to 100,000 is being submitted to shareholders for approval at the 2002 Annual General Meeting to be held on August 29, 2002.

full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, the Committee will have the authority to:

            (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

            (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

            (c)   select persons to receive Awards;

            (d)   determine the form and terms of Awards;

            (e) determine the number of Shares or other consideration subject to Awards;

            (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

            (g)   grant waivers of Plan or Award conditions;

            (h)   determine the vesting, exercisability and payment of Awards;

            (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

            (j)   determine whether an Award has been earned; and

            (k) make all other determinations necessary or advisable for the administration of this Plan.

            4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

      5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISO") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

            5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("STOCK OPTION AGREEMENT"), and, except as otherwise required by the terms of Section 7 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

            5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

            5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that (i) no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of shares or stock of the Company or of any Parent or Subsidiary of the Company ("TEN PERCENT SHAREHOLDER") will be exercisable after the expiration of five (5) years from the date the ISO is granted and (ii) no Option granted to a person who is not an employee of the Company or any Parent or Subsidiary of the Company on the date of grant of that Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

            5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. In no event may the Exercise Price of an Option be less than the par value of the Shares. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

            5.5   Method of Exercise.

                  (a) Options may be exercised only by delivery to the Company (or as the Company may direct) of a written stock option exercise agreement (the "Exercise Agreement") (in the case of a written Exercise Agreement, in the form approved by the Board or the Committee, which need not be the same for each Participant), in each case stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

                  (b) A written Exercise Agreement may be communicated electronically through the use of such security device (including, without limitation, any logon identifier, password, personal identification number, smartcard, digital certificate, digital signature, encryption device, electronic key, and/or other code or any access procedure incorporating any one or more of the foregoing) as may be designated by the Board or the Committee for use in conjunction with the Plan from time to time ("Security Device"), or via an electronic page, site, or environment designated by the Company which is accessible only through the use of such Security Device, and such written Exercise Agreement shall thereby be deemed to have been sent by the designated holder of such Security Device. The Company (or its agent) may accept and act upon any written Exercise Agreement issued and/or transmitted through the use of the Participant's Security Device (whether actually authorized by the Participant or not) as his authentic and duly authorized Exercise Agreement and the Company (or its agent) may treat such Exercise Agreement as valid and binding on the Participant notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Exercise Agreement. All written Exercise Agreements issued and/or transmitted through the use of the Participant's Security Device (whether actually authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company (or as the Company may direct) and the Company (or its agent) shall be entitled to effect, perform or process such Exercise Agreement without the Participant's further consent and without further reference to the Participant.

                  (c) The Company's records of the Exercise Agreements (whether delivered or communicated electronically or in printed form), and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the Plan, whether stored in audio, electronic, printed or other form, shall be binding and conclusive on the Participant and shall be conclusive evidence of such Exercise Agreements and/or transactions. All such records shall be admissible in evidence and, in the case of a written Exercise Agreement which has been communicated electronically, the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.

            5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

            (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond three (3) months after the Termination Date shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

            (b) If the Participant is Terminated because of the Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant's Disability), then the Participant's Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond twelve (12) months after the Termination Date when the Termination is for Participant's Disability, shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

            (c) If the Participant is terminated for Cause, then the Participant's Options shall expire on such Participant's Termination Date, or at such later time and on such conditions as are determined by the Committee (but in any event, no later than the expiration date of the Options).

            5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

            5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed US$100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

            5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted, and provided further that the exercise period of any Option may not in any event be extended beyond the periods specified in
Section 5.3. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

            5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under
Section 422 of the Code.

      6.    PAYMENT FOR SHARE PURCHASES.

            6.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

                  (a) by cancellation of indebtedness of the Company to the Participant;

                  (b) by waiver of compensation due or accrued to the Participant for services rendered;

                  (c) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's Shares exists:

                        (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                        (2) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

                  (d) conversion of a convertible note issued by the Company, the terms of which provide that it is convertible into Shares issuable pursuant to the Plan (with the principal amount and any accrued interest being converted and credited dollar for dollar to the payment of the Exercise Price); or

                  (e)   by any combination of the foregoing.

      7.    AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

            7.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 7 shall be NQSOs.

            7.2 Eligibility. Options subject to this Section 7 shall be granted only to Outside Directors. In no event, however, may any Outside Director be granted any Options under this Section 7 if such grant is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Outside Director is resident under the relevant securities laws of that jurisdiction.

            7.3 Initial Grant. Each Outside Director who first becomes a member of the Board after the Effective Date will automatically be granted an Option for 25,000** Shares (an "INITIAL GRANT") on the date such Outside Director first becomes a member of the Board. Each Outside Director who became a member of the Board on or prior to the Effective Date and who did not receive a prior option grant (under this Plan or otherwise and from the Company or any of its corporate predecessors) will receive an Initial Grant on the Effective Date.


----------
** The initial number of shares was 20,000. An amendment to increase this number to 25,000 is being submitted to shareholders for approval at the 2002 Annual General Meeting to be held on August 29, 2002.

            7.4 Succeeding Grant. Immediately following each Annual General Meeting of shareholders of the Company, each Outside Director will automatically be granted an Option for 12,500*** Shares (a "SUCCEEDING GRANT"), provided, that the Outside Director is a member of the Board on such date and has served continuously as a member of the Board for a period of at least twelve (12) months since the last Option grant (whether an Initial Grant or a Succeeding Grant) to such Outside Director. If less than twelve (12) months has passed, then the number of shares subject to the Succeeding Grant will be pro-rated based on the number of days passed since the last Option grant to such Outside Director, divided by 365 days.

            7.5 Vesting and Exercisability. The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the "START DATE" for such Option.

            (a) Initial Grant. Each Initial Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Initial Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

            (b) Succeeding Grant. Each Succeeding Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Succeeding Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

No Options granted to an Outside Director will be exercisable after the expiration of five (5) years from the date the Option is granted to such Outside Director. If the Outside Director is Terminated, the Outside Director may exercise such Outside Director's Options only to the extent that such Options would have been exercisable upon the Termination Date for such period as set forth in Section 5.6. Notwithstanding any provision to the contrary, in the event of a Corporate Transaction described in Section 15.1, the vesting of all Options granted to Outside Directors pursuant to this Section 7 will accelerate and such Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire. Notwithstanding any provision to the contrary, in the event of a Hostile Take-Over, the Outside Director shall have a thirty-day period in which to surrender to the Company each option held by him or her under this Plan for a period of at least six (6) months. The Outside Director shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the Shares at the time subject to the surrendered Option (whether or not the Option is otherwise at the time exercisable for those Shares) over (ii) the aggregate Exercise Price payable for such Shares. Such cash distribution shall be paid within five (5) days following the surrender of the Option to the Company. Neither the approval of the Committee nor the consent of the Board shall be required in connection with such option surrender and cash distribution. The Shares subject to each Option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under the Plan.

            7.6 Exercise Price. The Exercise Price of an Option pursuant to an Initial Grant and Succeeding Grant shall be the Fair Market Value of the Shares, at the time that the Option is granted.

      8.    WITHHOLDING TAXES.

            8.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.


----------
*** The initial number of shares was 6,000. An amendment to increase this number to 12,500 is being submitted to shareholders for approval at the 2002 Annual General Meeting to be held on August 29, 2002.

            8.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion, and subject to compliance with all applicable laws and regulations, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

      9.    TRANSFERABILITY.

            9.1 Except as otherwise provided in this Section 9, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards. Notwithstanding the foregoing, (i) Participants may transfer or assign their Options to Family Members through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable instrument evidencing the grant of an Option so provide, Participants who reside outside of the United States and Singapore may assign their Options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable instrument, subject to Code regulations providing that any transfer of an ISO may cause such ISO to become a NQSO. The Participant shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to adopt such rules as it deems necessary to ensure that any assignment is in compliance with all applicable laws.

            9.2 All Awards other than NQSO's. All Awards other than NQSO's shall be exercisable: (i) during the Participant's lifetime, only by (A) the Participant, or (B) the Participant's guardian or legal representative; and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees.

            9.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" as defined below, (ii) by a transferee that is permitted pursuant to clause (ii) of Section 9.2, for such period as may be authorized by the terms of the applicable instrument evidencing the grant of the applicable Option, or by the Committee, and (iii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means any transfer of an interest in such NQSO by gift or domestic relations order effected by the Participant during the Participant's lifetime. A permitted transfer shall not include any transfer for value; provided that the following shall be permitted transfers and shall not be considered to be transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

      10. PRIVILEGES OF STOCK OWNERSHIP. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

      11. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

      12. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time and subject to compliance with all applicable laws and regulations, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time and subject to compliance with all applicable laws and regulations buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

      13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

      14. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

      15.   CORPORATE TRANSACTIONS.

            15.1 Assumption or Replacement of Awards by Successor. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a "CORPORATE TRANSACTION"), each Option which is at the time outstanding under this Plan shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of Shares at the time subject to such Option and may be exercised for all or any portion of such Shares. However, subject to the specific terms of a Participant's Award Agreement, an outstanding Option under this Plan shall not so accelerate if and to the extent: (i) such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the Option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Option or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant. The determination of Option comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

            15.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15 or other specific terms of a Participant's Award Agreement, in the event of the occurrence of any Corporate Transaction described in Section 15.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

            15.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such Option will be adjusted appropriately pursuant to
Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing Option, such new Option may be granted with a similarly adjusted Exercise Price.

      16. ADOPTION AND SHAREHOLDER APPROVAL. This Plan will become effective on the date on which the Board adopts the Plan (the "EFFECTIVE DATE"). This Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial shareholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the shareholders of the Company; (c) in the event that initial shareholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled; and (d) in the event that shareholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled.

      17. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of shareholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

      18. AMENDMENT OR TERMINATION OF PLAN. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to Options at the time outstanding under the Plan, unless the Participant consents to such amendment, and (ii) the automatic grants to Outside Directors pursuant to Section 7 may not be amended at intervals more frequently than once every six
(6) months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of the Company's shareholders, amend the Plan to (i) materially increase the maximum number of Shares issuable under the Plan or the number of Shares for which Options may be granted per newly-elected or continuing Outside Director or the maximum number of Shares for which any one individual participating in the Plan may be granted Options, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to Participants.

The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval.

      19. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

      20. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

            "AWARD" means any Options granted under this Plan.

            "AWARD AGREEMENT" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

            "BOARD" means the Board of Directors of the Company.

            "CAUSE" means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company or (c) a failure to materially perform the customary duties of the employee's employment.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMITTEE" means the Compensation Committee of the Board.

            "COMPANY" means Flextronics International Ltd. or any successor corporation.

            "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

            "FAIR MARKET VALUE" means, as of any date, the value of the Shares determined as follows:

            (a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

            (b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

            (c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

            (d) if none of the foregoing is applicable, by the Committee in good faith.

            "FAMILY MEMBER" includes any of the following:

            (a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

            (b) any person (other than a tenant or employee) sharing the Participant's household;

            (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

            (d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

            (e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

            "HOSTILE TAKE-OVER" means a change in ownership of the Company effected through the following transaction:

            (a) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which the Board does not recommend such shareholders to accept, and

            (b) the acceptance of more than fifty percent (50%) of the securities so acquired in such tender or exchange offer from holders other than Insiders.

            "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Shares are subject to Section 16 of the Exchange Act.

            "OPTION" means an award of an option to purchase Shares pursuant to Sections 5 and 7.

            "OUTSIDE DIRECTOR" means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

            "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            "PARTICIPANT" means a person who receives an Award under this Plan.

            "PLAN" means this Flextronics International Ltd. 2001 Equity Incentive Plan, as amended from time to time.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARES" means ordinary shares of par value S$0.01 each in the capital of the Company reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

            "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            "TAKE-OVER PRICE" means the greater of (a) the Fair Market Value per Share on the date the particular Option to purchase Shares is surrendered to the Company in connection with a Hostile Take-Over or (b) the highest reported price per Share paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered Option is an ISO, the Take-Over Price shall not exceed the clause (a) price per Share.

            "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer or director to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

                         FLEXTRONICS INTERNATIONAL LTD.

                        1997 EMPLOYEE SHARE PURCHASE PLAN

                          As Adopted September 10, 1997
                As Amended August 27, 1999 and September 21, 2000

      1. ESTABLISHMENT OF PLAN. Flextronics International Ltd. (the "COMPANY") proposes to grant options for purchase of the Company's Ordinary Shares to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Share Purchase Plan (this "PLAN"). For purposes of this Plan, "PARENT CORPORATION" and "SUBSIDIARY" (collectively, "PARTICIPATING SUBSIDIARIES") shall have the same meanings as "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "CODE"). "PARTICIPATING SUBSIDIARIES" are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the "BOARD") designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 3,400,000* Ordinary Shares of the Company are reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

      2. PURPOSE. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

      3. ADMINISTRATION. This Plan shall be administered by the Board or by a committee of not less than two members of the Board appointed to administer this Plan (the "COMMITTEE"). As used in this Plan, references to the "Committee" shall mean either such committee or the Board if no committee has been established. Subject to the provisions of this Plan and the limitations of
Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

      4. ELIGIBILITY. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

         (a) employees who are not employed by the Company or Participating Subsidiaries one month before the beginning of such Offering Period;

         (b) employees who are customarily employed for twenty (20) hours or less per week;

         (c) employees who are customarily employed for five (5) months or less in a calendar year;

         (d) employees who, together with any other person whose shares would be attributed to such employee pursuant to Section 424(d) of the Code, own shares or hold options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any of its Participating


----------
* The initial number of shares reserved for issuance was 600,000 shares. An amendment to increase the n number of shares reserved for issuance to 1,600,000 shares was approved by shareholders on August 27, 1999. An amendment to increase the number of shares reserved for issuance to 2,400,000 shares was approved by shareholders on September 21, 2000. An amendment to increase the number of shares reserved for issuance to 3,400,000 shares is being submitted for shareholder approval at the Annual General Meeting to be held on August 29, 2002. All share numbers reflect the two-for-one stock splits effected as a bonus issue (the Singapore equivalent of a stock dividend) paid on December 22, 1998, December 22, 1999 and October 16, 2000.

Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own shares or hold options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any of its Participating Subsidiaries; and

         (e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any purpose other than federal income and employment tax purposes.

      5. OFFERING DATES. The offering periods of this Plan (each, an "OFFERING PERIOD") shall be of six (6) months duration commencing on December 1 and June 1 of each year and ending on May 31 and November 30 of each year. Each Offering Period shall consist of one (1) six-month purchase period (a "PURCHASE PERIOD") during which payroll deductions of the participants are accumulated under this Plan. The first Offering Period shall begin on December 1, 1997. The first business day of each Offering Period is referred to as the "OFFERING DATE". The last business day of each Purchase Period is referred to as the "PURCHASE DATE". The Board shall have the power to change the duration of Offering Periods or Purchase Periods with respect to offerings (and specifically shall have the power to change the duration of Offering Periods from six (6) months to twenty-four (24) months) without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected.

      6. PARTICIPATION IN THIS PLAN. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company's treasury department (the "TREASURY DEPARTMENT") not later than fifteen (15) days before such Offering Date unless a later time for filing the subscription agreement authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Treasury Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Treasury Department not later than fifteen (15) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

      7. GRANT OF OPTION ON ENROLLMENT. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of whole Ordinary Shares of the Company determined by dividing (a) the amount accumulated in such employee's payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of an Ordinary Share of the Company on the Offering Date (but in no event less than the par value of the Company's Ordinary Shares), or (ii) eighty-five percent (85%) of the fair market value of an Ordinary Share of the Company on the Purchase Date (but in no event less than the par value of the Company's Ordinary Shares) and rounding down to the nearest whole number, provided, however, that the number of Ordinary Shares of the Company subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or
(b) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of the Company's Ordinary Shares shall be determined as provided in Section 8 hereof.

      8. PURCHASE PRICE. The purchase price per share at which an Ordinary Share of the Company will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

         (a) The fair market value on the Offering Date; or

         (b) The fair market value on the Purchase Date.

         Notwithstanding the foregoing, in no event may the purchase price of an Ordinary Share of the Company be less than the par value. For purposes of this Plan, the term "FAIR MARKET VALUE" means, as of any date, the value of an Ordinary Share of the Company determined as follows:

            (a) if such Ordinary Shares are then quoted on the Nasdaq National Market, the closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

            (b) if such Ordinary Shares are publicly traded and are then listed on a national securities exchange, the closing price on the date of determination on the principal national securities exchange on which the Ordinary Shares are listed or admitted to trading as reported in The Wall Street Journal;

            (c) if such Ordinary Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

            (d) if none of the foregoing is applicable, by the Board in good faith.

      9. PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

         (a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant's compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Compensation shall mean base salary, overtime pay, commissions, bonuses, and shift premiums not to exceed $250,000 per year, provided however, that for purposes of determining a participant's base salary, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

         (b) A participant may lower (but not increase) the rate of payroll deductions during an Offering Period by filing with the Treasury Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Treasury Department's receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Treasury Department a new authorization for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

         (c) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         (d) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant's account to the purchase of whole Ordinary Shares of the Company reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant's account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant's account on a Purchase Date which is less than the amount necessary to purchase a full Ordinary Share of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Ordinary Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

         (e) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant's benefit representing the shares purchased upon exercise of his or her option.

         (f) During a participant's lifetime, such participant's option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

      10. LIMITATIONS ON SHARES TO BE PURCHASED.

         (a) No participant shall be entitled to purchase shares under this Plan at a rate which, when aggregated with his or her rights to purchase shares under all other employee share purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan.

         (b) No more than two hundred percent (200%) of the number of shares determined by using eighty-five percent (85%) of the fair market value of an Ordinary Share of the Company on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

         (c) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the "MAXIMUM SHARE AMOUNT"). Until otherwise determined by the Committee, there shall be no Maximum Share Amount. In no event shall the Maximum Share Amount, if any, exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

         (d) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each participant affected thereby.

         (e) Any payroll deductions accumulated in a participant's account which are not used to purchase shares due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

      11. WITHDRAWAL.

         (a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Treasury Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

         (b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

         (c) If the purchase price on the first day of any current Offering Period in which a participant is enrolled is higher than the purchase price on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant's account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period

      12. TERMINATION OF EMPLOYMENT. Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

      13. RETURN OF PAYROLL DEDUCTIONS. In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to such participant's account. No interest shall accrue on the payroll deductions of a participant in this Plan.

      14. CAPITAL CHANGES. Subject to any required action by the shareholders of the Company, the number of Ordinary Shares covered by each option under this Plan which has not yet been exercised and the number of Ordinary Shares which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the "RESERVES"), as well as the price of each Ordinary Share covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Ordinary Shares of the Company resulting from a stock split or the payment of a stock dividend (but only on the Ordinary Shares) or any other increase or decrease in the number of issued and outstanding Ordinary Shares effected without receipt of any consideration by the Company; provided, however, that (a) conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration" and (b) no such adjustment shall be made if as a result, the purchase price for each Ordinary Share shall fall below the par value thereof and if such adjustment would but for this paragraph (b) result in the purchase price being less than the par value of an Ordinary Share, the purchase price payable shall be the par value of an Ordinary Share. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an option.

      In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that the options under this Plan shall terminate as of a date fixed by the Committee and give each participant the right to exercise his or her option as to all of the optioned shares, including shares which would not otherwise be exercisable. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, each option under this Plan may be assumed or an equivalent option may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event such surviving corporation refuses to assume or substitute options under this

Plan, (i) this Plan will terminate upon the consummation of such transaction, unless otherwise provided by the Committee, and (ii) the Committee may declare that the options under this Plan shall terminate as of a date fixed by the Committee, and give each Participant the right to exercise such participant's option as to all of the optioned shares. If the Committee makes an option fully exercisable in the event of a merger, consolidation or sale of assets, the Committee shall notify the participant that the option shall be fully exercisable for a certain period, and the option and this Plan will terminate upon the expiration of such period.

      The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Ordinary Shares covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Ordinary Shares, or in the event of the Company being consolidated with or merged into any other corporation, provided however, that no such adjustment shall be made if as a result, the purchase price for each Ordinary Share would fall below the par value thereof and if such adjustment would result in the purchase price being less than the par value of an Ordinary Share, the purchase price payable shall be the par value of an Ordinary Share.

      15. NONASSIGNABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

      16. REPORTS. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

      17. NOTICE OF DISPOSITION. Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the "NOTICE PERIOD"). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

      18. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee's employment.

      19. EQUAL RIGHTS AND PRIVILEGES. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This
Section 19 shall take precedence over all other provisions in this Plan.

      20. NOTICES. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

      21. TERM; SHAREHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such shareholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the Ordinary Shares reserved for issuance under this Plan, or
(c) ten (10) years from the adoption of this Plan by the Board.

      22. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      23. APPLICABLE LAW. The Plan shall be governed by the substantive laws of Singapore.

      24. AMENDMENT OR TERMINATION OF THIS PLAN. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company obtained in accordance with
Section 21 hereof within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

         (a) increase the number of shares that may be issued under this Plan;
or

         (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

                         FLEXTRONICS INTERNATIONAL LTD.

                            1997 INTERIM OPTION PLAN

                             As Adopted June 5, 1997

      1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company's future performance through awards of Options. Capitalized terms not defined in the text are defined in Section 20.

      2.    SHARES SUBJECT TO THE PLAN.

            2.1 Number of Shares Available. Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 130,000 Shares. Subject to Sections 2.2 and 15, Shares that are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option will again be available for grant and issuance in connection with future Options under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan.

            2.2 Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan and (b) the Exercise Prices of and number of Shares subject to outstanding Options will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, and (ii) no such adjustment shall be made if as a result, the Exercise Price would fall below the par value of a Share and if such adjustment would but for this paragraph (ii) result in the Exercise Price being less than the par value of a Share, the Exercise Price payable shall be the par value of a Share as determined by the Committee.

      3. ELIGIBILITY. Options may be granted only to employees, consultants, independent contractors and advisors of the Company or any Parent, Subsidiary or Affiliate of the Company; provided, however, that such employees, consultants, independent contractors and advisors are not officers or directors of the Company or any Parent, Subsidiary or Affiliate of the Company; and provided further that such consultants, independent contractors and advisors (i) render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and (ii) are not residents of Singapore. No person will be eligible to receive more than 50,000 Shares in any calendar year under this Plan pursuant to the grant of Options hereunder, other than new employees of the Company or of a Parent, Subsidiary or Affiliate of the Company who are eligible to receive up to a maximum of 70,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Option under this Plan.

      4.    ADMINISTRATION.

            4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

      (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

      (b) prescribe, amend and rescind rules and regulations relating to this Plan;

      (c)   select persons to receive Options;

      (d)   determine the form and terms of Options;

      (e) determine the number of Shares or other consideration subject to Options;

      (f) determine whether Options will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Options under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

      (g)   grant waivers of Plan or Option conditions;

      (h)   determine the vesting, exercisability and payment of Options;

      (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Option or any Award Agreement;

      (j)   determine whether an Option has been earned; and

      (k) make all other determinations necessary or advisable for the administration of this Plan.

            4.2 Committee Discretion. Any determination made by the Committee with respect to any Option will be made in its sole discretion at the time of grant of the Option or, unless in contravention of any express term of this Plan or Option, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Option under this Plan. The Board may delegate to one or more officers of the Company the authority to grant an Option under this Plan to Participants who are not Insiders of the Company.

      5. OPTIONS. The Committee may grant Nonqualified Stock Options ("NQSOS") to eligible persons and will determine the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

            5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

            5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

            5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

            5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant. In no event may the Exercise Price of an Option be less than the par value of the Shares. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

            5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

            5.6 Termination. Notwithstanding the exercise periods set forth in the Award Agreement, exercise of an Option will always be subject to the following:

      (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period as may be determined by the Committee, but in any event, no later than the expiration date of the Options.)

      (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant's death or Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period as may be determined by the Committee, but in any event no later than the expiration date of the Options.)

            5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

            5.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that (a) any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted, and (b) no such modification, extension or renewal shall be made if it would have the effect of extending the expiration date of the Option(s) concerned to more than five (5) years from the date the relevant Option(s) were first granted. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section
5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

      6. PAYMENT FOR SHARE PURCHASES. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

      (a)   provided that a public market for the Company's shares exists:

            (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

            (2) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the

                  Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

      (b)   by any combination of the foregoing.

      7. WITHHOLDING TAXES. Whenever Shares are to be issued upon exercise of an Option granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payment upon exercise of an Option is to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

      8.    PRIVILEGES OF STOCK OWNERSHIP.

            8.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

            8.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Options outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

      9. TRANSFERABILITY. Options granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Award Agreement provisions relating thereto. During the lifetime of the Participant an Option will be exercisable only by the Participant, and any elections with respect to an Option, may be made only by the Participant.

      10. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

      11. ESCROW. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

      12. EXCHANGE AND CANCELLATION OF OPTIONS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. The Committee may at any time cancel an Option previously granted to a Participant with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

      13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Option will not be effective unless such Option is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

            14. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Option granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

            15.   CORPORATE TRANSACTIONS.

                  15.1 Assumption or Replacement of Options by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company (other than any shareholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) any other transaction which qualifies as a "corporate transaction" under
Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the shareholders of the Company), any or all outstanding Options may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Options or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Options). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a transaction described in this Subsection 15.1, the vesting of such Options will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate in accordance with the provisions of this Plan.

                  15.2 Other Treatment of Options. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15, in the event of the occurrence of any transaction described in Section 15.1, any outstanding Options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

                  15.3 Assumption of Options by the Company. The Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Option under this Plan in substitution of such other company's option; or (b) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an option granted by another company, the terms and conditions of such option will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new

Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

      16. EFFECTIVE DATE. This Plan will become effective on the date the Board adopts this Plan (the "EFFECTIVE DATE").

      17. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of Singapore.

      18. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan.

      19. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

      20. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

            "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

            "AWARD AGREEMENT" means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

            "BOARD" means the Board of Directors of the Company.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMITTEE" means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

            "COMPANY" means Flextronics International Ltd. or any successor corporation.

            "DISABILITY" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

            "FAIR MARKET VALUE" means, as of any date, the value of the Shares determined as follows:

      (a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

      (b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

      (c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

      (d) if none of the foregoing is applicable, by the Committee in good faith.

            "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Shares are subject to Section 16 of the Exchange Act.

            "OPTION" means an award of an option to purchase Shares pursuant to
Section 5.

            "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Option under this Plan, each of such corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "PARTICIPANT" means a person who receives an Option under this Plan.

            "PLAN" means this Flextronics International Ltd. 1997 Interim Option Plan, as amended from time to time.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARES" means Ordinary Shares of the Company with a par value of S$0.01 per share reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

            "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

                         FLEXTRONICS INTERNATIONAL LTD.

                            1998 INTERIM OPTION PLAN

                           AS ADOPTED JANUARY 14, 1998

      1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company's future performance through awards of Options. Capitalized terms not defined in the text are defined in Section 20.

      2.    SHARES SUBJECT TO THE PLAN.

            2.1 Number of Shares Available. Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 400,000 Shares. Subject to Sections 2.2 and 15, Shares that are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option will again be available for grant and issuance in connection with future Options under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan.

            2.2 Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan and (b) the Exercise Prices of and number of Shares subject to outstanding Options will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, and (ii) no such adjustment shall be made if as a result, the Exercise Price would fall below the par value of a Share and if such adjustment would but for this paragraph (ii) result in the Exercise Price being less than the par value of a Share, the Exercise Price payable shall be the par value of a Share as determined by the Committee.

      3. ELIGIBILITY. Options may be granted only to employees, consultants, independent contractors and advisors of the Company or any Parent, Subsidiary or Affiliate of the Company or, upon the request of any such individual, to a trust or other entity for the benefit of such individual; provided, however, that such employees, consultants, independent contractors and advisors are not officers or directors of the Company or any Parent, Subsidiary or Affiliate of the Company; and provided further that such consultants, independent contractors and advisors
(i) render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and (ii) are not residents of Singapore. No person will be eligible to receive more than 50,000 Shares in any calendar year under this Plan pursuant to the grant of Options hereunder, other than new employees of the Company or of a Parent, Subsidiary or Affiliate of the Company who are eligible to receive up to a maximum of 70,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Option under this Plan.

      4.    ADMINISTRATION.

            4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

      (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

      (b) prescribe, amend and rescind rules and regulations relating to this Plan;

      (c)   select persons to receive Options;

      (d)   determine the form and terms of Options;

      (e) determine the number of Shares or other consideration subject to Options;

      (f) determine whether Options will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Options under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

      (g)   grant waivers of Plan or Option conditions;

      (h)   determine the vesting, exercisability and payment of Options;

      (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Option or any Award Agreement; (j) determine whether an Option has been earned; and (k) make all other determinations necessary or advisable for the administration of this Plan.

            4.2 Committee Discretion. Any determination made by the Committee with respect to any Option will be made in its sole discretion at the time of grant of the Option or, unless in contravention of any express term of this Plan or Option, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Option under this Plan. The Board may delegate to one or more officers of the Company the authority to grant an Option under this Plan to Participants who are not Insiders of the Company.

      5. OPTIONS. The Committee may grant Nonqualified Stock Options ("NQSOs") to eligible persons and will determine the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

            5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

            5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

            5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

            5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant. In no event may the Exercise Price of an Option be less than the par value of the Shares. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

            5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

            5.6 Termination. Notwithstanding the exercise periods set forth in the Award Agreement, exercise of an Option will always be subject to the following:

      (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the

Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period as may be determined by the Committee, but in any event, no later than the expiration date of the Options.)

      (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant's death or Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period as may be determined by the Committee, but in any event no later than the expiration date of the Options.)

            5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

            5.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that (a) any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted, and (b) no such modification, extension or renewal shall be made if it would have the effect of extending the expiration date of the Option(s) concerned to more than five (5) years from the date the relevant Option(s) were first granted. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section
5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

      6. PAYMENT FOR SHARE PURCHASES. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

      (a)   provided that a public market for the Company's shares exists:

            (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

            (2) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

      (b)   by any combination of the foregoing.

      7. WITHHOLDING TAXES. Whenever Shares are to be issued upon exercise of an Option granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payment upon exercise of an Option is to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

      8.    PRIVILEGES OF STOCK OWNERSHIP.

            8.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

            8.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Options outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

      9. TRANSFERABILITY. Options granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Award Agreement provisions relating thereto. During the lifetime of the Participant an Option will be exercisable only by the Participant, and any elections with respect to an Option, may be made only by the Participant. Notwithstanding the foregoing, (i) Optionees may transfer or assign their options (other than Incentive Stock Options) to family members (as defined below) through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable Award Agreement so provide, Optionees who reside outside of the United States and Singapore may assign their options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable award agreement. The Optionee shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to establish such rules as it deems necessary to ensure that all such assignments are made in compliance with all applicable laws. For purposes of this paragraph, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

      10. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

      11. ESCROW. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

      12. EXCHANGE AND CANCELLATION OF OPTIONS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. The Committee may at any time cancel an Option previously granted to a Participant with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

      13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Option will not be effective unless such Option is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to:
(a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

      14. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Option granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

      15.   CORPORATE TRANSACTIONS.

            15.1 Assumption or Replacement of Options by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company (other than any shareholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) any other transaction which qualifies as a "corporate transaction" under
Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the shareholders of the Company), any or all outstanding Options may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Options or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Options). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a transaction described in this Subsection 15.1, the vesting of such Options will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate in accordance with the provisions of this Plan.

            15.2 Other Treatment of Options. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15, in the event of the occurrence of any transaction described in Section 15.1, any outstanding Options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

            15.3 Assumption of Options by the Company. The Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Option under this Plan in substitution of such other company's option; or (b) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an option granted by another company, the terms and conditions of such option will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

      16. EFFECTIVE DATE. This Plan will become effective on the date the Board adopts this Plan (the "Effective Date").

      17. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of Singapore.

      18. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan.

      19. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

      20. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

            "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Award Agreement" means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

            "Board" means the Board of Directors of the Company.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Committee" means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

            "Company" means Flextronics International Ltd. or any successor corporation.

            "Disability" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

            "Fair Market Value" means, as of any date, the value of the Shares determined as follows:

      (a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

      (b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

      (c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

      (d) if none of the foregoing is applicable, by the Committee in good faith.

            "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Shares are subject to Section 16 of the Exchange Act.

            "Option" means an award of an option to purchase Shares pursuant to
Section 5.

            "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Option under this Plan, each of such corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "Participant" means a person who receives an Option under this Plan.

            "Plan" means this Flextronics International Ltd. 1998 Interim Option Plan, as amended from time to time.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Shares" means Ordinary Shares of the Company with a par value of S$0.01 per share reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

            "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "Termination" or "Terminated" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

                         FLEXTRONICS INTERNATIONAL LTD.

                            1999 INTERIM OPTION PLAN

                          As Adopted December 14, 1998

      1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company's future performance through awards of Options. Capitalized terms not defined in the text are defined in Section 20.

      2.    SHARES SUBJECT TO THE PLAN.

            2.1 Number of Shares Available. Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 1,300,000* Shares. Subject to Sections 2.2 and 15, Shares that are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option will again be available for grant and issuance in connection with future Options under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan.

            2.2 Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan and (b) the Exercise Prices of and number of Shares subject to outstanding Options will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, and (ii) no such adjustment shall be made if as a result, the Exercise Price would fall below the par value of a Share and if such adjustment would but for this paragraph (ii) result in the Exercise Price being less than the par value of a Share, the Exercise Price payable shall be the par value of a Share as determined by the Committee.

      3. ELIGIBILITY. All Options issued under the Plan shall be Nonqualified Stock Options ("NQSOS"). Options may be granted only to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent, Subsidiary or Affiliate of the Company or, upon the request of any such individual, to a trust or other entity for the benefit of such individual; provided that Options awarded to officers or directors of the Company or any Parent, Subsidiary or Affiliate of the Company may not exceed 30% of all Options that are available for grant under the Plan; and provided further that such consultants, independent contractors and advisors, and officers and directors who are not employees of the Company or any Parent, Subsidiary or Affiliate of the Company (a) render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and (b) are not residents of Singapore. A person may be granted more than one Option under this Plan.

      4.    ADMINISTRATION.

            4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

      (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

*Reflects two for one stock split in the form of a bonus issue (the equivalent of a stock dividend) effective December 22, 1998.

      (b) prescribe, amend and rescind rules and regulations relating to this Plan;

      (c)   select persons to receive Options;

      (d)   determine the form and terms of Options;

      (e) determine the number of Shares or other consideration subject to Options;

      (f) determine whether Options will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Options under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

      (g)   grant waivers of Plan or Option conditions;

      (h)   determine the vesting, exercisability and payment of Options;

      (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Option or any Award Agreement;

      (j)   determine whether an Option has been earned; and

      (k) make all other determinations necessary or advisable for the administration of this Plan.

            4.2 Committee Discretion. Any determination made by the Committee with respect to any Option will be made in its sole discretion at the time of grant of the Option or, unless in contravention of any express term of this Plan or Option, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Option under this Plan. The Board may delegate to one or more officers of the Company the authority to grant an Option under this Plan to Participants who are not Insiders of the Company.

      5. OPTIONS. The Committee may grant NQSOs to eligible persons and will determine the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

            5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

            5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

            5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

            5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant. In no event may the Exercise Price of an Option be less than the par value of the Shares. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

            5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

            5.6 Termination. Notwithstanding the exercise periods set forth in the Award Agreement, exercise of an Option will always be subject to the following:

      (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period as may be determined by the Committee, but in any event, no later than the expiration date of the Options.)

      (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant's death or Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period as may be determined by the Committee, but in any event no later than the expiration date of the Options.)

            5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

            5.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that (a) any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted, and (b) no such modification, extension or renewal shall be made if it would have the effect of extending the expiration date of the Option(s) concerned to more than ten (10) years from the date the relevant Option(s) were first granted. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section
5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

      6. PAYMENT FOR SHARE PURCHASES. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

      (a)   provided that a public market for the Company's shares exists:

            (i) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

            (ii) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

      (b)   by any combination of the foregoing.

      7. WITHHOLDING TAXES. Whenever Shares are to be issued upon exercise of an Option granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payment upon exercise of an Option is to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

      8.    PRIVILEGES OF STOCK OWNERSHIP.

            8.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

            8.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Options outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

      9. TRANSFERABILITY. Options granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Award Agreement provisions relating thereto. During the lifetime of the Participant an Option will be exercisable only by the Participant, and any elections with respect to an Option, may be made only by the Participant. Notwithstanding the foregoing, (i) Optionees may transfer or assign their options (other than Incentive Stock Options) to family members (as defined below) through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable Award Agreement so provide, Optionees who reside outside of the United States and Singapore may assign their options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable award agreement. The Optionee shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to establish such rules as it deems necessary to ensure that all such assignments are made in compliance with all applicable laws. For purposes of this paragraph, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

      10. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

      11. ESCROW. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

      12. EXCHANGE AND CANCELLATION OF OPTIONS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. The Committee may at any time cancel an Option previously granted to a Participant with payment in cash, or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

      13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Option will not be effective unless such Option is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to:
(a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

      14. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Option granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

      15.   CORPORATE TRANSACTIONS.

            15.1 Assumption or Replacement of Options by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company (other than any shareholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) any other transaction which qualifies as a "corporate transaction" under
Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the shareholders of the Company), any or all outstanding Options may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Options or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Options). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a transaction described in this Subsection 15.1, the vesting of such Options will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate in accordance with the provisions of this Plan.

            15.2 Other Treatment of Options. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15, in the event of the occurrence of any transaction described in Section 15.1, any outstanding Options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

            15.3 Assumption of Options by the Company. The Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Option under this Plan in substitution of such other company's option; or (b) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an option granted by another company, the terms and conditions of such option will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

      16. EFFECTIVE DATE. This Plan will become effective on the date the Board adopts this Plan (the "EFFECTIVE DATE").

      17. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of Singapore.

      18. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan.

      19. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

      20. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

            "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

            "AWARD AGREEMENT" means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

            "BOARD" means the Board of Directors of the Company.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMITTEE" means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

            "COMPANY" means Flextronics International Ltd. or any successor corporation.

            "DISABILITY" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

            "FAIR MARKET VALUE" means, as of any date, the value of the Shares determined as follows:

      (a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

      (b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

      (c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

      (d) if none of the foregoing is applicable, by the Committee in good faith.

            "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Shares are subject to Section 16 of the Exchange Act.

            "OPTION" means an award of an option to purchase Shares pursuant to
Section 5.

            "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Option under this Plan, each of such corporations other than the Company owns shares possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "PARTICIPANT" means a person who receives an Option under this Plan.

            "PLAN" means this Flextronics International Ltd. 1999 Interim Option Plan, as amended from time to time.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARES" means Ordinary Shares of the Company with a par value of S$0.01 per share reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

            "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

                         FLEXTRONICS INTERNATIONAL LTD.

                           2002 INTERIM INCENTIVE PLAN

                             As Adopted May 6, 2002

      1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options and Share Bonuses. Capitalized terms not defined in the text are defined in Section 20.

      2.    SHARES SUBJECT TO THE PLAN.


            2.1 Number of Shares Available. Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 20,000,000 Shares plus Shares that are subject to:
(a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) issuance pursuant to a Share Bonus but cease to be subject to such Share Bonus for any reason other than issuance pursuant to such Share Bonus; and (c) an Award that otherwise terminates without Shares being issued. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

            2.2 Adjustment of Shares. Should any change be made to the Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and price per Share in effect under each Award outstanding under Sections 5 and 6. Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards, provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee, and (ii) in the case of an Option granted under Section 5, no such adjustment shall be made if as a result, the Exercise Price would fall below the par value of a Share and if such adjustment would but for this paragraph (ii) result in the Exercise Price being less than the par value of a Share, the Exercise Price payable shall be the par value of a Share. The adjustments determined by the Committee shall be final, binding and conclusive.

      3. ELIGIBILITY. All Awards may be granted to employees, officers and directors of the Company or any Parent or Subsidiary of the Company, provided however, that non-executive directors of the Company shall be eligible for the grant of Awards only to the extent permitted by, and subject to compliance with, all applicable laws and regulations. A person may be granted more than one Award under this Plan. Awards granted to officers and non-employee directors may not exceed in the aggregate forty-nine percent (49%) of all Shares that are reserved for grant under this Plan.

      4.    ADMINISTRATION.

            4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

            (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

            (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

            (c)   select persons to receive Awards;

            (d)   determine the form and terms of Awards;

            (e) determine the number of Shares or other consideration subject to Awards;

            (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

            (g)   grant waivers of Plan or Award conditions;

            (h)   determine the vesting, exercisability and payment of Awards;

            (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

            (j)   determine whether an Award has been earned; and

            (k) make all other determinations necessary or advisable for the administration of this Plan.

            4.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

      5. OPTIONS. The Committee may grant Options that are Nonqualified Stock Options ("NQSOS") to eligible persons and will determine the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

            5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as a NQSO ("SHARE OPTION AGREEMENT"), and, except as otherwise required by the terms of Section 7 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

            5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Share Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

            5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Share Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no Option granted to a person who is not an employee of the Company or any Parent or Subsidiary of the Company on the date of grant of that Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

            5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted. In no event may the Exercise Price of an Option be less than the par value of the Shares. Payment for the Shares purchased may be made in accordance with Section 7 of this Plan.

            5.5   Method of Exercise.

            (a) Options may be exercised only by delivery to the Company (or as the Company may direct) of a written share option exercise agreement (the "EXERCISE AGREEMENT") (in the case of a written Exercise Agreement, in the form approved by the Board or the Committee, which need not be the same for each Participant), in each case stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

            (b) A written Exercise Agreement may be communicated electronically through the use of such security device (including, without limitation, any logon identifier, password, personal identification number, smartcard, digital certificate, digital signature, encryption device, electronic key, and/or other code or any access procedure incorporating any one or more of the foregoing) as may be designated by the Board or the Committee for use in conjunction with the Plan from time to time ("SECURITY DEVICE"), or via an electronic page, site, or environment designated by the Company which is accessible only through the use of such Security Device, and such written Exercise Agreement shall thereby be deemed to have been sent by the designated holder of such Security Device. The Company (or its agent) may accept and act upon any written Exercise Agreement issued and/or transmitted through the use of the Participant's Security Device (whether actually authorized by the Participant or not) as his authentic and duly authorized Exercise Agreement and the Company (or its agent) may treat such Exercise Agreement as valid and binding on the Participant notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Exercise Agreement. All written Exercise Agreements issued and/or transmitted through the use of the Participant's Security Device (whether actually authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company (or as the Company may direct) and the Company (or its agent) shall be entitled to effect, perform or process such Exercise Agreement without the Participant's further consent and without further reference to the Participant.

            (c) The Company's records of the Exercise Agreements (whether delivered or communicated electronically or in printed form), and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the Plan, whether stored in audio, electronic, printed or other form, shall be binding and conclusive on the Participant and shall be conclusive evidence of such Exercise Agreements and/or transactions. All such records shall be admissible in evidence and, in the case of a written Exercise Agreement which has been communicated electronically, the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.

            5.6 Termination. Notwithstanding the exercise periods set forth in the Share Option Agreement, exercise of an Option will always be subject to the following:

            (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

            (b) If the Participant is Terminated because of the Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant's Disability), then the Participant's Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

            (c) If the Participant is Terminated for Cause, then the Participant's Options shall expire on such Participant's Termination Date, or at such later time and on such conditions as are determined by the Committee (but in any event, no later than the expiration date of the Options).

            5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent the Participant from exercising the Option for the full number of Shares for which it is then exercisable.

            5.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted, and provided further that the exercise period of any Option may not in any event be extended beyond the periods specified in
Section 5.3.

      6. SHARE BONUSES. The Committee may grant Share Bonuses and will determine the number of Shares subject to the Share Bonus, the Purchase Price of the Shares subject to the Share Bonus, and all other terms and conditions of the Share Bonus, subject to the following:

            6.1 Awards of Share Bonuses. Share Bonuses may be awarded pursuant to an Award Agreement (the "SHARE BONUS AGREEMENT") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. Share Bonuses provide the Participant with the right to receive a specified number of Shares at the end of a specified vesting period, or periods, not to exceed, in the case of Participants who are employees of the Company or any Parent or Subsidiary of the Company, ten (10) years from the date of grant of the Share Bonus, and, in the case of Participants who are not employees of the Company or any Parent or Subsidiary of the Company, five (5) years from the date of grant of the Share Bonus ("VESTING PERIODS") upon receipt of the Purchase Price, and may provide that such number will be increased, or the right to receive Shares accelerated, upon the satisfaction of specified performance goals. Share Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance factors or upon such other criteria as the Committee may determine.

            6.2 Terms of Share Bonuses. The Committee will determine the number of Shares to be awarded to the Participant pursuant to a Share Bonus. If the Share Bonus is being earned upon the satisfaction of performance goals pursuant to a Share Bonus Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Share Bonus;
(b) determine the applicable performance goals and Performance Factors, if any;
(c) determine the total number of Shares that may be awarded to the Participant,
(d)
determine the number of Shares that will be issued in each Performance Period and the effect thereon of the satisfaction of the Performance Factors, including any provision for acceleration of issuance of Shares, or increase in the number of such Shares, and (e) determine whether any payment will be required for the issuance of such Shares other than satisfaction of the Performance Factors and the payment of the Purchase Price.

            The Committee shall, as soon as practicable after the end of each Vesting Period or, as the case may be, Performance Period, determine the extent to which the Share Bonuses have vested or have been earned, and shall thereafter procure the allotment and issuance to the Participant of the Shares to the extent vested and/or earned against payment of the Purchase Price. Performance Periods may overlap and Participants may participate simultaneously with respect to Share Bonuses that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the Share Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

            6.3 Date of Grant. The date of grant of a Share Bonus will be the date on which the Committee makes the determination to grant such Share Bonus, unless otherwise specified by the Committee. The Share Bonus Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Share Bonus.

            6.4 Purchase Price. The Purchase Price for each Share subject to a Share Bonus will be equal to the par value of each such Share. Payment of the Purchase Price for the Shares subject to a Share Bonus may be made in accordance with Section 7 of this Plan.


            6.5 Termination. The Share Bonus and all of the Company's obligations and the Participant's rights under the Plan and the Share Bonus Agreement (except the right to receive Shares already vested and Shares already earned), shall terminate on the earlier of the Participant's Termination Date or the date when all the Shares have been allotted and issued.

            6.6 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Share Bonuses and authorize the grant of new Share Bonuses in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Share Bonus previously granted.

      7.    PAYMENT FOR SHARE PURCHASES.

            7.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

            (a) by cancellation of indebtedness of the Company to the Participant;

            (b) by waiver of compensation due or accrued to the Participant for services rendered;

            (c) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's Shares exists:

                  (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                  (2) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

            (d) conversion of a convertible note issued by the Company, the terms of which provide that it is convertible into Shares issuable pursuant to the Plan (with the principal amount and any accrued interest being converted and credited dollar for dollar to the payment of the Exercise Price or, as the case may be, the Purchase Price);


            (e)   by the Company, as permitted by applicable laws; or


            (f)   by any combination of the foregoing.


      8. WITHHOLDING TAXES. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

      9.    TRANSFERABILITY.

            9.1 Except as otherwise provided in this Section 9, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards. Notwithstanding the foregoing, (i) Participants may transfer or assign their Awards to Family Members through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable instrument evidencing the grant of an Award so provide, Participants who reside outside of the United States and Singapore may assign their Awards to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable instrument. The Participant shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to adopt such rules as it deems necessary to ensure that any assignment is in compliance with all applicable laws.

            9.2 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" as defined below, (ii) by a transferee that is permitted pursuant to clause (ii) of Section 9.1, for such period as may be authorized by the terms of the applicable instrument evidencing the grant of the applicable Option, or by the Committee, and (iii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means any transfer of an interest in such NQSO by gift or domestic relations order effected by the Participant during the Participant's lifetime. A permitted transfer shall not include any transfer for value; provided that the following shall be permitted transfers and shall not be considered to be transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

      10. PRIVILEGES OF SHARE OWNERSHIP. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

      11. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such share transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

      12. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time and subject to compliance with all applicable laws and regulations, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time and subject to compliance with all applicable laws and regulations buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

      13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

      14. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

      15.   CORPORATE TRANSACTIONS.

                  15.1 Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a "CORPORATE TRANSACTION"), each Option which is at the time outstanding under this Plan shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of Shares at the time subject to such Option and may be exercised for all or any portion of such Shares. However, subject to the specific terms of a Participant's Award Agreement, an outstanding Option under this Plan shall not so accelerate if and to the extent: (i) such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Option to purchase shares of the capital share of the successor corporation or parent thereof, (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the Option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such

Option or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant. The determination of Option comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

            15.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15 or other specific terms of a Participant's Award Agreement, in the event of the occurrence of any Corporate Transaction described in Section 15.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

            15.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such Option will be adjusted appropriately pursuant to
Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing Option, such new Option may be granted with a similarly adjusted Exercise Price.

      16. ADOPTION. This Plan will become effective on the date on which the Board adopts the Plan (the "EFFECTIVE DATE").

      17. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

      18. AMENDMENT OR TERMINATION OF PLAN. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, no such amendment or modification shall adversely affect rights and obligations with respect to Awards at the time outstanding under the Plan, unless the Participant consents to such amendment.

            The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan.

      19. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of share options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

      20. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:


            "AWARD" means any Options or Share Bonuses granted under this Plan.

            "AWARD AGREEMENT" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

            "BOARD" means the Board of Directors of the Company.

            "CAUSE" means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company or (c) a failure to materially perform the customary duties of the employee's employment.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMITTEE" means the Compensation Committee of the Board.

            "COMPANY" means Flextronics International Ltd. or any successor corporation.

            "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

            "FAIR MARKET VALUE" means, as of any date, the value of the Shares determined as follows:

            (a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

            (b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

            (c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

            (d) if none of the foregoing is applicable, by the Committee in good faith.

            "FAMILY MEMBER" includes any of the following:

            (a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

            (b) any person (other than a tenant or employee) sharing the Participant's household;


            (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;


            (d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or


            (e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.


            "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Shares are subject to Section 16 of the Exchange Act.

            "OPTION" means an award of an option to purchase Shares pursuant to Sections 5.

            "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns shares possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "PARTICIPANT" means a person who receives an Award under this Plan.

            "PERFORMANCE FACTORS" means such factors as may be selected by the Committee, in it sole discretion, including, but not limited to, the following measures, to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

            (a)   Net revenue and/or net revenue growth;

            (b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

            (c)   Operating income and/or operating income growth;

            (d)   Net income and/or net income growth;

            (e)   Earnings per share and/or earnings per share growth;

            (f) Total shareholder return and/or total shareholder return growth;

            (g)   Return on equity;

            (h)   Operating cash flow return on income;

            (i)   Adjusted operating cash flow return on income;

            (j)   Economic value added;

            (k)   Cash conversion cycle;

            (l)   Return on Invested Capital; and

            (k)   Individual confidential business objectives.

It is in the sole discretion of the Committee to determine if any extraordinary, unusual or one-time charges are to be included or excluded in such Performance Factors.

            "PERFORMANCE PERIOD" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Share Bonuses.

            "PLAN" means this Flextronics International Ltd. 2002 Interim Incentive Plan, as amended from time to time.

            "PURCHASE PRICE" means the price at which a holder of a Share Bonus may purchase the Shares issuable pursuant to the Share Bonus.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARES" means ordinary shares of par value S$0.01 each in the capital of the Company reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

            "SHARE BONUS" means an award of Shares pursuant to Section 6.

            "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns shares possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain.

            "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer or director to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Share Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

                              [FORM OF PROXY CARD]

                         FLEXTRONICS INTERNATIONAL LTD.
                               2090 FORTUNE DRIVE
                           SAN JOSE, CALIFORNIA 95131


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned being a member of Flextronics International Ltd. (the "Company") hereby appoints Michael Marks or failing Robert R.B. Dykes or failing whom the Chairman of the Annual General Meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of the Company, held of record by the undersigned on July 2, 2002, at the Annual General Meeting of the Company to be held August 29, 2002, or at any adjournment thereof.

         This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual General Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees, FOR Proposals No. 3 through 9 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual General Meeting.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.


              CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

                                SEE REVERSE SIDE



                   [X] Please mark votes as in this example.

         The Board of Directors unanimously recommends a vote FOR the Board of Director nominees and FOR Proposals No. 3 through 9. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR the Board of Director nominees and FOR Proposals No. 3 through 9 if no specification is made.

1(a).    Re-election of Michael Marks as a Director of the Company.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

1(b).    Re-election of Michael Moritz as a Director of the Company.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

2.       Re-appointment of Patrick Foley as a Director of the Company.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

3. To receive and adopt the Audited Accounts of the Company for the fiscal year ended March 31, 2002, together with the Reports of the Directors and Auditors thereon.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

4. To appoint Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2003 in place of Arthur Andersen LLP.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

5.       To approve amendments to the Company's 2001 Equity Incentive Plan.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

6.       To approve an amendment to the Company's 1997 Employee Share Purchase
         Plan.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

7. To approve the authorization for the Directors of the Company to allot and issue ordinary shares.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

8. To approve the authorization for the Directors of the Company to allot and issue bonus shares.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

9. To approve the authorization of the proposed share mandate relating to acquisitions by Company or its own issued ordinary shares.

                   FOR             AGAINST          ABSTAIN
                   [ ]               [ ]               [ ]

         In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

         This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:  ______________________________________  Date: ______________, 2002

Signature:  ______________________________________  Date: ______________, 2002

(Reverse Side)

                WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
               PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND
            RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.